Exhibit 10.7


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                    MORTGAGE LOAN PURCHASE AND SALE AGREEMENT

                                      among

                          AMERICAN HOME MORTGAGE CORP.,

                                   as Seller,

                     AMERICAN HOME MORTGAGE SERVICING, INC.,

                                  as Servicer,

               THE ENTITIES PARTIES HERETO AS CONDUIT PURCHASERS,

              THE ENTITIES PARTIES HERETO AS COMMITTED PURCHASERS,

                 THE ENTITIES PARTIES HERETO AS FUNDING AGENTS,

                                       and

                                SOCIETE GENERALE,

                   as Administrative Agent for the Purchasers

                          Dated as of October 16, 2006

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                                TABLE OF CONTENTS
                                -----------------

ARTICLE I
        DEFINITIONS

        SECTION 1.01. Definitions..............................................2

        SECTION 1.02. Other Definitional Provisions...........................27

ARTICLE II
        THE MORTGAGE LOAN PURCHASE FACILITY

        SECTION 2.01. Procedures for Purchases of Mortgage Loans..............28

        SECTION 2.02. Title to Mortgage Loans; Intent of Parties..............29

        SECTION 2.03. Takeout Commitments.....................................31

        SECTION 2.04. Sales of Mortgage Loans to Approved Takeout
                      Investors...............................................31

        SECTION 2.05. Payment of Takeout Deficiency Fee.......................33

        SECTION 2.06. Reductions and Increases to the Maximum
                      Purchase Limit..........................................34

        SECTION 2.07. Sharing Payments........................................36

        SECTION 2.08. Extension of Term.......................................36

ARTICLE III
        CONDITIONS PRECEDENT

        SECTION 3.01. Conditions Precedent to the Obligations
                      of the Purchasers.......................................37

        SECTION 3.02. Conditions Precedent to Purchases.......................38

ARTICLE IV
        ADMINISTRATION AND SERVICING OF LOANS

        SECTION 4.01. Acceptance of Appointment; Duties of Servicer...........40

        SECTION 4.02. Replacement of Servicer.................................41

        SECTION 4.03. Indemnification by Servicer.............................44

ARTICLE V
        ALLOCATION AND APPLICATION OF COLLECTIONS

        SECTION 5.01. Rights of the Purchasers................................44
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        SECTION 5.02. Establishment of Collection Account.....................44

        SECTION 5.03. Allocations and Distributions on Settlement Dates.......45

ARTICLE VI
        REPRESENTATIONS AND WARRANTIES; COVENANTS

        SECTION 6.01. Representations of the Seller and the Servicer..........49

        SECTION 6.02. Additional Representations of the Seller................52

        SECTION 6.03. Additional Representations and Warranties
                      of the Servicer.........................................54

        SECTION 6.04. Survival of Representations.............................55

        SECTION 6.05. Covenants...............................................55

        SECTION 6.06. Negative Covenants......................................61

ARTICLE VII
        INDEMNIFICATION; EXPENSES; RELATED MATTERS

        SECTION 7.01. Indemnities.............................................63

        SECTION 7.02. Indemnity for Taxes, Reserves and Expenses..............64

        SECTION 7.03. Taxes...................................................66

        SECTION 7.04. Other Costs, Expenses and Related Matters...............67

ARTICLE VIII
        TERMINATION EVENTS

        SECTION 8.01. Termination Events......................................67

        SECTION 8.02. Waiver of Past Defaults.................................72

ARTICLE IX
        THE ADMINISTRATIVE AGENT; FUNDING AGENTS

        SECTION 9.01. Authorization and Action of Administrative Agent........72

        SECTION 9.02. Administrative Agent's Reliance, Etc....................73

        SECTION 9.03. Credit Decision.........................................73

        SECTION 9.04. Indemnification of the Administrative Agent.............74

        SECTION 9.05. Successor Administrative Agent..........................74

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        SECTION 9.06. Payments by the Administrative Agent....................75

        SECTION 9.07. Authorization and Action of Funding Agent...............75

        SECTION 9.08. Funding Agent's Reliance, Etc...........................76

        SECTION 9.09. Credit Decision.........................................77

        SECTION 9.10. Indemnification of the Funding Agent....................77

        SECTION 9.11. Successor Funding Agent.................................77

        SECTION 9.12. Payments by a Funding Agent.............................78

ARTICLE X
        ASSIGNMENTS AND PARTICIPATIONS

        SECTION 10.01. Assignments; Additional Purchaser Groups...............78

        SECTION 10.02. Participations.........................................81

        SECTION 10.03. Replacement of a Purchaser Group.......................81

ARTICLE XI
        MISCELLANEOUS

        SECTION 11.01. Termination of Agreement; Survival.....................82

        SECTION 11.02. Protection of Right, Title and Interest
                       to Purchased Assets....................................82

        SECTION 11.03. Waivers; Cumulative Remedies; Amendments...............83

        SECTION 11.04. Governing Law; Submission to Jurisdiction;
                       Integration............................................83

        SECTION 11.05. Counterparts...........................................84

        SECTION 11.06. Headings...............................................84

        SECTION 11.07. Notices................................................84

        SECTION 11.08. Successors and Assigns.................................85

        SECTION 11.09. Severability of Provisions.............................85

        SECTION 11.10. Further Assurances.....................................85

        SECTION 11.11. Confidentiality........................................86

        SECTION 11.12. Setoff.................................................87

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        SECTION 11.13. Merger and Integration..................................2

        SECTION 11.14. Certificates and Opinions of Counsel....................2

        SECTION 11.15. Non-Petition Covenant...................................2

        SECTION 11.16. Limited Recourse........................................2

EXHIBITS

        Exhibit A     --     Form of Assignment and Assumption Agreement
        Exhibit B     --     Form of Joinder Agreement
        Exhibit C     --     Form of Daily Report
        Exhibit D     --     Form of Initial Purchase Date Notice
        Exhibit E     --     Form of Monthly Statement
        Exhibit F     --     Form of Trade Assignment
        Exhibit G     --     Form of Purchase Date Notice
        Exhibit H     --     Form of Maximum Purchase Limit Increase Notice
        Exhibit I-1   --     Form of Seller Compliance Certificate
        Exhibit I-2   --     Form of Servicer Compliance Certificate
        Exhibit I-3   --     Form of AHMIC Compliance Certificate



SCHEDULES

        Schedule A    --     Purchaser Groups
        Schedule B    --     Notice Addresses
        Schedule C    --     Approved Takeout Investors
        Schedule D    --     Litigation
        Schedule E    --     Delegated Servicing Duties
        Schedule F    --     Trade Names


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                    MORTGAGE LOAN PURCHASE AND SALE AGREEMENT

               THIS MORTGAGE LOAN PURCHASE AND SALE AGREEMENT, entered into and dated as of October 16, 2006 (as hereinafter amended, restated, supplemented or otherwise modified from time to time, the "Agreement"), is by and among:

               AMERICAN HOME MORTGAGE CORP. ("AHM"), a New York corporation, as the Seller;

               AMERICAN HOME MORTGAGE SERVICING, INC. ("AHMS"), a Maryland corporation, as the Servicer;

               BARTON CAPITAL LLC, a Delaware limited liability company ("Barton"), and each other entity from time to time party hereto as conduit purchasers, each as a Conduit Purchaser;

               Barton and each other entity from time to time party hereto as committed purchasers, each, individually, as a Committed Purchaser;

               SOCIETE GENERALE, a banking corporation organized under the laws of France, acting through its New York Branch ("SG"), and each other entity party hereto from time to time as funding agents, each as a Funding Agent; and

               SG, as Administrative Agent.

                             PRELIMINARY STATEMENTS

               WHEREAS, the Seller desires to sell to the Purchasers Mortgage Loans;

               WHEREAS, subject to the terms and conditions contained herein, the Administrative Agent, on behalf of the Purchasers, will purchase such Mortgage Loans;

               WHEREAS, the Seller will cause the Mortgage Loans purchased by the Administrative Agent, on behalf of the Purchasers, to be sold to one or more Approved Takeout Investors; and

               WHEREAS, AHMS has agreed to act as the initial Servicer hereunder.

               NOW THEREFORE, in consideration of the premises, the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each party agrees as follows:
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                                   ARTICLE I
                                  DEFINITIONS

               SECTION 1.01. Definitions. As used in this Agreement, terms defined in the foregoing paragraphs shall have their defined meanings when used herein, and the following terms shall have the following meanings:

               "Accepted Servicing Standards" shall mean the same manner in which the Servicer services and administers similar mortgage loans for its own portfolio, giving due consideration to customary and usual standards of practice of mortgage lenders and loan servicers administering similar mortgage loans and in accordance with Agency Guidelines, as applicable, but without regard to any relationship that the Servicer or any Affiliate of the Servicer may have with the related Mortgagor, or the Servicer's right to receive compensation for its services hereunder.

               "Accounting Based Consolidation Event" shall mean, with respect to any Conduit Purchaser, the occurrence of any change in accounting standards or the issuance of any pronouncement or release by any accounting body or any other body charged with the promulgation or administration of accounting standards (including, without limitation, the Financial Accounting Standards Board, the American Institute of Certified Public Accountants or the Securities and Exchange Commission) or the occurrence of any change in the interpretation or application of any accounting standard, the effect of which (in any such event) is to cause or require the consolidation of all or any portion of the assets and liabilities of such Conduit Purchaser allocable to the Net Investment with the assets and liabilities of its related Funding Agent or any Affiliate thereof or the effect of which is to deem all or any portion of the assets and liabilities of such Conduit Purchaser allocable to the Net Investment to be consolidated with the assets and liabilities of such Funding Agent or any Affiliate thereof.

               "Adjusted Consolidated Funded Debt" shall mean, on any date of determination, the sum of (a) the Consolidated Funded Debt of AHMIC and any other Person which would be reflected on the consolidated balance sheet of AHMIC prepared in accordance with GAAP if such balance sheet were prepared as of such date of determination, less (b) 50% of any Subordinated Debt less (c) the mortgage debt associated with the building and the land located at 538 Broadhollow Road, Melville, New York.

               "Administrative Agent" shall mean SG, in its capacity as administrative agent for the Purchasers, or any successor administrative agent thereto.

               "Administrative Agent Fee" shall mean the "Administrative Agent Fee" payable to the Administrative Agent, on each Remittance Date as set forth in the Agent Fee Letter.

               "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such specified Person. For purposes of this definition, "control" when used with respect to any specified Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether

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through the ownership of voting securities, by contract, or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

               "Agency Guidelines" shall mean the FHLMC Guidelines, the FNMA Guidelines or the GNMA Guidelines, as applicable.

               "Agent Fee Letter" shall mean that certain letter agreement dated as of the date hereof by and between AHM and the Administrative Agent.

               "Aggregate Collateral Value" shall mean an amount equal to the sum of the products of the book values (as determined in accordance with GAAP) of the consolidated assets of AHMIC and its Subsidiaries, such assets being categorized in the classes set forth on the calculation schedule that is part of Exhibit E attached to the Credit Agreement, times the percentage multiplier for each such class set forth on such calculation schedule.

               "AHM" shall have the meaning set forth in the preamble hereto.

               "AHMIC" shall mean American Home Mortgage Investment Corp., a Maryland corporation.

               "AHMS" shall have the meaning set forth in the preamble hereto.

               "Alt-A Loan" shall mean a Mortgage Loan (other than a Conforming Loan or a Jumbo Loan) that (i) does not conform to the conventional underwriting standards of FNMA, FHLMC or GNMA but that is underwritten in a manner designed to be purchased by an Approved Takeout Investor (other than FNMA, FHLMC or GNMA), within guidelines generally acceptable to industry norms for "Alt-A" loans, (ii) has a demonstrated secondary market and is readily securitizable, and (iii) matches all applicable requirements for purchase under the requirements of a Takeout Commitment specifically issued for the purchase of such Mortgage Loan.

               "Anticipated Settlement Date" shall mean, with respect to a Mortgage Loan, the date specified in the related Takeout Confirmation on which it is anticipated that the Settlement Date will occur.

               "Anticipated Takeout Amount" shall mean, with respect to a Mortgage Loan, the price specified in the related Takeout Confirmation which the related Approved Takeout Investor has agreed to pay for such Mortgage Loan.

               "Applicable Agency" shall mean GNMA, FNMA or FHLMC, as applicable.

               "Applicable Rate" shall mean an amount (expressed as a percentage) equal to:

                      (i) if the applicable Purchaser is a Conduit Purchaser
               which is funding its share of the Net Investment by issuing its Commercial Paper, the CP Rate for such Conduit Purchaser; and

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                      (ii) if the applicable Purchaser is funding its share of
               the Net Investment other than by issuing Commercial Paper the sum of (x) the one-month LIBOR Rate and (y) 1.50%;

provided, however, that (1) with regard to clause (ii) above, if any Purchaser shall have notified the Administrative Agent that a LIBOR Disruption Event has occurred, the "Applicable Rate" shall be the Base Rate and (2) following the occurrence and during the continuance of a Termination Event, the "Applicable Rate" shall be the Base Rate.

               "Appraised Value" shall mean, (i) with respect to any Mortgage Loan secured by a first priority Mortgage, (A) the lower of the sales price and the appraised value of the related Mortgaged Property at the time of origination of such Mortgage Loan, if the Mortgage Loan is a refinance of any existing lien and the last sale of the Mortgaged Property occurred within 12 months prior to the origination of such Mortgage Loan, or (B) the appraised value of the related Mortgaged Property at the time of origination of such Mortgage Loan, if the Mortgage Loan is a refinance of any existing lien and the last sale of the Mortgaged Property occurred more than 12 months prior to the origination of such Mortgage Loan, (C) the lower of the sales price of the related Mortgage Property at the time of origination of the Mortgage Loan or the appraised value of such property at such time, if the Mortgage Loan is a purchase money loan, and (ii) with respect to any Mortgage Loan secured by a second priority Mortgage, (A) if such Mortgage Loan was originated more than 12 months after the last sale of the related Mortgaged Property, the appraised value of the related Mortgaged Property at the time of origination of such Mortgage Loan (or if no appraisal is obtained in connection with the origination of such Mortgage Loan, the appraised value of the related Mortgaged Property determined no more than 12 months prior to the origination of such Mortgage Loan) or (B) if such second priority Mortgage was originated simultaneously with or not more than 12 months after the sale of the related Mortgaged Property, the lesser of the appraised value at origination of such Mortgage Loan (or if no appraisal is obtained in connection with the origination of such Mortgage Loan, the appraised value of the related Mortgaged Property determined no more than 12 months prior to the origination of such Mortgage Loan) and the sales price for such sale of the related Mortgaged Property.

               "Approvals" shall mean, with respect to the Servicer, the approvals obtained by the Applicable Agency in designation of the Servicer as a GNMA-approved issuer, a GNMA-approved servicer, a FHA-approved mortgagee, a VA-approved lender, a FNMA approved lender or a FHLMC-approved Seller/Servicer, as applicable, in good standing.

               "Approved Takeout Investor" shall mean any of (i) an entity listed on Schedule C hereto, provided, that any entity listed on Schedule C (or its parent) which is rated by Standard and Poor's and Moody's which no longer has senior long-term unsecured debt ratings of at least BBB+ and Baa1 (or in the case of ResCap, BBB- and Baa3) by Standard & Poor's and Moody's, respectively, shall cease to be an Approved Takeout Investor immediately upon such downgrade,
(ii) a securities dealer or financial institution that has (or its parent has) a senior long-term unsecured debt rating of at least BBB+ and Baa1 by Standard and Poor's and Moody's, respectively, and is specified in writing by the Seller to the Administrative Agent and each Funding Agent or (iii) an entity which is acceptable to the Administrative Agent and each of the Funding Agents, on behalf of the applicable Purchasers, as notified to the Seller in writing by the

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Administrative Agent; provided that upon any default by such Approved Takeout
Investor under any Takeout Commitment issued by it, such entity shall immediately cease to be an Approved Takeout Investor.

               "Assignment and Assumption Agreement" shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit A attached hereto.

               "Base Rate" shall mean, on any day, a rate per annum equal to the greater of (i) the prime rate of interest announced publicly by SG from time to time, changing when and as said prime rate changes (such rate not necessarily being the lowest or best rate charged by SG) and (ii) the sum of (a) 1.50% and
(b) the rate equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by SG from three Federal funds brokers of recognized standing selected by it.

               "Business Day" shall mean any day other than (i) a Saturday or Sunday or (ii) any day on which banks in New York City or Chicago, Illinois are authorized or obligated by law or executive order to be closed.

               "Code" shall mean the Internal Revenue Code of 1986, as amended.

               "Collateral" shall have the meaning set forth in Section 2.02(d).

               "Collection Account" shall mean the account designated as such for the deposit of Collections, established and maintained pursuant to Section 5.02.

               "Collection Account Control Agreement" shall mean the Collection Account Control Agreement with respect to the Collection Account dated the date hereof among the Seller, the Servicer, the Administrative Agent and the Custodian, as the same may be amended, restated, supplemented or otherwise modified from time to time.

               "Collections" shall mean with respect to each Mortgage Loan, (i) all amounts received under the related Takeout Commitment or other sale of such Mortgage Loan and (ii) all principal and interest collections, insurance proceeds and other cash proceeds relating to such Mortgage Loan.

               "Combined Loan-to-Value Ratio shall mean, with respect to any Mortgage Loan secured by a second priority Mortgage, the fraction, expressed as a percentage found by dividing (i) the sum of (A) the original principal balance of such second priority Mortgage Loan and (B) the aggregate unpaid principal balance, at the time of origination of the second priority Mortgage Loan, of all other mortgage loans, if any, secured by senior liens on the related Mortgaged Property by (ii) the Appraised Value of the related Mortgaged Property.

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               "Commercial Paper" shall mean, with respect to each Conduit
Purchaser, the promissory notes issued by such Conduit Purchaser in the commercial paper market.

               "Committed Purchaser" shall mean each of the several entities identified on Schedule A and each entity specified as such in the Assignment and Assumption Agreement or Joinder Agreement pursuant to which such financial institution became a party hereto, and their respective successors and assigns.

               "Commonly Controlled Entity" of a Person shall mean a person, whether or not incorporated, which is under common control with such Person within the meaning of Section 414(c) of the Code.

               "Completion Fee" shall mean with respect to any Mortgage Loan, an amount equal to the product of (i) the aggregate Takeout Amount for the Takeout Commitment relating to such Mortgage Loan or, if a Takeout Failure occurs with respect to such Mortgage Loan, the proceeds from the sale of such Mortgage Loan, and (ii) 2.00%.

               "Concentration Limits" shall mean, at any time, after giving effect to the purchase of any Mortgage Loans, (i) the aggregate Anticipated Takeout Amounts for all outstanding Takeout Commitments of any individual Approved Takeout Investor at such time will not exceed the following percentages of the aggregate Anticipated Takeout Amounts for all outstanding Takeout Commitments at such time: (A) 30% for each Approved Takeout Investor having a senior long-term unsecured debt rating of AA- or better by Standard & Poor's and Aa3 or better by Moody's; provided, that, for purposes of this definition, Countrywide Securities Corp. ("CSC") shall be deemed to have satisfied such ratings requirement unless, subsequent to the date hereof, the senior long-term unsecured debt rating of CSC is downgraded or placed on "negative watch" by Standard & Poor's or Moody's, (B) 20% for each Approved Takeout Investor having a senior long-term unsecured debt rating of A- or better by Standard & Poor's and A3 or better by Moody's, and (C) 10% for all other Approved Takeout Investors; provided that the Concentration Limit for ResCap shall be 5% so long as ResCap has a senior long-term unsecured debt rating of BBB- or better by Standard &Poor's and Baa3 or better by Moody's, and (ii) the aggregate Anticipated Takeout Amounts for all outstanding Takeout Commitments of all Approved Takeout Investors having senior long-term unsecured debt ratings of less than A- by Standard & Poor's or A3 by Moody's shall not exceed 20% of the aggregate Anticipated Takeout Amounts for all outstanding Takeout Commitments at such time.

               "Conduit Purchaser" shall mean, each of the several commercial paper conduits identified on Schedule A and each commercial paper conduit specified as such in the Assignment and Assumption Agreement or Joinder Agreement pursuant to which such commercial paper conduit became a party hereto, and their respective permitted successors and assigns.

               "Conforming Loan" shall mean (i) a Mortgage Loan that complies with all applicable requirements for purchase under a FNMA, FHLMC, GNMA or similar Governmental Authority standard form of conventional mortgage loan purchase contract, then in effect, or (ii) an FHA Loan or a VA Loan.

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               "Consolidated Funded Debt" shall mean, with respect to any Person and on any date of determination, Indebtedness in any of the following categories:

                      (i) Debt for borrowed money, including the Credit
               Agreement Obligations;

                      (ii) Debt constituting an obligation to pay the deferred
               purchase price of property;

                      (iii) Debt evidenced by a bond, debenture, note or similar instrument;

                      (iv) Debt constituting, as of any date, any lease of
               property, real or personal, which would be capitalized on a balance sheet of the lessee prepared as of such date in accordance with GAAP, together with any other lease by such lessee which is in substance a financing lease, including, without limitation, any lease under which (i) such lessee has or will have an option to purchase the property subject thereto at a nominal amount or any amount less than a reasonable estimate of the fair market value of such property as of the date such lease is entered into, or (ii) the term of the lease approximates or exceeds the expected useful life of the property leased thereunder.

                      (v) Debt constituting a non-contingent obligation to
               reimburse the issuer of any letter of credit or any guarantor or surety for payments made by such issuer, guarantor or surety; and

                      (vi) Any obligation under any guaranty with respect to
               Debt of any other Person of the types described in clauses (i) through (v) above.

               "Co-op Assignment" shall mean, with respect to a Co-op Loan, the original assignment or other documents evidencing the assignment to the Seller as the last endorsee or its assigns of the original lender's liens on the related Co-op Lease and Co-op Stock Certificates.

               "Co-op Documents" shall mean, with respect to a Co-op Loan (i) the originals of the related Co-op Assignment, Co-op Form UCC-3 and Co-op Stock Certificates, and (ii) certified copies of the related Co-op Lease and the pledge agreement creating a lien on the related Co-op Stock Certificates.

               "Co-op Form UCC-3" shall mean the Form UCC-2 or 3 under the UCC as in effect in the applicable jurisdiction reflecting the assignment of the security interest of the institution originating a Co-op Loan (and the related Form UCC-1).

               "Co-op Lease" shall mean, with respect to a Co-op Loan, the lease with respect to the dwelling unit in the related residential cooperative housing corporation occupied by the related Mortgagor.

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               "Co-op Loan" means a Mortgage Loan secured by the pledge of stock allocated to a dwelling unit in a residential cooperative housing corporation and a collateral assignment of the related Co-op Lease.

               "Co-op Stock Certificates" means, with respect to a Co-op Loan, the stock certificate or certificates representing the stock allocated to the related dwelling unit of the related residential cooperative housing corporation pledged with respect to such Co-op Loan, with a stock power executed in blank attached.

               "CP Rate" shall mean, on any day for any Conduit Purchaser, the per annum rate equivalent to the "weighted average cost" (as defined below) related to the issuance of Commercial Paper that is allocated, in whole or in part, to fund such Conduit Purchaser's share of the Net Investment (and which may also be allocated in part to the funding of other assets of such Conduit Purchaser); provided, however, that if any component of such rate is a discount rate in calculating the CP Rate for such Conduit Purchaser's share of the Net Investment for such date, the rate used to calculate such component of such rate shall be a rate resulting from converting such discount rate to an interest bearing equivalent rate per annum. As used in this definition, the "weighted average cost" shall consist of (x) the actual interest rate paid to purchasers of Commercial Paper issued by such Conduit Purchaser, (y) the costs associated with the issuance of such Commercial Paper (including dealer fees and commissions to placement agents), and (z) interest on other borrowing or funding sources by such Conduit Purchaser (other than under any Program Support Agreement), including to fund small or odd dollar amounts that are not easily accommodated in the commercial paper market.

               "Credit Agreement" shall mean the Second Amended and Restated Credit Agreement, dated as of August 10, 2006, as may be amended from time to time, by and among AHMIC, AHM, AHMS, American Home Mortgage Acceptance, Inc., certain lenders from time to time party thereto, and Bank of America, N.A.

               "Credit Agreement Obligations" shall mean any and all debts, obligations and liabilities of AHM, the Servicer, the Performance Guarantors and American Home Mortgage Acceptance, Inc. to Bank of America, N.A. as administrative agent under the Credit Agreement and the lenders from time to time party thereto (whether now existing or hereafter arising, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred), arising out of or related to the Loan Documents (as defined in the Credit Agreement).

               "Credit and Collection Policy" shall mean those credit and collection policies and practices of the Seller and the Servicer, in existence on the date hereof, relating to originating, servicing and enforcing mortgage loans and the foreclosure and liquidation of the related mortgaged properties, as modified from time to time in accordance with this Agreement.

               "Credit File" shall mean all Mortgage Loan papers and documents required to be maintained pursuant to the Sale Agreement, and all other papers and records of whatever kind or description whether developed or originated by the Seller or others, required by law to document


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or service the Mortgage Loan; provided, however, that such Mortgage Loan papers, documents and records shall not include any Mortgage Loan papers, documents or records which are contained in the Custodial File.

               "Cure Date" shall mean, with respect to any Mortgage Loan, the date occurring 15 days after the Anticipated Settlement Date.

               "Custodial Agreement" shall mean the Custodial Agreement, dated as of the date hereof among the Seller, the Servicer, the Administrative Agent and the Custodian.

               "Custodial File" shall mean, with respect to each Mortgage Loan, the documents that are required to be delivered to the Custodian pursuant to the Custodial Agreement.

               "Custodian" shall mean (i) Deutsche Bank National Trust Company or (ii) any successor custodian which (A) has appropriate trust powers to act as a custodian of the Mortgage Loans, (B) enters into an agreement substantially similar to the Custodial Agreement, and (C) satisfies the criteria established by each Applicable Agency for qualified custodians and such other criteria reasonably determined by the Administrative Agent (in consultation with the Funding Agents).

               "Daily Report" shall mean a report in the substantially the form of Exhibit C attached hereto and executed and delivered by a Servicing Officer.

               "Debt" shall mean (a) all indebtedness or other obligations of a Person (and, if applicable, that Person's subsidiaries, on a consolidated basis) that, in accordance with GAAP consistently applied, would be included in determining total liabilities as shown on the liabilities side of a balance sheet of that Person on the date of determination, plus (b) all indebtedness of other obligations of that Person (and, if applicable, that Person's subsidiaries, on a consolidated basis) for borrowed money or for the deferred purchase price of property or services. For purposes of calculating a Person's Debt, Subordinated Debt (as defined below) not due within one year of that date may be excluded from that Person's indebtedness. For purposes of this definition, "Subordinated Debt" shall mean all indebtedness of a Person for borrowed money that is effectively subordinated in right of payment to all other present and future obligations on terms acceptable to the Required Funding Agents.

               "Debtor Laws" shall mean all applicable liquidation, conservatorship, bankruptcy, fraudulent transfer or conveyance, moratorium, arrangement, receivership, insolvency, reorganization or similar laws from time to time in effect affecting the rights of creditors generally.

               "Defective Mortgage Loan" shall mean, (a) a Mortgage Loan for which, either (i) the Document File does not contain a document required to be contained therein, (ii) a document within a Document File is, in the reasonable judgment of the Administrative Agent, any Funding Agent or the applicable Approved Takeout Investor, defective or inaccurate in any material respect, as determined upon evaluation of the Document File against the requirements of the related Sale Agreement, (iii) a document in the Document File is not legal, valid or binding, or

(iv) one of the representations and warranties in Section 6.02 hereof has been breached as of the related Purchase Date or (b) a Wet Loan for which any of the items in the related Custodial File have not been delivered to the Custodian within ten (10) days of the related Purchase Date.

               "Delinquent Mortgage Loan" shall mean a Mortgage Loan under which the Mortgagor has missed two (2) Monthly Payments in a row as measured by the Office of Thrift Supervision method of delinquency or the Mortgagor has taken any action, or suffered any event of the type described in Sections 8.1(d), 8.1(e) or 8.1(f) or is in foreclosure.

               "Document File" shall mean the Credit File and the Custodial
File.

               "Electronic Tracking Agreement" shall mean the Electronic Tracking Agreement dated the date hereof among the Administrative Agent, the Seller, the Servicer, MERS and MERSCORP, INC., as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

               "Eligible Assignee" shall mean (i) each Funding Agent, each Committed Purchaser or any of their Affiliates, (ii) any Person managed by any Funding Agent, any Committed Purchaser or any of their Affiliates, or (iii) any financial or other institution that is acceptable to the Funding Agent related to the Purchaser that is making the assignment and, unless a Termination Event has occurred or is continuing, the Seller (which consent shall not be unreasonably withheld).

               "Eligible Institution" shall mean a depository institution (which may be the Administrative Agent) organized under the laws of the United States or any one of the states thereof, including, the District of Columbia (or any U.S. branch of a foreign depository institution), which is a member of the FDIC, and either (i) which at all times has a short-term unsecured debt rating of at least "P-1" by Moody's, at least "A-1" by Standard & Poor's and, if rated by Fitch, at least "F1" by Fitch or (ii) which shall have corporate trust powers with accounts subject to regulations regarding fiduciary funds on deposit substantially similar to 12 C.F.R. Section 9.10(b).

               "Eligible Investments" shall mean:

               (a) direct obligations of, or guaranteed as to the full and timely payment of principal and interest by, the United States or obligations of any agency or instrumentality thereof, if such obligations are backed by the full faith and credit of the United States;

               (b) federal funds, certificates of deposit, time deposits and bankers' acceptances (which shall each have an original maturity of not more than 90 days and, in the case of bankers' acceptances, shall in no event have an original maturity of more than 365 days) of any United States depository institution or trust company organized under the laws of the United States or any state and subject to examination and supervision by federal or state financial institutions regulatory authorities; provided, however, that the short-term obligations of such depository institution or trust company are rated "A-1+" by Standard & Poor's, "P-1" by Moody's and, if rated by Fitch, "F1+" by Fitch;

               (c) commercial paper (having original maturities of not more than 30 days) of any corporation incorporated under the laws of the United States or any state thereof which on the date of the acquisition are rated "A-1+" by Standard & Poor's, "P-1" by Moody's and, if rated by Fitch, "F1+" by Fitch;

               (d) securities of money market funds rated "Aam" or better by Standard & Poor's, "Aa" or better by Moody's and, the highest such ratings category by Fitch (if rated by Fitch); and

               (e) any other investment approved in writing by the Administrative Agent;

provided that in the case of each of the investments described above, such investment is a "securities entitlement" within the meaning of Section 8-102(17) of the UCC.

               Any such Eligible Investment may be purchased by or through the Administrative Agent or any of its Affiliates.

               "Eligible Mortgage Loan" shall mean a Mortgage Loan that, as of the related Purchase Date:

               (a) (i) is a closed and fully funded Mortgage Loan; (ii) has a maximum term of maturity of 40 years and the proceeds of which were used either to finance a portion of the purchase price of a Mortgaged Property encumbered by the related Mortgage or to refinance a loan secured by such Mortgaged Property,
(iii) is secured by a perfected first or second priority Mortgage on residential real property consisting of land and a one-to-four family dwelling thereon which is completed and ready for owner occupancy, including co-operative units, townhouses and condominiums, (iv) was underwritten according to the Seller's Underwriting Guidelines and was originated or purchased by the Seller and (v) that Seller has full right to sell, assign and transfer without the consent of the related Mortgagor;

               (b) is a Conforming Loan, a Second Lien Loan, a Jumbo Loan or an Alt-A Loan;

               (c) the Seller has agreed to sell and an Approved Takeout Investor has agreed to buy at a specified price under a Takeout Commitment to be settled on or before a pre-determined Settlement Date and is subject to a Takeout Commitment which the Seller has the full right to sell, assign or transfer either without the consent of the related Approved Takeout Investor or with the consent of the Approved Takeout Investor and such consent has been obtained and for which a Trade Assignment, executed by the Seller, has been delivered to the related Approved Takeout Investor;

               (d) satisfies, and has been originated in accordance with and complies with, all applicable requirements of the Credit and Collection Policy and, with respect to any Conforming Loan, which also satisfies and has been originated in accordance with, all applicable requirements of the applicable Agency Guidelines;

               (e) with respect to which the related Mortgaged Property is located within the United States or one of its territories;

               (f) in which the Administrative Agent has been granted and has a perfected, first-priority, ownership interest for the benefit of the Purchasers;

               (g) for which there exists only one original Mortgage Note and such Mortgage Note is payable to or endorsed (without recourse) in blank and each of such Mortgage Loan and the related Mortgage Note is a legal, valid and binding obligation of the Mortgagor thereof;

               (h) for which, other than in respect of Wet Loans, the Custodial Files have been received by the Custodian and are in form and substance acceptable to the Custodian pursuant to the terms of the Custodial Agreement;

               (i) with respect to which the related Mortgaged Property is not subject to any delinquent tax or assessment lien;

               (j) with respect to which the related Mortgagor is not an Affiliate of the Seller or the Purchasers, and is not a government or a governmental subdivision or agency; provided, however, that an otherwise "Eligible Mortgage Loan" owed by an Affiliate of the Seller shall not be excluded under this clause (j), to the extent that such Mortgage Loan complies with the Credit and Collection Policy and is otherwise an "arm's length" transaction;

               (k) (i) if such Mortgage Loan is an FHA Loan or VA Loan, has a minimum FICO score of 550 and (ii) if such Mortgage Loan is not an FHA Loan or VA Loan (A) has a minimum FICO score of 640 and (B) the FICO score of which, when included in the weighted average of all FICO scores for all Mortgage Loans, does not cause such weighted average FICO score to be less than 690;

               (l) is eligible for inclusion in a mortgage-backed securities transaction for similar loans;

               (m) is not a Section 32 Loan or a "High Cost Home Loan" within the meaning of the Georgia Fair Lending Act and which, if such Mortgage Loan is a "Covered Loan" within the meaning of the Georgia Fair Lending Act, the Seller has ensured, among other things, that if such Covered Loan refinances an existing "Home Loan" (as such term is defined in the Georgia Fair Lending Act) that was consummated within the previous five years, the Covered Loan has provided a reasonable, tangible net benefit to the Seller considering all of the circumstances;

               (n) simultaneously with the purchase by the Administrative Agent, for the benefit of the Purchasers hereunder, is owned by the Seller free and clear of any Lien of any other Person other than the Administrative Agent for the benefit of the Purchasers;

               (o) together with the related Mortgage Loan and Mortgage Note, does not contravene any Governmental Requirements applicable thereto (including, without limitation, the Real Estate Settlement Procedures Act of 1974, as amended, and all laws, rules and regulations relating to usury, truth-in-lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices, privacy and other applicable federal, state and local consumer protection laws) and with respect to which no party to the related Mortgage Loan and Mortgage Note is in violation of any Governmental Requirements (or procedure prescribed thereby) if such violation would impair the collectability of such Mortgage Loan or the saleability of such Mortgage Loan under the applicable Takeout Commitment;

               (p) (i) is not a Delinquent Mortgage Loan; (ii) has not previously been sold to an Approved Takeout Investor and repurchased by Seller;
(iii) has a Loan-to-Value Ratio not in excess of 100%, and if its Loan-to-Value Ratio is in excess of 80% it has primary mortgage insurance; (iv) has a Combined Loan-to-Value Ratio not in excess of 100% if such Mortgage Loan is secured by a second priority Mortgage, and (v) has an original principal balance not in excess of $3,000,000;

               (q) is denominated and payable in United States dollars within the United States and the Mortgagor of which is a natural person who is a United States citizen or resident alien or a corporation or an inter vivos revocable trust or other legal entity organized under the laws of the United States or any State thereof or the District of Columbia;

               (r) is not, and the obligation of the related Approved Takeout Investor to pay the related Anticipated Takeout Amount is not, subject to any right of rescission, setoff, counterclaim or other dispute whatsoever;

               (s) is covered by the types and amounts of insurance required by
Section 6.05(f)(ii);

               (t) with respect to which all applicable loan level representations and warranties made by the related Seller in this Agreement are true and correct in all material respects and with respect to which all applicable loan level covenants made in this Agreement have been complied with;

               (u) is subjected to the following "Quality Control" measure by personnel of the Seller before the Mortgage Note is funded by the Seller: for those Mortgage Loans not originated by the Seller, is subject to being selected at random for a review for thoroughness and compliance (including truth-in-lending, good faith estimates and other disclosures);

               (v) was originated no more than 90 days prior to the Anticipated Settlement Date with respect to such Mortgage Loan; (w) the Anticipated Settlement Date for such Mortgage Loan is no more than 45 days after the related Purchase Date for such Mortgage Loan;

               (x) for which the Mortgagor is required to make monthly payments of principal and/or interest;

               (y) with respect to which all representations and warranties made by the Seller under the related Sale Agreement and Takeout Commitment and any related document or agreement are true and correct in all material respects;

               (z) was originated in compliance with local, state and federal law applicable thereto at the time of origination, including without limitation, required disclosures of points, charges and fees;

               (aa) was originated using credit policies in effect at the time of such origination, which were designated to provide guidelines in underwriting the creditworthiness of the Mortgagors and to determine the Mortgagors' ability to repay the debt, and in accordance with such policies, the Seller considered, among other things, the credit history of the Mortgagor and other credit indicators such as income verification and/or debt-to-income ratios of the Mortgagor, and was not originated based solely on an estimation of the value of the mortgaged property without any consideration of the potential ability of the Mortgagor to repay the amount owed under the Mortgage Loan;

               (bb) complies with the provisions of the Home Ownership and Equity Protection Act of 1994 (15 U.S.C. ss. 1602(aa)) or Regulation Z (12 C.F.R. 226.32);

               (cc) for which (i) the Mortgagor was not required to purchase any credit life, disability, accident or health insurance product as a condition of obtaining the Mortgage Loan, and (ii) the Mortgagor has not obtained a prepaid single-premium credit life, disability, accident or health policy in connection with the origination of the Mortgage Loan;

               (dd) satisfies, and for which the Seller has satisfied, all criteria, covenants and conditions specified in the applicable Sale Agreement and Takeout Confirmation with respect to the applicable Takeout Commitment which must be satisfied in order for such Mortgage Loan to be purchased at the Anticipated Takeout Amount by the applicable Approved Takeout Investor on the Anticipated Settlement Date; and

               (ee) with respect to which, if such Mortgage Loan is a Co-Op Loan, (1) the co-operative project is undamaged, (2) there is no breach, default, violation or event of acceleration existing under the mortgage secured by the co-operative project, (3) the related co-operative housing corporation is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation and it has requisite power and authority to own its properties and transact the business in which it is engaged, and (4) the related co-operative housing corporation is in compliance in all material respects with all applicable legal requirements and it is not in default or violation of any order, writ, injunction, decree, or demand of any governmental authority, the violation of which might material adversely affect the condition (financial or otherwise) or business of the cooperative housing corporation.

               "Employee Plan" shall mean an employee pension benefit plan covered by Title IV of ERISA and established or maintained by any of the Seller, the Servicer or any ERISA Affiliate.

               "Enforceability Exceptions" shall mean the inability of any Person to enforce its legal or equitable remedies against any other Person due to (i) bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally, and (ii) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, regardless of whether considered in a proceeding at equity or at law.

               "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

               "ERISA Affiliate" shall mean any corporation, trade or business that is a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Sections 414(b), (c), (m) and (o) of the Code, or Section 4001 of ERISA, of which the Performance Guarantors are members.

               "Excluded Taxes" has the meaning given to such term in Section
7.03 hereof.

               "Fall-Out Loan" shall mean a Mortgage Loan purchased hereunder which was not purchased by the related Approved Takeout Investor pursuant to the related Takeout Commitment within 15 days after the Anticipated Settlement Date for a purchase price equal to the Anticipated Takeout Amount for such Mortgage Loan.

               "Fall-Out Rate" shall mean, for any calendar month, a fraction (expressed as a percentage) having as its numerator the aggregate outstanding principal balance of all Mortgage Loans purchased hereunder during such calendar month that are Fall-Out Loans, and the denominator of which is the aggregate outstanding principal balance of all Mortgage Loans purchased hereunder during such calendar month.

               "FDIC" shall mean the Federal Deposit Insurance Corporation, or its successors and assigns.

               "Fee Letter" shall mean (a) that certain letter agreement dated as of the date hereof by and among the Seller, the Funding Agents, on behalf of the applicable Purchasers which are original signatories hereto, and the Administrative Agent; and (b) each letter agreement dated as of the Effective Date (as defined in the applicable Joinder Agreement) of any Joinder Agreement by and among the Seller, the Funding Agent for the Purchaser Group becoming a party hereto pursuant to such Joinder Agreement, on behalf of the applicable Purchasers, and the Administrative Agent.

               "FHA" shall mean the Federal Housing Administration, which is a sub-division of HUD, or any successor thereto. The term "FHA" is used interchangeably in this Agreement with the term "HUD".

               "FHA Loan" shall mean a Mortgage Loan, the ultimate payment of which is partially or completely insured by the FHA or with respect to which there is a current, binding and enforceable commitment for such insurance issued by the FHA.

                "FHLMC" shall mean the Federal Home Loan Mortgage Corporation, or any successor thereto.

               "FHLMC Guidelines" shall mean the Freddie Mac Seller and Servicer Guidelines, as such guidelines may hereafter from time to time be amended.

               "FICO Score" shall mean, with respect to the Mortgagor under a particular Mortgage Loan, a credit rating established by Fair Isaac Corporation.

               "Fitch" shall mean Fitch, Inc. and any successor thereof.

               "Fiscal Year" shall mean the twelve-month period ending on the last calendar day of each December, provided, that the Seller may elect to change its "Fiscal Year" in accordance with Section 6.06(b).

               "FNMA" shall mean Fannie Mae, formerly known as the Federal National Mortgage Association, or any successor thereto.

               "FNMA Guidelines" shall mean the Fannie Mae MBS Selling and Servicing Guidelines, as such guidelines may hereafter from time to time be amended.

               "Funding Agent" shall mean, with respect to any Conduit Purchaser and its Related Committed Purchasers, each entity set forth opposite such Conduit Purchaser's name on Schedule A, or the entity identified as such on the Assignment and Assumption Agreement or Joinder Agreement pursuant to which such entity became a party hereto, and their respective permitted successors and assigns.

               "GAAP" shall mean generally accepted accounting principles consistently applied in the United States.

               "Governmental Authority" shall mean any applicable nation or government, any agency, department, state or other political subdivision thereof, or any instrumentality thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government. Governmental Authority shall include, without limitation, each of FHLMC, FNMA, FHA, HUD, VA and GNMA.

               "Governmental Requirement" shall mean any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other requirement (including, without limitation, any of the foregoing that relate to energy regulations and occupational, safety and health standards or controls and any hazardous materials laws) of any Governmental Authority that has jurisdiction over the Seller, the Servicer or any of their respective properties.

               "GNMA" shall mean the Government National Mortgage Association or any successor thereto.

               "GNMA Guidelines" shall mean the GNMA Mortgage-Backed Securities Guide I or II, as such Guidelines may hereafter from time to time be amended.

               "HUD" shall mean the United States Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Insurance. The term "HUD" is used interchangeably in this Agreement with the term "FHA".

               "Indebtedness" shall mean, for any Person, without duplication, and at any time, (a) all obligations required by GAAP to be classified on such Person's balance sheet as liabilities, (b) obligations secured (or for which the holder of the obligations has an existing contingent or other right to be so secured) by any Lien existing on property owned or acquired by such Person, (c) obligations that have been (or under GAAP should be) capitalized for financial reporting purposes, and (d) all guaranties, endorsements, and other contingent obligations with respect to obligations of others.

               "Indemnified Claims" shall mean Section 7.02 Costs, Taxes and/or Losses, as the context requires.

               "Indemnified Parties" shall have the meaning specified in Section 7.01.

               "Initial Purchase Date Notice" shall have the meaning specified in Section 2.01(b) hereof.

               "Interest Period" shall mean, with respect to each Mortgage Loan, the period commencing on the Purchase Date of such Mortgage Loan and ending on the applicable Settlement Date for such Mortgage Loans.

                "Investment Company Act" shall mean the Investment Company Act of 1940, as amended from time to time, and any successor statute.

               "Joinder Agreement" shall mean a joinder agreement substantially in the form set forth in Exhibit B hereto pursuant to which the members of a new Purchaser Group become parties to this agreement.

               "Jumbo Loan" shall mean a Mortgage Loan (other than a Conforming
Loan) that (i) is underwritten in a manner designed to be purchased by an Approved Takeout Investor (other than FNMA, FHLMC or GNMA), (ii) matches all applicable requirements for purchase under the requirements of a Takeout Commitment issued for the purchase of such Mortgage Loan, and (3) differs from a Conforming Loan solely because the principal amount of such Mortgage Loan exceeds the limit set for Conforming Loans by FNMA, FHLMC or GNMA from time to time, but shall not exceed $999,999; provided, however, that a Jumbo Loan having an original principal balance in excess of $999,999 but not more than $3,000,000 shall qualify as a Super Jumbo Loan. The term Jumbo Loan includes Super Jumbo Loans.

               "LIBOR Business Day" shall mean, with respect to the determination of the LIBOR Rate, any Business Day, other than a Business Day on which banking institutions in London, England trading in dollar deposits in the London interbank market are authorized or obligated by law or executive order to be closed.

               "LIBOR Disruption Event" shall mean, with respect to any Interest Period, any of the following: (a) a determination by any Committed Purchaser or Liquidity Provider that it would be contrary to law or to the directive of any central bank or other governmental authority (whether or not having the force of law) to obtain dollars in the London interbank market to make, fund or maintain its portion of the Net Investment during such Interest Period, (b) the failure of all of the sources listed in the definition of "LIBOR Rate" to publish a London interbank offered rate as of 11:00 a.m. on the second Business Day prior to the first day of such Interest Period, (c) a determination by any Committed Purchaser or Liquidity Provider that the rate at which deposits of United States dollars are being offered in the London interbank market does not accurately reflect the cost to such Person of making, funding or maintaining its portion of the Net Investment for such Interest Period or (d) the inability of any Committed Purchaser or Liquidity Provider, because of market events not under the control of such Committed Purchaser or Liquidity Provider, to obtain United States dollars in the London interbank market to make, fund or maintain its portion of the Net Investment for such Interest Period.

               "LIBOR Rate" shall mean, for any applicable period, the rate per annum (rounded upward, if necessary, to the nearest whole multiple of 1/16th of one percent) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars in a principal amount of at least $1,000,000 for such period at approximately 11:00 a.m. (London time) two LIBOR Business Days prior to the first day of such period divided by the remainder of one minus the LIBOR Reserve Percentage applicable on such day. If for any reason such rate is not available for any day, the rate per annum (rounded upward, if necessary, to the nearest whole multiple of 1/16th of one percent) appearing on such other replacement quotation service such as the Reuters Screen LIBO Page or the Bloomberg L.P. Screen LIBO Page.

               "LIBOR Reserve Percentage" shall mean, as of any day, the percentage (expressed as a decimal) in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor), for determining the maximum reserve requirements applicable to "Eurocurrency Liabilities" pursuant to Regulation D or any other applicable regulation of the Board of Governors of the Federal Reserve System (or any successor) which prescribes reserve requirements applicable to "Eurocurrency Liabilities" as currently defined in Regulation D.

               "Lien" shall mean any security interest, mortgage, deed of trust, charge, pledge, hypothecation, assignment, deposit arrangement, equity, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement under the UCC (other than any such financing statement filed for informational purposes only) or comparable law of any jurisdiction to evidence any of the foregoing.

               "Liquidity Provider" shall mean the Person or Persons who will provide liquidity support to a Conduit Purchaser pursuant to a Liquidity Provider Agreement.

               "Liquidity Provider Agreement" shall mean an agreement between a Conduit Purchaser and a Liquidity Provider evidencing the obligation of such Liquidity Provider to provide liquidity support to such Conduit Purchaser in connection with the issuance by such Conduit Purchaser of Commercial Paper.

               "Loan Agreement" shall mean that certain Amended and Restated Loan Agreement dated as of November 22, 2005 among AHM SPV I, LLC, as the Borrower, AHMS, as the Servicer, the Issuers, Banks and Managing Agents party thereto and Calyon New York Branch, as Administrative Agent, as the same may be amended from time to time.

               "Loan Management System" shall mean the computerized electronic loan management system maintained by Servicer for the Mortgage Loans.

               "Loan-to-Value Ratio" shall mean, with respect to any Mortgage Loan, the fraction, expressed as a percentage found by dividing the original principal balance of a Mortgage Loan by the Appraised Value.

               "Losses" shall mean any and all damages, losses, claims, liabilities, costs and expenses, including, without limitation, reasonable attorneys' fees (which such attorneys may be employees of an Indemnified Party) and disbursements incurred by any Person specified; provided that Losses shall not include any special, indirect, consequential and punitive losses, liabilities or damages (including lost profits) unless such special, indirect, consequential and punitive losses, liabilities or damages have been awarded against the applicable Indemnified Party seeking indemnification.

               "Material Adverse Effect" shall mean, with respect to any Person, any material adverse effect on (i) the validity or enforceability of this Agreement or any other Principal Agreement, (ii) the business, operations, total property or financial condition of such Person taken as a whole, (iii) the Collateral taken as a whole, (iv) the ownership interest of the Administrative Agent and the Purchasers in the Mortgage Loans or Takeout Commitments, or the enforceability or priority of the Lien in favor of the Administrative Agent on any material portion of the Collateral, or (v) the ability of such Person to fulfill its obligations under this Agreement or any other Principal Agreement.

               "Maximum Purchase Limit" shall mean $500,000,000 or such greater or lesser amount determined pursuant to Section 2.06(b) hereof.

               "Maximum Purchase Limit Increase Notice" shall have the meaning given to such term in Section 2.06(b) hereof.

               "MERS" shall mean Mortgage Electronic Registration Systems, Inc., a Delaware corporation.

               "MERS Designated Mortgage Loan" shall mean a Mortgage Loan registered to or by the Seller on the MERS electronic mortgage registration system.

                "Monthly Payment" shall mean the scheduled monthly payment of principal and/or interest on a Mortgage Loan.

               "Monthly Statement" shall mean the statement required to be prepared by Servicer on a monthly basis pursuant to Section 6.05(q), substantially in the form attached hereto as Exhibit E.

               "Moody's" shall mean Moody's Investors Service, Inc. and any successor thereof.

               "Mortgage" shall mean the mortgage, deed of trust or other instrument creating a first-lien or second-lien on a fee simple estate in Mortgaged Property securing a Mortgage Note.

               "Mortgage Loan" shall mean a residential mortgage loan owned by AHM which the Administrative Agent purchases, on behalf of the Purchasers on a Purchase Date, and which is included in a Mortgage Pool and which is secured by a Mortgage on residential real estate or a lien on the stock of Mortgagor allocated to such Mortgagor's dwelling unit in a residential cooperative housing corporation.

               "Mortgage Loan Assets" shall have the meaning set forth in
Section 2.02(a).

               "Mortgage Note" shall mean the original executed promissory note or other evidence of the indebtedness of a Mortgagor under a Mortgage Loan.

               "Mortgage Pool" shall mean a pool of Mortgage Loans which the Administrative Agent purchases, on behalf of the Purchasers, on a Purchase Date.

               "Mortgaged Property" shall mean the underlying real property located in any state of the United States and subject to a Mortgage (including, without limitation, all buildings, improvements and fixtures thereon and all additions, alterations and replacements made at any time with respect to the foregoing) securing a Mortgage Loan; provided, however, in the case of a Co-op Loan, "Mortgaged Property" shall mean the real estate in which the related Mortgagor has an interest by virtue of its stock ownership in a residential cooperative housing association.

               "Mortgagor" shall mean the obligor(s) on a Mortgage Note.

               "Multiemployer Plan" shall mean a multiemployer plan defined in Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code to which Seller or any ERISA Affiliate is required to make contributions.

               "Net Cash Proceeds" shall mean, with respect to the issuance of any capital stock by AHMIC, the amount of cash received by AHMIC in connection with such transaction after deducting therefrom all fees (including, without limitation, investment banking fees), commissions, costs and other expenses to the extent attributable to such transaction.

               "Net Investment" shall mean an amount equal to (a) the sum of the aggregate Purchase Prices paid for the Mortgage Loans by the Purchasers in accordance with Section 2.01, minus (b) the Collections and other amounts received and distributed on account of such Net

Investment pursuant to Sections 5.03, 5.04 or 5.05; provided, however, that if the Net Investment shall have been reduced by any distribution of any portion of Collections or other amounts and thereafter such distribution is rescinded or must otherwise be returned for any reason, the Net Investment shall be increased by the amount of such distributions, all as though such rescinded or returned distribution had not been made.

               "Nonrenewing Amount" has the meaning given to such term in
Section 2.08 hereof.

               "Officer's Certificate" shall mean a certificate signed by any Senior Vice President or more senior officer of the Seller or the Servicer, and delivered to the Administrative Agent.

               "Opinion of Counsel" shall mean a written opinion of counsel to the indicated party.

               "Option ARM Loan" shall mean a Mortgage Loan which (i) provides for the adjustment of the interest rate payable in respect thereof, (ii) provides the Mortgagor with multiple Monthly Payment options and (iii) may result in a portion of the interest accrued on such Mortgage Loan in any month which exceeds the related Monthly Payment for such month to be added to the principal balance thereof.

               "PBGC" shall mean the Pension Benefit Guaranty Corporation established under ERISA, or any successor thereto.

               "Performance Guarantors" shall mean, together, American Home Mortgage Holdings, Inc., a Delaware corporation, and AHMIC, and their respective successors and assigns.

               "Performance Guaranty" shall mean the Performance Guaranty of even date herewith made by the Performance Guarantors in favor of the Administrative Agent for the benefit of the Purchasers, as the same may be amended, restated, supplemented or otherwise modified from time to time.

               "Person" shall mean an individual, partnership, corporation (including a business trust), joint-stock company, limited liability company, trust, unincorporated association, joint venture, government (or any agency or political subdivision thereof) or other entity.

               "Plan" shall mean as to any Person, any pension plan that is covered by Title IV of ERISA and in respect of which such Person or a Commonly Controlled Entity of such Person is an "employer" as defined in Section 3(5) of ERISA.

               "Potential Termination Event" shall mean an event which, with the giving of notice or the passage of time or both, would constitute a Termination Event.

               "Principal Agreements" shall mean this Agreement, the Sale Agreements, the Takeout Commitments, the Takeout Confirmations, the Trade Assignments, the Collection Account Control Agreement, the Custodial Agreement, the Performance Guaranty, the

Electronic Tracking Agreement, the Fee Letter, the Agent Fee Letter and any and all other agreements or instruments now or hereafter executed or delivered by or on behalf of the Seller or the Servicer in connection therewith, as any of the same are amended, restated, supplemented or otherwise modified from time to time.

               "Principal Mortgage Documents" shall mean:

                      (i) the original of each Mortgage Note, endorsed in blank (without recourse) and all intervening endorsements thereto;

                      (ii) an original executed assignment in blank for each Mortgage securing such Mortgage Loan, in recordable form, executed by the Seller, in the case of each Mortgage Loan that is not a MERS Designated Mortgage Loan (or, if such Mortgage Loan is a Co-op Loan, the related Co-op Documents referred to in clause (i) of the definition of Co-op Documents); and

                      (iii) a certified copy of the executed Mortgage related to such Mortgage Note (or, if such Mortgage Loan is a Co-op Loan, the related Co-op Documents referred to in clause
                      (ii) of the definition of Co-op Documents).

               "Pro Rata Share" shall mean, for a Purchaser Group at any time of determination, a fraction (expressed as a percentage) having the Purchaser Group Limit for such Purchaser Group as its numerator and the Maximum Purchase Limit as its denominator; provided, however, that if any Purchaser fails to fund any amount as required hereunder, "Pro Rata Share" shall mean, for purposes of making all distributions hereunder, a fraction (expressed as a percentage) having the actual portion of the outstanding Net Investment funded by each Purchaser Group as its numerator and the outstanding Net Investment as its denominator.

               "Program Fee" shall mean the fee payable to each Funding Agent, on behalf of the applicable Conduit Purchaser(s), on each Remittance Date as set forth in the Fee Letter.

               "Program Support Agreement" shall mean an agreement between a Conduit Purchaser and a Program Support Provider evidencing the obligation of such Program Support Provider to provide liquidity or credit enhancement or asset purchase facilities for or in respect of any assets or liabilities of any Conduit Purchaser in connection with the issuance by such Conduit Purchaser of Commercial Paper, including, without limitation, a Liquidity Provider Agreement.

               "Program Support Provider" shall mean the Person or Persons who will provide program support to a Conduit Purchaser pursuant to a Program Support Agreement, including, without limitation, a Liquidity Provider.

               "Purchase Date" shall mean each date on which the Purchasers purchase Mortgage Loans from the Seller pursuant to Section 2.01.

               "Purchase Date Notice" shall have the meaning specified in
Section 2.01(c) hereof.

               "Purchase Price" shall mean, for each Mortgage Loan purchased on any Purchase Date, an amount equal to the lesser of (a) the Anticipated Takeout Amount for the Takeout Commitment relating to such Mortgage Loan, minus the expected Completion Fee applicable to such Mortgage Loan based on the Anticipated Takeout Amount and (b) the unpaid principal balance of the Mortgage Loan.

               "Purchaser Group" shall mean each group of Purchasers consisting of a Conduit Purchaser, the Related Committed Purchasers, the related Liquidity Providers and Program Support Providers, if any, the Related Funding Agent and their respective assigns and participants.

               "Purchaser Group Limit" shall mean, with respect to any Purchaser Group, the amount set forth opposite such Purchaser Group's Conduit Purchaser's name on Schedule A, or as identified in the Assignment and Assumption Agreement or Joinder Agreement pursuant to which the members of such Purchaser Group became a party hereto, as the same may be reduced from time to time pursuant to the terms hereof.

               "Purchaser" shall mean a Conduit Purchaser and/or a Committed Purchaser, as the context requires.

               "Related Committed Purchaser" shall mean, with respect to any Conduit Purchaser, each Committed Purchaser set forth opposite such Conduit Purchaser's name on Schedule A, or the entity specified as such in the Assignment and Assumption Agreement or Joinder Agreement pursuant to which such entities became party hereto, and their respective permitted successors and assigns.

               "Related Funding Agent" shall mean, with respect to any Conduit Purchaser, the Funding Agent set forth opposite such Conduit Purchaser's name on Schedule A, or with respect to any Conduit Purchaser not listed on Schedule A, the entity specified as a Funding Agent in the Assignment and Assumption Agreement or Joinder Agreement pursuant which such Conduit Purchaser became party hereto, and their respective permitted successors and assigns.

               "Remittance Date" shall mean the tenth (10th) day of each month, or if such day is not a Business Day, the immediately succeeding Business Day.

               "Reportable Event" shall have the meaning set forth in Section 4043(c) of ERISA (other than a Reportable Event as to which the provision of 30 days notice to the PBGC is waived under applicable regulations, provided, that a failure to meet the minimum funding standard of Section 412 of the Code and of
Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver), or shall mean the occurrence of any of the events described in
Section 4063(a) or 4069(a) of ERISA.

               "Required Funding Agents" shall mean the Funding Agents for the Purchaser Groups having aggregate Purchaser Group Limits in excess of fifty percent (50%) of the Maximum Purchase Limit.

               "Requirement of Law" as to any Person shall mean the articles of incorporation, by-laws, certificate of formation and limited liability company agreement or other organizational or governing documents of such Person, and any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other determination, direction or requirement (including, without limitation, any of the foregoing that relate to energy regulations and occupational, safety and health standards or controls and any hazardous materials laws) of any Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

               "Reuters Screen LIBO Page" shall mean the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purposes of displaying London interbank offered rates of major banks).

                "Sale Agreement" shall mean the agreement and any other correspondent agreements providing for the purchase by an Approved Takeout Investor of Mortgage Loans from the Seller.

               "Second Lien Loan" shall mean a Mortgage Loan that (i) is secured by a second priority Mortgage on residential real property, (ii) has a demonstrated secondary market and is readily securitizable, and (iii) matches all applicable requirements for purchase under the requirements of a Takeout Commitment specifically issued for the purchase of such Mortgage Loan.

               "Section 7.02 Costs" has the meaning given to such term in
Section 7.02.

               "Seller" shall mean AHM.

               "Servicer" shall mean initially AHMS, and thereafter any Person appointed as Successor Servicer pursuant to the terms of this Agreement.

               "Servicer Termination Event" shall have the meaning specified in
Section 4.02.

               "Servicing Fee" shall mean a fee payable to the Servicer in the amount set forth in Sections 5.04 and 5.05.

               "Servicing Officer" shall mean any representative of the Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers (or as may be designated by such Person) furnished to the Administrative Agent by the Servicer, as such list may from time to time be amended.

               "Settlement Date" shall mean, with respect to each Mortgage Loan, the date on which payment for such Mortgage Loan is received by the Administrative Agent on behalf of the

Purchasers from an Approved Takeout Investor pursuant to the applicable Takeout Commitment or from any other Person if such Mortgage Loan is a Fall-Out Loan.

               "SG" shall have the meaning set forth in the preamble hereto.

               "Standard & Poor's" shall mean Standard and Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereof.

               "Subordinated Debt" shall mean the Debt of AHMIC and its Subsidiaries subordinated to the Credit Agreement Obligations in the manner and to the extent required by Bank of America, N.A., as administrative agent under the Credit Agreement, pursuant to written subordination agreements satisfactory in form and substance to Bank of America, N.A., as administrative agent under the Credit Agreement.

               "Subsidiary" shall mean, with respect to any Person, any corporation or other entity of which securities having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person, or one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

               "Successor Servicer" shall have the meaning specified in Section 4.02.

               "Super Jumbo Loan" shall mean a Jumbo Loan having an original principal balance in excess of $999,999 but not more than $3,000,000.

               "Takeout Amount" shall mean, with respect to each Mortgage Loan, the principal proceeds paid by the Approved Takeout Investor in connection with the related Takeout Commitment for such Mortgage Loan.

               "Takeout Commitment" shall mean a fully executed commitment from an Approved Takeout Investor to the Seller, with respect to such Approved Takeout Investor's commitment related to specific Mortgage Loans, confirming the details of a forward trade between such Approved Takeout Investor and the Seller with respect to such Mortgage Loans, which commitment shall be enforceable and in full force and effect, and shall be validly and effectively assigned to the Administrative Agent, on behalf of the Purchasers, pursuant to a Trade Assignment.

               "Takeout Confirmation" shall mean the written notification to the Seller from the related Approved Takeout Investor containing all of the relevant details of the Takeout Commitment, which notification may take the form of a trade confirmation.

               "Takeout Deficiency Fee" shall mean with respect to each Mortgage Loan which is subject to a Takeout Failure, a fee in the amount equal to (i) the Anticipated Takeout Amount for such Mortgage Loan minus (ii) any amounts actually received by the Administrative Agent upon the sale of such Mortgage Loan to an Approved Takeout Investor or any other Person (which amount in this clause (ii) shall be deemed to be zero for any Mortgage Loan which is not sold within 180 days after it is purchased hereunder by the Administrative Agent, on behalf of the Purchasers), which fee is payable by the Seller to the Administrative Agent, on behalf of the Purchasers, pursuant to the terms hereof.

               "Takeout Failure" shall mean the failure of a Mortgage Loan to be purchased by the related Approved Takeout Investor for any reason whatsoever on the Anticipated Settlement Date and at the Anticipated Takeout Amount for such Mortgage Loan.

               "Tangible Net Worth" shall mean, with respect to any Person, the excess of total assets of such Person over the total liabilities of such Person determined in accordance with GAAP, but excluding from the determination of total assets: (a) all assets which would be classified as intangible assets under GAAP, including, without limitation, goodwill (whether representing the excess cost over book value of assets acquired or otherwise), patents, trademarks, trade names, copyrights, franchises and deferred charges (including, without limitation, unamortized debt discount and expense, organization costs and research and product development costs), (b) loans or other extensions of credit to officers, employees, shareholders or Affiliates of such Person (other than the Servicer, the Sellers, the Performance Guarantors and American Home Mortgage Acceptance, Inc.) and (c) investments in Subsidiaries of such Person (other than the Servicer, the Sellers, the Performance Guarantors and American Home Mortgage Acceptance, Inc.).

               "Taxes" has the meaning given to such term in Section 7.03(a).

               "Telerate Page 3750" shall mean page 3750 of the Bridge Telerate Market Report screen.

               "Termination Date" shall mean the earliest of (i) that Business Day which the Seller designates as the Termination Date by written notice to the Purchasers at least thirty (30) days prior to such date, (ii) the date of declaration or automatic occurrence of the Termination Date pursuant to Section 8.01, and (iii) October 15, 2007, or such later date to which the Termination Date may be extended in accordance with Section 2.08.

               "Termination Event" shall have the meaning specified in Section 8.01.

               "Trade Assignment" shall mean a letter substantially in the form of Exhibit F.

               "Trust Receipt" shall mean the trust receipts issued by the Custodian evidencing the Mortgage Loans it holds, in the forms attached as Exhibits F and F-1 to the Custodial Agreement.

               "UCC" shall mean the Uniform Commercial Code, as amended from time to time, as in effect in the relevant jurisdiction.

               "Underwriting Guidelines" shall mean the Seller's Underwriting Guidelines, a copy of which has been provided to the Administrative Agent.

               "Unused Fee" shall mean the "Unused Fee" payable to each Funding Agent, on behalf of the applicable Conduit Purchaser(s), on each Remittance Date as set forth in the Fee Letter.

               "VA" shall mean the Department of Veterans Affairs, or any successor thereto.

               "VA Loan" shall mean a Mortgage Loan, the payment of which is partially or completely guaranteed by the VA under the Servicemen's Readjustment Act of 1944, as amended, or Chapter 37 of Title 38 of the United States Code or with respect to which there is a current binding and enforceable commitment for such a guaranty issued by the VA.

               "Wet Loan" shall mean a wet-funded Mortgage Loan for which, as of the related Purchase Date, the Custodial File is incomplete and which shall have the following additional characteristics:

                      (i) the proceeds thereof have been funded by the Seller,
               or the transferor of such Mortgage Loan to the Seller, prior to such Purchase Date;

                      (ii) the proceeds thereof have not been returned to the
               Seller, or the transferor of such Mortgage Loan to the Seller, by the escrow or closing agent for such Wet Loan; and

                      (iii) upon recordation of the related Mortgage, such
               Mortgage Loan will constitute a first lien or second lien on the premises described therein.

               "Yield" shall mean for each Purchaser Group for each portion of the Net Investment related to a Mortgage Loan and the applicable Interest Period an amount equal to the product of (i) such Purchaser Group's Pro Rata Share of such portion of the Net Investment, (ii) the Applicable Rate for such Purchaser Group for such Interest Period and (iii) a fraction, having as its numerator, the number of days in such Interest Period and, as its denominator, 360.

               SECTION 1.02. Other Definitional Provisions.

               (a) All terms defined in this Agreement shall, unless specifically provided to the contrary, have the defined meanings when used in any Principal Agreement, certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

               (b) As used herein and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in Section 1.01, and accounting terms partly defined in Section 1.01 to the extent not defined, shall have the respective meanings given to them under generally accepted accounting principles, as applicable, as in effect on the date hereof. To the extent that the definitions of accounting terms herein are inconsistent with the meanings of such terms under generally accepted accounting principles or regulatory accounting principles, the definitions contained herein shall control.

               (c) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and Section, Schedule and Exhibit references contained in this Agreement are references to Sections, Schedules and Exhibits in or to this Agreement unless otherwise specified.

               (d) Reference to any agreement shall mean such agreement as it is amended, restated, supplemented or otherwise modified from time to time.

               (e) Reference to any party shall mean that party, its successors and assigns permitted by the terms of this Agreement.

                                   ARTICLE II
                       THE MORTGAGE LOAN PURCHASE FACILITY

               SECTION 2.01. Procedures for Purchases of Mortgage Loans.

               (a) On each Purchase Date, subject to terms and conditions set forth in this Agreement, and in reliance on the covenants, representations and agreements set forth herein, the Seller may offer to sell Mortgage Loans to the Purchasers, up to the Maximum Purchase Limit, and each Conduit Purchaser, acting through its Funding Agent, may, in its discretion, and each Committed Purchaser, acting through its Funding Agent, shall, if the related Conduit Purchaser determines not to so purchase, purchase such Mortgage Loans. Without limiting any other provision of this Agreement, the obligation of any Purchaser to purchase Mortgage Loans on the applicable Purchase Date is subject to the satisfaction of the conditions precedent set forth in Section 3.02 hereof.

               (b) Not later than 1:00 p.m. (New York time) on the Business Day preceding the applicable Purchase Date, the Seller shall deliver (by telecopy or other electronic means) to each Funding Agent and the Administrative Agent a written notice, substantially in the form attached hereto as Exhibit D (an "Initial Purchase Date Notice"), specifying among other things, the requested Purchase Date and the aggregate Purchase Price payable for the Mortgage Loans to be purchased on such Purchase Date (which Purchase Price shall be equal to at least $10,000,000 in the aggregate).

               (c) On or before 12:00 noon (New York time) on each Purchase Date, the Servicer shall deliver to the Administrative Agent the following items on such Purchase Date:

                      (i) a written notice, substantially in the form attached
               hereto as Exhibit G (a "Purchase Date Notice");

                      (ii) an executed Trade Assignment for each Takeout
               Commitment relating to each Mortgage Loan, together with a copy of each related Takeout Confirmation; and

                      (iii) the cumulative Trust Receipt covering all Mortgage
               Loans purchased hereunder and then held by the Custodian (including the Mortgage Loans being purchased, but excluding all Wet Mortgage Loans, fully completed and authenticated by the Custodian and an acknowledgment by the Custodian of the

               Wet Loans for which a Trust Receipt will be delivered within 10 days after such Purchase Date.

               (d) On each Purchase Date prior to the Termination Date, each Conduit Purchaser, through its respective Funding Agent, may (but is not committed to), at the request of the Seller pursuant to a Purchase Date Notice, fund its Purchaser Group's Pro Rata Share of the applicable Purchase Price. If any Conduit Purchaser chooses at any time not to fund its Purchaser Group's Pro Rata Share of a Purchase Price when requested by the Seller, the related Committed Purchasers, through its respective Funding Agent, shall, subject to the provisions of Section 3.02 hereof, fund such Purchaser Group's Pro Rata Share of such Purchase Price. Each Purchaser shall remit such payment to the Seller no later than 12:00 noon (New York time) at the account specified in the Purchase Date Notice in immediately available funds. On each Purchase Date, the Net Investment shall automatically increase by the amount of the Purchase Price funded by the applicable Purchasers on such Purchase Date and each Purchaser's funding of its portion of such Purchase Price shall represent an increase in the related Purchaser Group's respective Pro Rata Share of the outstanding Net Investment. Each Funding Agent shall provide prompt notice to the Seller if the related Conduit Purchaser elects not to fund a Purchase Price.

               (e) Under no circumstances shall (i) the Purchasers fund any Purchase Price to the extent that, after giving effect to such funding, the Net Investment would exceed the Maximum Purchase Limit or (ii) any Purchaser fund any portion of its Purchaser Group's Pro Rata Share of the Purchase Price to the extent that, after giving effect to such funding, the related Purchaser Group's Pro Rata Share of the Net Investment would exceed its Purchaser Group Limit.

               SECTION 2.02. Title to Mortgage Loans; Intent of Parties.

               (a) The sale by the Seller and the purchase of Mortgage Loans by the Administrative Agent, for the benefit of the Purchasers, shall constitute a transfer, assignment, and conveyance by the Seller to the Administrative Agent, for the benefit of the Purchasers, without recourse (other than as expressly provided for in this Agreement), of all right, title and interest of the Seller (excluding any obligations of the Seller thereunder) in, to and under (i) each Mortgage Loan (including the Mortgage Note evidencing such Mortgage Loan and the other Principal Mortgage Documents) and any and all moneys of whatsoever nature payable (upon the occurrence of any event) with respect to each such Mortgage Loan subject to the terms of this Agreement, (ii) all rights, powers and remedies of the Seller under or in connection with each such Mortgage Loan (including the Mortgage Note evidencing such Mortgage Loan and the other Principal Mortgage Documents), whether arising under the terms of such Mortgage Loan, by statute, at law or in equity, or otherwise arising out of any default by the Mortgagor under such Mortgage Loan, including (without limitation) all rights to give or receive any notice, consent, approval or waiver thereunder,
(iii) the Mortgages, the Principal Mortgage Documents and all other items of the Document Files relating to such Mortgage Loans and the contents thereof, (iv) all security interests and liens securing repayment of such Mortgage Loans, (v) all documents of title, books and records concerning the foregoing property (including, without limitation, all data from computer programs, tapes, disks and related items containing any such information), (vi) the title insurance policies obtained in connection with such Mortgage Loans, and all insurance policies, if any, supporting repayment of such Mortgage Loans; (vii) all

Mortgaged Property related to such Mortgage Loans, (viii) all guarantees, supporting obligations and collateral, if any, received with respect to, or supporting repayment of, such Mortgage Loans; and (ix) to the extent that the same then or thereafter exist, all proceeds, products, rents and profits of the foregoing of any nature whatsoever, including (without limitation) all proceeds of the sale, and proceeds of the conversion, voluntary or involuntary, of any proceeds thereof (the items described in clauses (i) through (ix) above, the "Mortgage Loan Assets"). The foregoing transfer, sale, assignment and conveyance shall not constitute and is not intended to result in the creation, or an assumption by the Administrative Agent, any Funding Agent or any Purchaser, of any obligation of the Seller or any other Person in connection with the Mortgage Loans or under any agreement or instrument relating thereto, including any obligation to any obligor or guarantor under the Mortgage Loans.

               (b) From and after the Purchase Date for the Mortgage Loans, and subject to the remedies of the Purchasers hereunder, the Seller shall remain the last named payee or endorsee of each Mortgage Note and the mortgagee or assignee of record of each Mortgage, in trust for the benefit of the Purchasers, for the sole purpose of facilitating the servicing of such Mortgage Loan. Following the occurrence of a Takeout Failure and the continuance thereof unremedied for fifteen (15) days, the Administrative Agent may, and shall at the request of the Required Funding Agents, require that the Seller execute assignments of mortgages in blank or such documents and instruments necessary such that the Administrative Agent is named as payee or endorsee of each Mortgage Note and the mortgagee or assignee of record of each Mortgage relating to such Mortgage Loans. Notwithstanding anything to the contrary contained herein, the Administrative Agent, the Funding Agents and the Purchasers agree to use their best efforts to avoid holding an ownership interest in a Mortgage Loan hereunder for more than one year or such other period permitted by each Applicable Agency for a holder of mortgage loans which is not an "approved mortgagee" under applicable Agency Guidelines.

               (c) The Seller shall maintain a complete set of books and records for each Mortgage Loan which shall be clearly marked electronically to reflect the ownership interest of the Administrative Agent, for the benefit of the Purchasers, in each Mortgage Loan.

               (d) The Purchasers and the Seller confirm that the transactions contemplated herein are intended to be sales of the Mortgage Loans by the Seller to the Administrative Agent, for the benefit of the Purchasers, rather than borrowings secured by the related Mortgage Loans. In the event, for any reason, any transaction is construed by any court or regulatory authority as a borrowing rather than as a sale, the Seller and the Purchasers intend that the Administrative Agent or its assignee, as the case may be, shall have, and hereby has, a perfected first priority security interest in all of Seller's now existing or hereafter acquired or arising right, title and interest in and to
(i) the Mortgage Loan Assets, (ii) the Takeout Amounts, (iii) the Takeout Commitments, (iv) the Collection Account and all investments, securities entitlements, financial assets and investment property contained therein, and all certificates and instruments evidencing the same and (v) the proceeds of any and all of the foregoing (collectively, the "Collateral"), free and clear of adverse claims. In such case, the Seller shall be deemed to have hereby granted to the Administrative Agent or its assignee, as the case may be, and hereby has granted, a first priority security interest in and lien upon the Collateral, free and clear of adverse claims. In such event, (i) this Agreement shall constitute a security agreement, and the Administrative Agent or each such assignee shall have all of the rights of a secured party under applicable law and (ii) each of the Seller and each Purchaser represents and warrants as to itself that each remittance of amounts by the Seller to the Purchasers under this Agreement will have been (x) in payment of a debt incurred by the Seller in the ordinary course of business or financial affairs of Seller and such Purchaser and (y) made in the ordinary course of business or financial affairs of the Seller and such Purchaser.

               SECTION 2.03. Takeout Commitments. The Seller hereby assigns to the Administrative Agent, for the benefit of the Purchasers, free of any security interest, lien, claim or encumbrance of any kind, the Seller's rights under each Takeout Commitment and to receive the Takeout Amount therefor from the related Approved Takeout Investor. Subject to the Purchasers' rights hereunder, unless otherwise directed by the Administrative Agent, the Seller agrees that it will satisfy the Takeout Commitment on the Settlement Date specified therein. The Seller understands that, as a result of this Section 2.03 and each Trade Assignment, the Administrative Agent, on behalf of the Purchasers, will succeed to the rights of the Seller with respect to each Takeout Commitment subject to a Trade Assignment and the obligation of the Seller to deliver the applicable Mortgage Loans against the receipt by the Administrative Agent of an amount equal to the Anticipated Takeout Amount therefor, and that in directing the Seller to deliver the applicable Mortgage Loans to the applicable Approved Takeout Investor under each such Takeout Commitment, the Administrative Agent will stand in the place and stead of the Seller as provided in the applicable Trade Assignment and, consequently, will be acting as a non-dealer in exercising its rights and fulfilling its obligations assigned pursuant to this Section 2.03 and each Trade Assignment. Notwithstanding the assignments hereunder, other than the obligation of the Seller to deliver the applicable Mortgage Loans against the receipt by the Administrative Agent of an amount equal to the Anticipated Takeout Amount therefor, none of the Administrative Agent, any Funding Agent or any Purchaser is receiving or assuming any obligation of the Seller under any Sale Agreement, Takeout Commitment, or Takeout Assignment.

               SECTION 2.04. Sales of Mortgage Loans to Approved Takeout Investors.

               (a) On each Settlement Date, the Administrative Agent may, at its option, either (i) instruct the Custodian to deliver to the applicable Approved Takeout Investor, in accordance with such Approved Takeout Investor's instructions, the Custodial File in respect of the Mortgage Loans subject to such Approved Takeout Investor's Takeout Commitment, in the manner and at the time set forth in the Custodial Agreement, or (ii) provide for the delivery of the Custodial File through an escrow arrangement satisfactory to the Administrative Agent and such Approved Takeout Investor. The Seller shall, not later than two (2) Business Days prior to the related Anticipated Settlement Date or such other time as may be agreed upon by the Seller and the Approved Takeout Investor to meet the Anticipated Settlement Date, deliver to the applicable Approved Takeout Investor the related Credit File (if required by the Approved Takeout Investor) and thereafter any and all additional documents reasonably requested by such Approved Takeout Investor to enable it to purchase such Mortgage Loans on or before such Anticipated Settlement Date.

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

               (b) The Completion Fee shall be paid in accordance with Sections 5.03, 5.04 and 5.05, and in any event the Completion Fee relating to any Mortgage Loan shall not be payable to the Seller (i) until the date of receipt by the Administrative Agent of the related Anticipated Takeout Amount with respect to such Mortgage Loan and (ii) if there are not sufficient funds to pay such Completion Fee pursuant to the application of Collections as set forth in Sections 5.03, 5.04 or 5.05.

               (c) If (i) any Mortgage Loan is a Defective Mortgage Loan pursuant to clause (a) of the definition thereof at the time of the delivery of the related Trust Receipt to the Administrative Agent and in the Administrative Agent's sole judgment the defects in such Mortgage Loan will not be cured (or in fact are not cured) by the Seller as of the Cure Date, or (ii) if any Mortgage Loan is a Defective Mortgage Loan pursuant to clause (b) of the definition thereof, or (iii) the first Monthly Payment due on any Mortgage Loan following the related Purchase Date is not made within 30 days of its due date, the Required Funding Agents may require that the Seller, upon receipt of notice from the Required Funding Agents of their exercise of such right, either (x) repurchase the Administrative Agent's ownership interest in such Mortgage Loan by remitting to the Funding Agents within one (1) Business Day thereafter the amount paid by the Purchasers for such Mortgage Loan plus interest at the Applicable Rate on the principal amount thereof from the date of the Administrative Agent's purchase of the related Mortgage Loan to the date of such repurchase or (y) deliver to the Custodian a Mortgage Loan in exchange for such Mortgage Loan, which newly delivered Mortgage Loan shall be an Eligible Mortgage Loan. If the aggregate principal balance of all Mortgage Loan(s) that are delivered pursuant to clause (y) of the immediately preceding sentence is less than the aggregate principal balance of all Mortgage Loans that are being replaced by such Mortgage Loans, the Seller shall remit with such Mortgage Loan to the Funding Agents an amount equal to the difference between the aggregate principal balance of the new Mortgage Loans delivered and the aggregate principal balance of the Mortgage Loans being replaced thereby.

               (d) Each Mortgage Loan delivered to the Administrative Agent hereunder shall be delivered on a servicing released basis free of any servicing rights in favor of the Seller or the Servicer and free of any interest, lien, encumbrance or claim of any kind of the Seller. The Seller hereby waives its right to assert any interest, lien, encumbrance or claim of any kind on each such Mortgage Loan. Upon transfer of such servicing rights to any Successor Servicer, the Seller shall deliver or cause to be delivered all files and documents relating to each Mortgage Loan held by the Seller to the Successor Servicer. The Seller shall promptly take such actions and furnish to the Administrative Agent such documents that the Administrative Agent deems reasonably necessary or reasonably appropriate to enable it to cure any defect in each such Mortgage Loan or to enforce such Mortgage Loans, as appropriate.

               (e) In the event that a Mortgage Loan is not purchased by an Approved Takeout Investor on or before the Cure Date, upon not less than five
(5) days notice from the Administrative Agent to the Seller, the Seller shall use commercially reasonable efforts to obtain a Takeout Commitment from another Approved Takeout Investor to purchase such Mortgage Loan as soon as possible. In the event that a Mortgage Loan is not purchased by an Approved Takeout Investor on or before the 30th day after the Anticipated Settlement Date, the

Administrative Agent may, but shall not be obligated to, arrange for the sale of such Mortgage Loan as soon as possible.

               (f) In addition to any rights and remedies of the Administrative Agent, the Funding Agents and the Purchasers provided by this Agreement and by law, the Administrative Agent, the Funding Agents and the Purchasers shall have the right, without prior notice to the Seller, any such notice being expressly waived by the Seller to the extent permitted by applicable law, upon any amount becoming due and payable by the Seller hereunder to set-off and appropriate and apply against such amount any and all property and deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, or matured, at any time held or owing by the Administrative Agent, any Funding Agent, any Purchaser or any Affiliate thereof to or for the credit or the account of the Seller (including, without limitation, the amount of any accrued and unpaid Completion Fees). The Administrative Agent, any Funding Agent and any Purchaser may also set-off cash and all other sums or obligations owed by such Person or its Affiliates to the Seller (whether under this Agreement or under any other agreement between the parties or between the Seller and any Affiliate of the Administrative Agent, any Funding Agent or any Purchaser) against all of the Seller's obligations to such Person or its Affiliates (whether under this Agreement or under any other agreement between the parties or between the Sellers and any Affiliate of such Person). The exercise of any such right of set-off shall be without prejudice to the Administrative Agent's, any Funding Agent's, any Purchaser's or its Affiliate's right to recover any deficiency.

               (g) The Seller agrees that, with respect to any Mortgage Loan purchased by the Administrative Agent, the related Takeout Commitment shall have an expiration date which is not later than 60 calendar days after the related Purchase Date. The Seller further agrees that any additional Takeout Commitment that it obtains with respect to such Mortgage Loan if the initial Takeout Investor does not perform under such Takeout Commitment shall have an expiration date which is not later than 75 calendar days after the related Purchase Date.

               (h) The Seller shall notify and provide the Funding Agents with copies of any material changes made to any Sale Agreement between the Seller and any Approved Takeout Investor within two (2) Business Days after such change.

               SECTION 2.05. Takeout Deficiency Fee. In the event that any Takeout Failure occurs with respect to any Mortgage Loan, then at any time on or after the earlier of (i) the date such Mortgage Loan is sold and (ii) 180 days after the Purchase Date for such Mortgage Loan, the Administrative Agent may demand, and the Seller shall pay to the Administrative Agent, on behalf of the Purchasers, within one (1) Business Day after such demand, all or a portion of the Takeout Deficiency Fee for such Mortgage Loan; provided, however, that with respect to each Mortgage Pool, no Takeout Deficiency Fee shall be paid if after giving effect to such payment, the sum of (i) the aggregate Takeout Deficiency Fees paid with respect to the Mortgage Loans in such Mortgage Pool as of such date and (ii) the aggregate Completion Fees for Mortgage Loans in such Mortgage Pool which have not been paid to the Seller as of such date shall exceed 5% of the aggregate Purchase Price for the Mortgage Loans included in such Mortgage Pool. Any Takeout Deficiency Fee received by the Administrative Agent shall be applied to the unpaid Net Investment and accrued Yield with respect to such Mortgage Loan and all other amounts due to the Purchasers and the Funding Agents and distributed on a pro rata basis among the Purchaser Groups.

               SECTION 2.06. Reductions and Increases to the Maximum Purchase Limit.

               (a) The Seller may, from time to time upon at least sixty (60) days' prior written notice to the Administrative Agent, elect to reduce the Maximum Purchase Limit, provided, that, after giving effect to any such reduction the outstanding Net Investment shall not exceed the Maximum Purchase Limit. Promptly following its receipt of any such notice, the Administrative Agent shall deliver written notice to each Funding Agent of such reduction. Any such reduction shall be permanent and shall reduce each Purchaser Group Limit hereunder ratably in accordance with the respective Purchaser Group's Pro Rata Share of such reduction to the Maximum Purchase Limit.

               (b) The Seller may, from time to time upon at least fifteen (15) days' prior written notice to the Administrative Agent, request an increase to the Maximum Purchase Limit; provided, however, that unless otherwise agreed to by the Funding Agents or an existing Purchaser Group or Purchaser Groups agrees to increase its Purchaser Group Limit by an amount equal to the requested increase to the Maximum Purchase Limit, the Seller shall obtain one or more additional Purchaser Groups with aggregate Purchaser Group Limits equal to the requested increase to the Maximum Purchase Limit. Each such notice shall be substantially in the form of Exhibit H hereto (each a "Maximum Purchase Limit Increase Notice") and shall specify (i) the proposed date such increase shall become effective, (ii) the proposed amount of such increase (which amount, to the extent the Seller has requested the existing Purchaser Groups to increase their respective Pro Rata Share of the Maximum Purchase Limit, shall be at least $25,000,000 per Purchaser Group), and (iii) the members of the additional Purchaser Group, if any. Such increase to the Maximum Purchase Limit shall become effective, if, and only if, (i) the Administrative Agent has approved such increase (such approval not to be unreasonably withheld), by executing such Maximum Purchase Limit Increase Notice and (ii) (A) to the extent all of the Purchaser Groups have not agreed to such increase in the Maximum Purchase Limit, the related Purchasers and Related Funding Agent of one or more of the Purchaser Groups have, in their sole discretion, agreed to increase its related Purchaser Group Limit in an amount equal to the requested increase to the Maximum Purchase Limit or (B) to the extent that the related Purchasers and Related Funding Agent of one or more of the Purchaser Groups have, in their sole discretion, agreed to increase the Maximum Purchase Limit or its related Purchaser Group Limit in an amount which is less than the Seller's requested increase to the Maximum Purchase Limit, the Seller has reduced its requested increase to the Maximum Purchase Limit to an amount equal to such lower amount or (C) the Seller has obtained one or more additional Purchaser Groups with aggregate Purchaser Group Limits (each of which shall be a minimum amount of $100,000,000) equal to the requested increase to the Maximum Purchase Limit. To the extent additional Purchaser Groups are not obtained by the Seller with respect to such increase to the Maximum Purchase Limit, such increase shall increase each Purchaser Group Limit hereunder ratably in accordance with the respective Purchaser Group's Pro Rata Share of such increase to the Maximum Purchase Limit; provided, however, that if any Purchaser Group elects not to increase its Pro Rata Share of the Maximum Purchase Limit, one or more of the remaining Purchaser Group(s) can elect to so increase its share of the Maximum Purchase Limit. Nothing contained herein shall constitute a commitment on the part of any Purchaser hereunder to agree to any such increase.

               SECTION 2.07. Sharing Payments. If any Purchaser (for purposes of this Section only, a "Recipient") shall obtain any payment or other recovery (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of its share of the Net Investment (other than pursuant to
Article V hereof) in excess of its ratable share of payments to which such Purchaser is entitled hereunder, such Recipient shall forthwith purchase from the other Purchasers entitled to a share of such excess payment or recovery participations in such Recipient's interest in its share of the Net Investment as shall be necessary to cause such Recipient to share in such excess payment or recovery ratably with each other Person entitled thereto; provided, however, that if all or any portion of such excess payment or recovery is thereafter recovered from such Recipient, such purchase from each such other Person shall be rescinded and each such other Person shall repay to the Recipient the purchase price paid by such Recipient for such participation to the extent of such recovery, together with an amount equal to such other Person's ratable share (according to the proportion of (a) the amount of such other Person's required payment to (b) the total amount so recovered from the Recipient) of any interest or other amount paid or payable by the Recipient in respect of the total amount so recovered.

               SECTION 2.08. Extension of Term. The Seller may, at any time during the period which is no more than sixty (60) days or less than thirty (30) days immediately preceding the date set forth in clause (iii) of the definition of Termination Date (as such date may have previously been extended pursuant to this Section 2.08), request that the then applicable date set forth in clause
(iii) of the definition of Termination Date be extended for an additional 364 days. Any such request shall be in writing and delivered to the Administrative Agent, and shall be subject to the following conditions: (a) at no time will this Agreement have a remaining term of more than 364 days and, if any such request would result in a remaining term of more than 364 days, such request shall be deemed to have been made for such number of days so that, after giving effect to such extension on the date requested, such remaining term will not exceed 364 days, (b) neither the Administrative Agent nor any Purchaser shall have any obligation to extend the Termination Date at any time, and (c) any such extension shall be effective only upon the written agreement of the Administrative Agent, each Funding Agent, each Purchaser, the Seller and the Servicer; provided, however, that the Termination Date shall not occur as a result of a Purchaser Group's failure to agree to any such extension if, on or prior to such date, either (1) such Purchaser Group is replaced by another Purchaser Group which has a Purchaser Group Limit equal to that of such nonrenewing Purchaser Group (the "Nonrenewing Amount") or (2) the Maximum Purchase Limit shall have been reduced by an amount equal to the Nonrenewing Amount and the outstanding Net Investment as of such date is not greater than the Maximum Purchase Limit as so reduced (after giving effect to any decreases in the Net Investment pursuant to Article V occurring on such date). The Administrative Agent will (on behalf of itself, the Purchasers and the Funding Agents) respond to any such request within thirty (30) days of its receipt of such request, provided, that a failure by the Administrative Agent to respond within such 30-day period shall be deemed to be a rejection of the requested extension.

                                  ARTICLE III
                              CONDITIONS PRECEDENT

               SECTION 3.01. Conditions Precedent to the Obligations of the Purchasers. The Purchasers' obligations hereunder shall be subject to the satisfaction (or waiver by the Administrative Agent and the Funding Agents) on the date hereof of each of the following conditions precedent:

               (a) On or before the date hereof, the Seller shall deliver or cause to be delivered the following documents to the Administrative Agent:

                      (i) An Officer's Certificate of the Seller, the Servicer
               and each Performance Guarantor, including, without limitation, identification of the Servicing Officers;

                      (ii) Certificate of the Secretary or Assistant Secretary
               of each of the Seller, the Servicer, and each Performance Guarantor certifying the resolutions adopted by its Board of Directors approving the execution, delivery and performance of this Agreement and each of the other Principal Agreements to which it is a party and the transactions contemplated hereunder and thereunder (copies attached thereto), the incumbency and signatures of the officers of such entity authorized to sign this Agreement and each of the other Principal Agreements to which it is a party, and the certificate of incorporation and bylaws of such entity on the date of such certification (copies attached thereto);

                      (iii) A certificate of the Secretary of State of the
               jurisdiction of organization of each of the Seller, the Servicer and each Performance Guarantor, certifying the due incorporation, good standing and authority to conduct business, dated not more than thirty (30) days prior to the date hereof;

                      (iv) A duly executed copy of this Agreement, the Custodial
               Agreement, the Collection Account Control Agreement, the Electronic Tracking Agreement, the Performance Guaranty and any documents executed by it in connection therewith;

                      (v) Executed copies of the Fee Letter and the Agent Fee
               Letter;

                      (vi) UCC financing statements with respect to the assets
               purchased hereunder in such manner and form and in such jurisdictions as will meet the requirements of applicable state law in order to perfect the Administrative Agent's security interest, on behalf of the Purchasers, in such assets;

                      (vii) Opinions of Counsel for the Seller, the Servicer and
               each Performance Guarantor with respect to corporate matters, enforceability, true sale and perfection of security interest;

                      (viii) If required with respect to a Conduit Purchaser, a
               letter to such Conduit Purchaser from each rating agency rating the Commercial Paper of such Conduit Purchaser confirming that such Conduit Purchaser's participation in the transaction contemplated by this Agreement will not result in the downgrade or withdrawal of its Commercial Paper rating; and

                      (ix) Such other documents, Opinions of Counsel and
               certificates as the Administrative Agent or any Funding Agent may reasonably request.

               (b) On or before the date hereof, Seller shall have paid to the extent due all reasonable fees and out-of-pocket costs and expenses (including, without limitation, reasonable legal fees and expenses) required to be paid hereunder and under the Principal Agreements, including amounts due under each of the Fee Letter and the Agent Fee Letter.

               SECTION 3.02. Conditions Precedent to Purchases. The Purchasers' obligation to fund the Purchase Price of any purchases of Mortgage Loans on any Purchase Date (including the initial Purchase Date) and the right of the Seller to sell one or more Mortgage Loans on any Purchase Date shall be subject to the satisfaction (or waiver by the Funding Agents) of each of the conditions set forth in Section 3.01 and the following conditions precedent:

               (a) With respect to each Purchase Date, the Seller shall have delivered to the Administrative Agent each of the items required under Sections 2.01(b) and (c).

               (b) With respect to each Purchase Date, the Custodian shall have delivered to the Administrative Agent a Trust Receipt certifying that (A) on the applicable date of purchase, the Custodial Files with respect to each Mortgage Loan are in its custody, and, as of the applicable date, are being held by such Custodian for the benefit of the Purchasers and (B) with respect to Wet Loans, that the Custodian has received the related Purchase Date Notice.

               (c) With respect to each Purchase Date, prior to 11:00 a.m. (New York time) on such Purchase Date, the Administrative Agent shall have received a fully executed valid and enforceable Takeout Commitment and Trade Confirmation from an Approved Takeout Investor and a valid and enforceable Trade Assignment for each Takeout Commitment with respect to each Mortgage Loan, executed by the Seller.

               (d) After giving effect to the purchase of such Mortgage Loans, the Concentration Limits will not be exceeded.

               (e) After giving effect to the purchase of such Mortgage Loans, the aggregate outstanding balance of all Mortgage Loans which are Wet Loans and subject to this Agreement as of such date does not exceed 10% of the Maximum Purchase Limit as of such date.

               (f) After giving effect to the purchase of such Mortgage Loans, the aggregate outstanding balance of all Mortgage Loans which are FHA Loans or VA Loans and subject to this Agreement as of such date does not exceed 20% of the Maximum Purchase Limit as of such date.

               (g) After giving effect to the purchase of such Mortgage Loans, the aggregate outstanding balance of all Mortgage Loans which are Option ARM Loans and subject to this Agreement as of such date does not exceed 25% of the Maximum Purchase Limit as of such date.

               (h) After giving effect to the purchase of such Mortgage Loans, the aggregate outstanding balance of all Mortgage Loans which have a term of maturity of over 30 years and are subject to this Agreement as of such date does not exceed 10% of the Maximum Purchase Limit as of such date.

               (i) After giving effect to the purchase of such Mortgage Loans, the aggregate outstanding balance of all Mortgage Loans which are supported by second lien Mortgages and subject to this Agreement as of such date does not exceed 15% of the Maximum Purchase Limit as of such date.

               (j) After giving effect to the purchase of such Mortgage Loans and as of such Purchase Date, (i) the aggregate outstanding balance of all Mortgage Loans subject to this Agreement as of such date and which were originated more than 90 days prior to such date does not exceed 10% of the Maximum Purchase Limit as of such date, (ii) the aggregate outstanding balance of all Mortgage Loans subject to this Agreement as of such date and which have been subject to this Agreement for more than 60 days does not exceed 10% of the Maximum Purchase Limit, and (iii) no Mortgage Loan as of such date has been subject to this Agreement for more than 180 days.

               (k) The representations and warranties of the Seller and the Servicer contained in this Agreement or any Principal Agreement (other than those representations and warranties that, by their express terms, are limited to the effective date of the document or agreement in which they are initially made) shall be true and correct in all material respects on and as of such Purchase Date.

               (l) No Termination Event or Potential Termination Event shall have occurred and be continuing, or would result from such Purchase (unless such Termination Event or Potential Termination Event, as applicable, has been waived in writing by the Funding Agents), and no change or event that constitutes a Material Adverse Effect shall have occurred and be continuing as of the date of such Purchase.

               (m) This Agreement and each of the other Principal Agreements are in full force and effect.

               (n) Each of the Seller's, the Servicer's and the Performance Guarantors' representations and warranties in this Agreement and each of the other Principal Agreements to which it is a party and in any officer's certificate delivered to the Administrative Agent or Funding Agents in connection herewith or therewith shall be true and correct in all material respects on and as of the date hereof and such Purchase Date, with the same effect as though such representations and warranties had been made on and as of such date, and the Seller, the Servicer and the Performance Guarantors shall have complied with all the agreements and satisfied all the conditions under this Agreement and each of the other Principal Agreements to which it is a party in all material respects on its part to be performed or satisfied at or prior to the date hereof or Purchase Date, as applicable (the acceptance of any Purchase Price shall be deemed to constitute a representation and warranty by the Seller and the Servicer that the foregoing statements are true).

               (o) No change shall have occurred in any law, rule or regulation that would prohibit the consummation of any transaction contemplated hereby, that would impose limits on the amounts that the Purchasers may legally receive or that would impose a material tax or levy (other than Excluded Taxes or a tax or levy covered by the indemnity provisions set forth in Sections 7.02 and 7.03 hereof) on the Net Investment or payments received in respect of the Net Investment.

               (p) No action, proceeding or investigation shall have been instituted or threatened, nor shall any order, judgment or decree have been issued or proposed to be issued by any court, agency or authority to set aside, restrain, enjoin or prevent the consummation of any transaction contemplated hereby or seeking material damages against the Funding Agents, Administrative Agent or Purchasers in connection with the transactions contemplated by the Principal Agreements.

               (q) The Seller shall have delivered to the Administrative Agent for filing, all UCC-1 financing statements or other instruments in respect of the Mortgage Loans and other Collateral related thereto as required by the Administrative Agent in order to perfect the Administrative Agents' and the Purchasers' security interest in such Mortgage Loans.

               (r) The Seller shall have delivered to the Administrative Agent a sufficient number of originals such that the Administrative Agent may have an executed original thereof, of such other documents, certificates and opinions of counsel, including (i) such other documents as may be necessary to perfect or maintain the priority of any Lien granted or intended to be granted hereunder and including favorable written opinions of counsel with respect thereto and
(ii) such documents and certificates to confirm the Seller's, the Servicer's and the Performance Guarantors' compliance with the Principal Agreements, in each case as the Administrative Agent may reasonably request.

               (s) The Collection Account shall be established and in existence and free from any Lien other than pursuant to the Collection Account Control Agreement.

               (t) The Termination Date shall not have occurred.

               (u) The aggregate outstanding balance of all Mortgage Loans which have been subject to this Agreement since the date hereof and which have become Fall-Out Loans does not exceed 10% of the aggregate Purchase Prices for all purchases outstanding at such time.

               (v) Each Mortgage Loan subject to such purchase on such date shall have an interest rate of not less than 30-day LIBOR determined as of such day plus 0.75%.

                                   ARTICLE IV
                      ADMINISTRATION AND SERVICING OF LOANS

               SECTION 4.01. Acceptance of Appointment; Duties of Servicer.

               (a) AHMS is hereby appointed as the Servicer of the Mortgage Loans purchased hereunder. AHMS hereby accepts such appointment and agrees to act as Servicer under this

Agreement, for the benefit of the Purchasers, and the Purchasers and the Seller hereby consent to AHMS acting as Servicer. The Servicer shall service, administer and enforce such Mortgage Loans as Servicer in a manner consistent with the terms of this Agreement. The Servicer shall have no further servicing obligations or duties to the Purchasers under the terms of this Agreement with respect to the relevant Mortgage Loans upon the purchase of such loan by the applicable Approved Takeout Investor.

               (b) The Servicer shall service and administer the Mortgage Loans in the best interests of and on behalf of the Purchasers in accordance with this Agreement, the terms of the Principal Mortgage Documents, the standard requirements of the issuers of Takeout Commitments covering the same and to the extent consistent with such terms, and Accepted Servicing Standards. The Servicer shall at all times comply with applicable law, FHA regulations and VA regulations and the requirements of any private mortgage insurer so that the FHA insurance, VA guarantee or any other applicable insurance or guarantee in respect of any Mortgage Loan is not voided or reduced. The Servicer shall at all times maintain accurate and complete records of its servicing of the Mortgage Loans, and the Administrative Agent may, and shall upon the reasonable request of any Funding Agent, at any time during the Servicer's business hours on reasonable prior notice, examine and make copies of such records. In addition, if the sale of a Mortgage Loan is not made to the applicable Takeout Investor on or before the Anticipated Settlement Date, the Servicer shall promptly deliver to the Administrative Agent monthly reports regarding the status of such Mortgage Loans, which reports shall include, but shall not be limited to, a description of those Mortgage Loans in default for more than thirty (30) days, and such other circumstances with respect to any Mortgage Loans (whether or not such Mortgage Loans are included in the foregoing list) that could materially adversely affect any of such Mortgage Loans, the Purchasers' ownership of any of such Mortgage Loans or the collateral securing any of such Mortgage Loans. The Servicer shall deliver such a report to the Administrative Agent every thirty
(30) days until (i) the sale of such Mortgage Loan to an Approved Takeout Investor or another Person or (ii) such report is being provided by a Successor Servicer. Following its receipt thereof, the Administrative Agent agrees to promptly forward copies of such report to each Funding Agent.

               SECTION 4.02. Replacement of Servicer.

               (a) The Required Funding Agents shall be entitled, by written notice to Seller and Servicer to effect termination of Servicer's servicing rights and obligations respecting the affected Mortgage Loans in the event any of the following circumstances or events ("Servicer Termination Events") occur and are continuing:

                      (i) any failure by the Servicer to remit to the
               Administrative Agent when due any payment or transfer of funds required to be made by it under the terms of this Agreement which continues unremedied for a period of five (5) calendar days after the due date; provided, however, that such grace period shall not apply to the Servicer's obligation to remit Collections to the Collection Account pursuant to Section 5.02(a); or

                      (ii) failure by the Servicer duly to observe or perform in any material respect any of its other covenants or agreements set forth in this Agreement or in any

               Principal Agreement which continues unremedied beyond the expiration of any applicable grace or notice period; or

                      (iii) any representation, warranty or certification made
               or deemed made herein or in any Principal Agreement by the Servicer or in any certificate furnished to the Administrative Agent, any Funding Agent or any Purchaser pursuant to the provisions thereof, shall prove to have been false or misleading in any material respect as of the time made or furnished; or

                      (iv) (A) the Servicer shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted against the Servicer or by the Servicer seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of an involuntary proceeding described above, such proceeding shall continue undismissed, unstayed and in effect for a period of sixty (60) consecutive days; or (B) the Servicer's Board of Directors shall vote affirmatively to authorize any of the actions set forth in clause (A) above in this subsection (iv); or

                      (v) any action or omission to act by the Servicer which
               constitutes gross negligence or willful misconduct causes a Takeout Failure, such Takeout Failure shall continue unremedied after the Cure Date and such occurrence has a Material Adverse Effect; or

                      (vi) the Servicer ceases to meet the qualifications for
               maintaining all applicable Approvals; or

                      (vii) the occurrence and continuance of a Termination
               Event.

               In the case of the event described in subsection (iv), immediately upon the occurrence of any such event, regardless of whether notice of such event shall have been given to or by the Administrative Agent, and in each and every other case, so long as the Servicer Termination Event shall not have been remedied (but only to the extent, and within the time period, of any remedy period provided above), in addition to whatever rights the Purchasers may have at law or equity to damages, including injunctive relief and specific performance, by notice in writing to the Servicer and the Seller, the Administrative Agent may (and shall at the direction of the Required Funding Agents) terminate all the servicing rights and obligations of the Servicer under this Agreement and assume control of the disposition of such servicing rights, including the sale and transfer of such servicing rights as determined by the Administrative Agent. Upon receipt by the Servicer and the Seller of such written notice, subject to the terms of this Section 4.02, all authority and power of the Servicer respecting its mortgage servicing rights and duties under this Agreement, shall pass to and be vested in the successor servicer appointed by the Required Funding Agents (a "Successor Servicer"). The Servicer, upon receipt of such notice of termination, may negotiate the transfer, sale and assignment of its interest under this Agreement to any Successor Servicer so appointed by the Required Funding Agents. The Servicer's privilege of sale and transfer hereunder shall terminate automatically if not exercised by completing the sale, transfer and assignment on or before the last day of the second calendar month following the month in which notice of termination shall have been given as provided above in this Section 4.02. If such a sale and transfer by the Servicer is properly consummated within the period of time specified in such notice, the Servicer may retain the proceeds of the sale as liquidated damages, subject to any claims of the Administrative Agent and the Purchasers for moneys due pursuant to this Agreement.

               If the Servicer, after notice of termination as above provided in this Section 4.02, shall not have sold, transferred and assigned its interests in this Agreement within the time permitted above, or the Servicer elects to permit the Administrative Agent, on behalf of the Purchasers, to arrange such sale, the Administrative Agent shall arrange for the transfer of servicing to another party, and the Servicer shall continue servicing the Mortgage Loans under this Agreement until the Administrative Agent gives the Servicer notice of the transfer and its effective date. In arranging for the transfer, sale and assignment of the Servicer's interests under this Agreement, the Administrative Agent may at its sole option solicit, by public announcement, bids from organizations reasonably acceptable to it for the purchase of the servicing functions. Within ten (10) days after any such public announcement, the Administrative Agent shall be authorized to negotiate and, subject to the consent of the Required Funding Agents, effect the transfer, sale and assignment of such servicing rights to the party submitting the highest satisfactory bid. The Administrative Agent shall deduct all costs and expenses of any public announcement and of any sale, transfer and assignment of such servicing rights including, without limitation any brokerage fees, from any sum received by the Purchasers from the successor to the Servicer for the sale, transfer and assignment of such servicing rights. After such deductions, the remainder of such sum shall be paid by the Administrative Agent to the Servicer for transfer of the servicing rights and obligations under this Agreement to the Servicer's successor.

               Upon written request by the Administrative Agent, the Servicer shall prepare, execute and deliver to the Successor Servicer any and all documents and other instruments, place in such successor's possession all files pertaining to such Mortgage Loans and do or cause to be done all other acts or things necessary to effect the purposes of such notice of termination, including, but not limited to, the transfer, endorsement and assignment of the Mortgage Loans and related documents, at the Servicer's sole expense.

               SECTION 4.03. Indemnification by Servicer. The Servicer shall indemnify and hold harmless each Indemnified Party against any and all Losses resulting from or otherwise arising in connection with (i) the failure of the Servicer to perform its obligations (including, without limitation, any failure to perform servicing obligations) in accordance with the terms of this Agreement, (ii) the breach by the Servicer of any representation or warranty made by the Servicer in the Custodial Agreement, (iii) any commingling of Collections with respect to the Mortgage Loans with funds of the Servicer, and
(iv) any Takeout Failure if such Takeout Failure was caused by the Servicer's action or failure to take action.

                                   ARTICLE V
                    ALLOCATION AND APPLICATION OF COLLECTIONS

               SECTION 5.01. Rights of the Purchasers. The Net Investment shall represent an ownership interest in the applicable Mortgage Loans and Takeout Commitments, including the right to receive the Collections and other amounts at the times and in the amounts specified in this Article V to be deposited in the Collection Account or to be paid to the Purchasers.

               SECTION 5.02. Establishment of Collection Account.

               (a) Servicer shall establish and shall thereafter maintain with the Custodian a segregated trust account in the name of the Administrative Agent for the benefit of the Purchasers (the "Collection Account"). Any funds on deposit from time to time in the Collection Account shall be deemed held in trust for the benefit of the Purchasers. The Administrative Agent, for the benefit of the Purchasers, shall possess all right, title and interest in all funds on deposit from time to time in the Collection Account and in all proceeds thereof. The Collection Account shall be under the sole dominion and control of the Administrative Agent for the benefit of the Purchasers. The Collection Account shall be dedicated to and used solely for the deposit of Collections. Servicer shall not establish a new Collection Account without the prior written consent of the Administrative Agent. If, at any time, the institution holding the Collection Account ceases to be an Eligible Institution, Servicer shall within thirty (30) days establish a new Collection Account meeting the conditions specified above with an Eligible Institution, and shall transfer any cash and/or any investments to such new Collection Account, and from the date such new Collection Account is established, it shall be the "Collection Account." Servicer shall have the power, revocable by the Administrative Agent upon the written direction of the Funding Agents, to make withdrawals and payments from the Collection Account in accordance with this Agreement and to instruct the Administrative Agent to make withdrawals and payments from the Collection Account for the purposes of carrying out the Servicer's or the Administrative Agent's duties hereunder. The Servicer and the Seller shall direct all Approved Takeout Investors to deposit Collections constituting proceeds of the sales of the Mortgage Loans directly to the Collection Account. All Collections constituting proceeds of the sales of the Mortgage Loans otherwise remitted to the Servicer or Seller shall be remitted to the Collection Account by the Servicer as soon as practicable, but in no event later than two
(2) Business Days after receipt. All Collections not constituting proceeds of the sales of the Mortgage Loans shall be held in trust by the Servicer for the benefit of the Administrative Agent until the following Remittance Date and on each Remittance Date, all such Collections, together with all Collections remitted to the

Servicer pursuant to Section 5.03(v), shall be remitted by the Servicer to the Collection Account; provided that at any time after the occurrence and during the continuance of a Termination Event, all such Collections shall be remitted to the Collection Account by the Servicer as soon as practicable, but in no event later than two (2) Business Days after receipt.

               (b) Funds on deposit in the Collection Account shall be invested by the Eligible Institution in Eligible Investments in the name of the Administrative Agent for the benefit of the Purchasers, as directed in writing by the Servicer, that will mature or otherwise be available for withdrawal without penalty on each Settlement Date, with all realized interest and other investment earnings (net of losses and investment expenses) to remain a part of the Collection Account. In the event that the Administrative Agent has not received written directions from the Servicer, the Administrative Agent shall invest any cash amounts in the Collection Account in Eligible Investments set forth in clause (d) of the definition thereof. The Administrative Agent shall provide to the Servicer monthly written confirmation of such investments, describing the Eligible Investments in which such amounts have been invested. Any funds in the Collection Account not so invested must be deposited by the Custodian with an Eligible Institution and insured by the FDIC to the limits established by the FDIC. Each Eligible Investment shall be a "securities entitlement" within the meaning of Section 8-102(17) of the UCC.

               SECTION 5.03. Allocations and Distributions on Settlement Dates. On each Settlement Date, funds received into the Collection Account which constitute Collections received in connection with the sale of any Mortgage Loan shall be allocated and distributed by Servicer, or if the Administrative Agent has delivered written notice to the Servicer that the Servicer shall no longer make distributions of Collections, then by the Administrative Agent, in the following priority:

                      (i) first, to each Funding Agent, for the benefit of the
               applicable Purchasers in the related Purchaser Group, an amount equal to such Purchaser Group's Pro Rata Share of the Net Investment allocable to such Mortgage Loan relating to such Settlement Date;

                      (ii) second, to each Funding Agent, for the benefit of the applicable Purchasers in the related Purchaser Group, on a pro rata basis, for any unpaid Yield from prior Remittance Dates and Net Investment from prior Settlement Dates;

                      (iii) third, to or at the direction of the Seller, the
               aggregate of the Completion Fees for such Mortgage Loans relating to such Settlement Date;

                      (iv) fourth, to each applicable Funding Agent, for itself
               and for the benefit of the applicable Purchasers in the related Purchaser Group, and to the Administrative Agent, on a pro rata basis, for any other amounts due to such parties, including, without limitation, amounts due under Section 2.04, any unpaid Program Fee, Administrative Agent Fee and Unused Fee from prior Remittance Dates and any Indemnified Claims which are due and unpaid; and

                      (v) fifth, to the Servicer to be held in trust until the
               next Remittance Date;

provided, however, (A) on and after the date on which a Termination Event occurs, and (B) on any date on which the aggregate outstanding principal balance of all Mortgage Loans which have not been sold to an Approved Takeout Investor within 15 days after the Anticipated Settlement Date exceeds 20% of the aggregate outstanding principal balance of all Mortgage Loans subject to this Agreement as of such date, the amounts described in items (iii) and (v) above shall be (1) retained in the Collection Account, (2) available on any subsequent Settlement Date to be withdrawn from the Collection Account by the Administrative Agent to pay shortfalls in the amounts described in items (i),
(ii) and (iv) above and (3) only remitted to the Seller and the Servicer, as applicable, following the payment in full of the amounts described in items (i),
(ii) and (iv) above for all subsequent Settlement Dates. Notwithstanding the foregoing, with respect to each Mortgage Pool, no Completion Fee shall be retained in the Collection Account if after giving effect to such retention, the sum of (i) the aggregate Takeout Deficiency Fees paid with respect to the Mortgage Loans in such Mortgage Pool as of such date and (ii) the aggregate Completion Fees for Mortgage Loans in such Mortgage Pool which have not been paid to the Seller as of such date shall exceed 5% of the aggregate Purchase Price for the Mortgage Loans included in such Mortgage Pool.

               SECTION 5.04. Allocations and Distributions of Interest Collections on Remittance Dates. On each Remittance Date, all Collections of interest paid by or on behalf of the Mortgagors and all other Collections other than those described in Sections 5.03 or 5.05 which are received into the Collection Account shall be allocated and distributed by the Servicer, or if the Administrative Agent has delivered written notice to the Servicer that the Servicer shall no longer make distributions of Collections, then by the Administrative Agent, in the following priority:

                      (i) first, to each Funding Agent, for the benefit of the
               applicable Purchaser(s) in the related Purchaser Group, on a pro rata basis, an amount equal to all accrued and unpaid Yield for such Purchaser Group on the Net Investment related to all Mortgage Loans which are subject to this Agreement as of such Remittance Date and all Mortgage Loans which have been sold by the Administrative Agent since the immediately preceding Remittance Date and any other amounts payable pursuant to Section 7.02(d) hereof;

                      (ii) second, to the Administrative Agent and each Funding
               Agent (for the benefit of the applicable Purchaser(s) in the related Purchaser Group), on a pro rata basis, the Administrative Agent Fee, the Unused Fee and the Program Fee relating to such Remittance Date;

                      (iii) third, to each Funding Agent, for the benefit of the applicable Purchasers in the related Purchaser Group, on a pro rata basis, for any unpaid Yield from prior Remittance Dates and Net Investment from prior Settlement Dates;

                      (iv) fourth, to or at the direction of the Seller, the
               aggregate amount of any remaining unpaid Completion Fees with respect to the Mortgage Loans which were sold by the Administrative Agent prior to such Remittance Date;

                      (v) fifth, to each applicable Funding Agent, for itself
               and for the benefit of the applicable Purchasers in the related Purchaser Group, and to the Administrative Agent, on a pro rata basis, for any other amounts due to such parties, including, without limitation, amounts due under Section 2.04, any unpaid Program Fee, Administrative Agent Fee and Unused Fee from prior Remittance Dates and any Indemnified Claims which are due and unpaid; and

                      (vi) sixth, all remaining amounts to the Servicer, as the
               Servicing Fee;

provided, however, (A) on and after the date on which a Termination Event occurs, and (B) on any date on which the aggregate outstanding principal balance of all Mortgage Loans which have not been sold to an Approved Takeout Investor within 15 days after the Anticipated Settlement Date exceeds 20% of the aggregate outstanding principal balance of all Mortgage Loans subject to this Agreement as of such date, the amounts described in items (iv) and (vi) above shall be (1) retained in the Collection Account, (2) available on any subsequent Remittance Date to be withdrawn from the Collection Account by the Administrative Agent to pay shortfalls in the amounts described in items (i) through (iii) and (v) above and in Section 5.05 and (3) only remitted to the Seller and the Servicer, as applicable, following the payment in full of the amounts described in items (i) through (iii) and (v) above and in Section 5.05 for all subsequent Remittance Dates. Notwithstanding the foregoing, with respect to each Mortgage Pool, no Completion Fee shall be retained in the Collection Account if after giving effect to such retention, the sum of (i) the aggregate Takeout Deficiency Fees paid with respect to the Mortgage Loans in such Mortgage Pool as of such date and (ii) the aggregate Completion Fees for Mortgage Loans in such Mortgage Pool which have not been paid to the Seller as of such date shall exceed 5% of the aggregate Purchase Price for the Mortgage Loans included in such Mortgage Pool. On the second Business Day preceding each Remittance Date, each Funding Agent shall deliver a written notice to the Seller and the Servicer stating the amount of all accrued and unpaid fees and Yield for its related Purchaser Group on the Net Investment related to all Mortgage Loans which will be subject to this Agreement as of the immediately succeeding Remittance Date and all Mortgage Loans which have been sold by the Administrative Agent since the immediately preceding Remittance Date.

               SECTION 5.05. Allocations and Distributions of Principal Collections on Remittance Dates. On each Remittance Date, funds received into the Collection Account which constitute Collections of principal paid by the Mortgagors on all Mortgage Loans and all amounts remitted to the Administrative Agent pursuant to Section 2.04 shall be allocated and distributed by the Servicer, or if the Administrative Agent has delivered written notice to the Servicer that the Servicer shall no longer make distributions of Collections, then by the Administrative Agent, in the following priority:

                      (i) first, to each Funding Agent, for the benefit of the
               applicable Purchaser(s) in the related Purchaser Group, an amount equal to such Purchaser

               Group's Pro Rata Share of the Net Investment allocable to the Mortgage Loans for which such Collections were received;

                      (ii) second, to each Funding Agent, for the benefit of the applicable Purchasers in the related Purchaser Group, on a pro rata basis, for any unpaid Yield from prior Remittance Dates and Net Investment from prior Settlement Dates;

                      (iii) third, to or at the direction of the Seller, the
               aggregate amount of any remaining unpaid Completion Fees with respect to the Mortgage Loans which were sold by the Administrative Agent prior to such Remittance Date;

                      (iv) fourth, to each applicable Funding Agent, for itself
               and for the benefit of the applicable Purchasers in the related Purchaser Group, and to the Administrative Agent, on a pro rata basis, for any other amounts due to such parties, including, without limitation, amounts due under Section 2.04, any unpaid Program Fee, Administrative Agent Fee and Unused Fee from prior Remittance Dates and any Indemnified Claims which are due and unpaid; and

                      (v) fifth, all remaining amounts to the Servicer, as the
               Servicing Fee;

provided, however, (A) on and after the date on which a Termination Event occurs and (B) on any date on which the aggregate outstanding principal balance of all Mortgage Loans which have not been sold to an Approved Takeout Investor within 15 days after the Anticipated Settlement Date exceeds 20% of the aggregate outstanding principal balance of all Mortgage Loans subject to this Agreement as of such date, the amounts described in items (iii) and (v) above shall be (1) retained in the Collection Account, (2) available on any subsequent Remittance Date to be withdrawn from the Collection Account by the Administrative Agent to pay shortfalls in the amounts described in items (i), (ii) and (iv) above and
(3) only remitted to the Seller and the Servicer, as applicable, following the payment in full of the amounts described in items (i), (ii) and (iv) above for all subsequent Remittance Dates. Notwithstanding the foregoing, with respect to each Mortgage Pool, no Completion Fee shall be retained in the Collection Account if after giving effect to such retention, the sum of (i) the aggregate Takeout Deficiency Fees paid with respect to the Mortgage Loans in such Mortgage Pool as of such date and (ii) the aggregate Completion Fees for Mortgage Loans in such Mortgage Pool which have not been paid to the Seller as of such date shall exceed 5% of the aggregate Purchase Price for the Mortgage Loans included in such Mortgage Pool.




                                   ARTICLE VI
                    REPRESENTATIONS AND WARRANTIES; COVENANTS

               SECTION 6.01. Representations of the Seller and the Servicer.

               The Seller and the Servicer each represents and warrants, as to itself, on the date hereof and on each Purchase Date to the Administrative Agent, the Funding Agents and the Purchasers as follows:

               (a) Organization and Good Standing. It (i) is a corporation duly organized and existing in good standing under the laws of the jurisdiction of its organization, (ii) is duly qualified to do business and in good standing in all jurisdictions in which its failure to be so qualified could have a Material Adverse Effect, (iii) has the requisite entity power and authority to own its properties and assets and to transact the business in which it is engaged and is or will be qualified in those states wherein it proposes to transact business in the future except to the extent the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect and (iv) is in compliance with all Requirements of Law. American Home Mortgage Corp. is incorporated in New York and in no other jurisdiction, and American Home Mortgage Servicing, Inc. is incorporated in Maryland and in no other jurisdiction.

               (b) Authorization and Power. It has the requisite entity power and authority to execute, deliver and perform this Agreement and the other Principal Agreements to which it is a party; it is duly authorized to and has taken all requisite entity action necessary to authorize it to, execute, deliver and perform this Agreement and the other Principal Agreements to which it is a party and is and will continue to be duly authorized to perform this Agreement and such other Principal Agreements.

               (c) No Conflicts or Consents. Neither the execution and delivery by it of this Agreement or the other Principal Agreements to which it is a party, nor the consummation of any of the transactions herein or therein contemplated, nor compliance with the terms and provisions hereof or with the terms and provisions thereof, will (i) contravene or conflict with any Requirement of Law to which it is subject, or any indenture, mortgage, deed of trust, or other agreement or instrument to which it is a party or by which it may be bound, or to which its property may be subject, or (ii) result in the creation or imposition of any Lien, other than the Liens of the Administrative Agent pursuant to this Agreement on the property of the Seller.

               (d) Enforceable Obligations. This Agreement and the other Principal Agreements to which it is a party have been duly and validly executed by it and are its legal, valid and binding obligations, enforceable in accordance with their respective terms, except as limited by the Enforceability Exceptions.

               (e) Full Disclosure. There is no fact known to it that it has not disclosed to the Administrative Agent and the Funding Agents that could reasonably be expected to have a Material Adverse Effect. Neither its financial statements nor any Monthly Statements, reports, officer's certificate or statement delivered by it to the Administrative Agent, the Funding Agents or the Purchasers in connection with this Agreement, contains any untrue or inaccurate statement of material fact or omits to state a material fact necessary to make such information not misleading.

               (f) No Default. It is not in default under any loan agreement, mortgage, security agreement or other agreement or obligation to which it is a party or by which any of its property is bound, if such default would also be a Termination Event (or, with notice or passage of time would become a Termination Event) under either of subparagraphs (g) or (h) of Section 8.01 of this Agreement.

               (g) Litigation.

                      (i) Except as set forth on Schedule D, there are no
               actions, suits or proceedings, including arbitrations and administrative actions, at law or in equity (other than, in the case of the Servicer, any actions, suits or proceedings with damage claims of $1,000,000 or less), either by or before any Governmental Authority, now pending or, to its knowledge, threatened by or against it or any of its Subsidiaries, and pertaining to any Governmental Requirement affecting its property or rights or any of its Subsidiaries which if determined adversely, could reasonably be expected to have a Material Adverse Effect.

                      (ii) Neither it nor any of its Subsidiaries is in default
               with respect to any Governmental Requirements.

                      (iii) It is not liable on any judgment, order or decree
               (or any series of judgments, orders, or decrees) that could reasonably be expected to have a Material Adverse Effect and that has not been paid, stayed or dismissed within 60 days.

               (h) Taxes. All tax returns required to be filed by it in any jurisdiction have been filed, except where extensions of time to make those filings have been granted by the appropriate taxing authorities and the extensions have not expired, and all taxes, assessments, fees and other governmental charges upon it or upon any of its properties, income or franchises have been paid prior to the time that such taxes could give rise to a Lien thereon, unless protested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been established on its books. There is no tax assessment or to Seller's and Servicer's best knowledge, proposed tax assessment against it that could reasonably be expected to have a Material Adverse Effect.

               (i) Permits, Patents, Trademarks, Etc.

                      (i) It has all permits and licenses necessary for the
               operation of its business except to the extent the failure to maintain such permits or licenses could not reasonably be expected to have a Material Adverse Effect.

                      (ii) It owns or possesses (or is licensed or otherwise has the necessary right to use) all patents, trademarks, service marks, trade names and copyrights, technology, know-how and processes, and all rights with respect to the foregoing, which are necessary for the operation of its business, without any conflict with the rights of others. The consummation of the transactions contemplated hereby will not alter or impair any of such rights of it.

               (j) Status Under Certain Federal Statutes. It is not an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

               (k) No Approvals Required. Other than consents and approvals previously obtained and actions previously taken, neither the execution and delivery of this Agreement and the other Principal Agreements to which it is a party, nor the consummation of any of the transactions contemplated hereby or thereby requires the consent or approval of, the giving of notice to, or the registration, recording or filing by it of any document with, or the taking of any other action in respect of, any Governmental Authority that has jurisdiction over it or any of its property.

               (l) Environmental Matters. There have been no past, and there are no pending or to the Seller's knowledge threatened, claims, complaints, notices, or governmental inquiries against it regarding any alleged violation of, or potential liability under, any environmental laws that could reasonably be expected to have a Material Adverse Effect. It and its properties are in substantial compliance in all respects with all environmental laws and related licenses and permits, unless the failure to comply strictly in all respects with all environmental laws and related licenses and permits could reasonably be expected to have a Material Adverse Effect. No conditions exist at, on or under any property now or previously owned or leased by it that could give rise to liability under any environmental law that could be expected to have a Material Adverse Effect.

               (m) Eligibility. It is approved and qualified and in good standing as a lender or seller/servicer, as follows:

                      (i) It is a FNMA approved seller/servicer and a FNMA
               approved seller (in good standing) of mortgage loans, eligible to originate, purchase, hold, sell and service mortgage loans to be sold to FNMA.

                      (ii) It is a FHLMC approved seller/servicer (in good
               standing) of mortgage loans, eligible to originate, purchase, hold, sell and service mortgage loans to be sold to FHLMC.

                      (iii) It is an approved FHA servicer, VA servicer and GNMA issuer (in good standing) of mortgage loans, eligible to originate, purchase, hold, sell and service mortgage loans to be pooled into GNMA mortgage-backed securities pools and to issue GNMA mortgage-backed securities.

               (n) Location of Records. The office where it keeps all the books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) maintained by it with respect to the Mortgage Loans and other related assets purchased hereunder are located at its address referred to in Section
11.07 hereof.

               (o) Validity of Takeout Commitments. Each Takeout Commitment subject to a Trade Assignment constitutes a valid and enforceable commitment by the Approved Takeout Investor to purchase the Mortgage Loans at the price set forth in such Takeout Commitment.

               (p) Employee Benefit Plans. (i) No Employee Plan of the Seller, the Servicer or any ERISA Affiliate has incurred an "accumulated funding deficiency" (as defined in Section 302 of ERISA or Section 412 of the Code),
(ii) neither the Seller, the Servicer nor any ERISA Affiliate has incurred liability under ERISA to the PBGC, (iii) neither the Seller, the Servicer nor any ERISA Affiliate has partially or fully withdrawn from participation in a Multiemployer Plan, (iv) no Employee Plan of the Seller, the Servicer or any ERISA Affiliate has been the subject of involuntary termination proceedings, (v) neither the Seller, the Servicer nor any ERISA Affiliate has engaged in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code), and (vi) no "reportable event" (as defined in Section 4043 of ERISA) has occurred in connection with any Employee Plan of the Seller, the Servicer or any ERISA Affiliate other than events for which the notice requirement is waived under applicable PBGC regulations.

               SECTION 6.02. Additional Representations of the Seller. The Seller further represents and warrants on the date hereof and on each Purchase Date to the Administrative Agent, the Funding Agents and the Purchasers as follows:

               (a) Solvency. Both prior to and after giving effect to each purchase hereunder, (i) the fair value of the property of the Seller is greater than the total amount of liabilities, including contingent liabilities, of the Seller, (ii) the present fair salable value of the assets of the

Seller is not less than the amount that will be required to pay all probable liabilities of the Seller on its debts as they become absolute and matured,
(iii) the Seller does not intend to, and does not believe that it will, incur debts or liabilities beyond the Seller's abilities to pay such debts and liabilities as they mature and (iv) the Seller is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which the Seller's property would constitute unreasonably small capital.

               (b) Ownership Interest. Upon each purchase of Mortgage Loans by the Purchasers hereunder, the Purchasers shall acquire all of the Seller's right, title and interest in and to such assets purchased hereunder and, in case any such transaction is deemed by any court or regulatory authority not to be a purchase and sale of the relevant Mortgage Loans, a valid and perfected first priority interest in each such Mortgage Loan then existing or thereafter arising, in each case free and clear of any Lien except as provided herein or arising as a result of any action taken by the Administrative Agent or any assignee thereof; and no effective financing statement or other instrument similar in effect, covering any Mortgage Loan, any interest therein, or the related Collateral with respect thereto is on file in any recording office except such as may be filed in favor of the Administrative Agent on behalf of the Purchasers in accordance with this Agreement or in connection with a Lien arising solely as the result of any action taken by the Purchasers (or any assignee thereof) or by the Administrative Agent.

               (c) No Liens. Each Mortgage Loan purchased by the Purchasers hereunder, immediately prior to the sale to the Purchasers hereunder, shall be owned by the Seller free and clear of any Lien, except those arising as a result of any action taken by the Administrative Agent (for the benefit of the Purchasers) or any assignee thereof.

               (d) Financial Condition. The balance sheet of the Seller as at June 30, 2006, a copy of which has been furnished to the Funding Agents, fairly presents the financial condition of the Seller as at such date, in accordance with GAAP, and since June 30, 2006, there has been no material adverse change in the business, operations, property or financial condition of the Seller.

               (e) Principal Office, Etc. The principal office, chief executive office and principal place of business of:

                      (i) American Home Mortgage Corp. is at 538 Broadhollow
               Road, Melville, New York 11747, and

                      (ii) American Home Mortgage Servicing, Inc. is at 538
               Broadhollow Road, Melville, New York 11747 (executive offices), and its principal place of business is at 4600 Regent Blvd., Suite 200, Irving, Texas 75063,

or at such other locations of which the Administrative Agent has been notified in accordance with Section 6.06(e).

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

               (f) Trade Names. The Seller's legal name is as set forth in this Agreement, and the Seller is not known by and does not use any trade name, fictitious name, assumed name or doing-business-as name except as set forth on Schedule F.

               (g) Eligible Mortgage Loans. Each Mortgage Loan is an Eligible Mortgage Loan as of its related Purchase Date.

               SECTION 6.03. Additional Representations and Warranties of the Servicer. The Servicer represents and warrants on the date hereof and on each Purchase Date to the Administrative Agent, the Funding Agents and the Purchasers as follows:

               (a) Financial Condition.

                      (i) The Servicer has delivered to the Administrative Agent
               (x) copies of AHMIC's consolidated balance sheet, as of June 30, 2006, and the related consolidated statements of income, stockholder's equity and cash flows for the year ended on such date, audited by independent certified public accountants of recognized national standing and (y) copies of each Performance Guarantor's balance sheet, as of June 30, 2006, and the related consolidated statements of income, and with respect to AHMIC only, stockholder's equity and cash flows for the six months ended on such date, ("Interim Statements"); and all such financial statements fairly present the financial condition of the Seller and the Servicer as of their respective dates, subject, in the case of the Interim Statements, to normal year end adjustments and the results of operations of the Seller and the Servicer for the periods ended on such dates and have been prepared in accordance with GAAP.

                      (ii) As of the date thereof, there are no obligations,
               liabilities or Indebtedness (including contingent and indirect liabilities and obligations or unusual forward or long-term commitments) of the Seller or the Servicer required to be recorded under GAAP that are not reflected on their financing statements.

                      (iii) No change that constitutes a Material Adverse Effect has occurred in the financial condition or business of the Seller or the Servicer since June 30, 2006.

               (b) Ownership. On the date of this Agreement, AHMIC has beneficial ownership, directly or indirectly, of 100% of the issued and outstanding shares of each class of the stock of the Servicer and the Seller.

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

               SECTION 6.04. Survival of Representations. All representations and warranties by the Seller and the Servicer herein shall survive the making of the purchases hereunder, and any investigation at any time made by or on behalf of the Administrative Agent, the Funding Agents or the Purchasers shall not diminish the right of the Administrative Agent, the Funding Agents or the Purchasers to rely thereon.

               SECTION 6.05. Covenants. The Seller and the Servicer shall each at all times comply with the covenants applicable to it contained in this
Section 6.05, from the date hereof until this Agreement terminates and the date all obligations of the Seller and the Servicer hereunder are indefeasibly paid in full.

               (a) Financial Statements and Reports. The Seller and/or the Servicer, as applicable, shall furnish to the Funding Agents the following, all in form and detail reasonably satisfactory to the Funding Agents:

                      (i) promptly after becoming available, and in any event
               within 120 days after the close of each Fiscal Year of AHMIC, AHMIC's audited consolidated and consolidating balance sheet as of the end of such Fiscal Year, and the related statements of income, stockholder's equity and cash flows of AHMIC for such year showing within such consolidating balance sheets and statements of income the balance sheet and statements of income for the Seller accompanied by (i) the related report of independent certified public accountants reasonably acceptable to the Funding Agents, which report shall be to the effect that such statements have been prepared in accordance with GAAP applied on a basis consistent with prior periods except for such changes in such principles with which the independent certified public accountants shall have concurred and (ii) if issued, the auditor's letter or report to management customarily given in connection with such audit;

                      (ii) promptly after becoming available, and in any event
               within 60 days after the end of each fiscal quarter, excluding the fourth fiscal quarter, of each Fiscal Year of AHMIC, the unaudited consolidated and consolidating balance sheet of AHMIC as of the end of such fiscal quarter and the related statements of income, stockholders' equity and cash flows of AHMIC for such fiscal quarter and the period from the first day of the then current Fiscal Year of the Performance Guarantors through the end of such fiscal quarter, showing within such consolidating balance sheets and statements of income the balance sheet and statements of income for the Servicer certified by a Financial Officer of the Servicer, to have been prepared in accordance with GAAP applied on a basis consistent with prior periods, subject to normal year-end adjustments;

                      (iii) promptly upon receipt thereof, a copy of each other
               report submitted to each of the Servicer, the Seller and the Performance Guarantors by independent certified public accountants in connection with any annual, interim or special audit of the books of such Person;

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

                      (iv) promptly and in any event within twenty (20) days
               after the reasonable request of the Administrative Agent or any Funding Agent at any time and from time to time, a certificate, executed by a responsible officer of the Servicer and the Seller, setting forth all of such Person's warehouse borrowings and a description of the collateral related thereto;

                      (v) promptly and in any event within 60 days after the end of each of the first three (3) quarters in each Fiscal Year of the Seller, and within 120 days after the close of the Seller's Fiscal Year, completed officer's certificates in the from of Exhibits I-1 and I-2 hereto, executed by the president or chief financial officer of each of the Seller and the Servicer, respectively;

                      (vi) upon written request of the Administrative Agent (who shall so request at the request of any Funding Agent), promptly and in any event within 60 days after the end of each quarter (120 days in the case of the fourth quarter), a management report regarding the Seller's Mortgage Loan production for the prior quarter and year-to-date, in form and detail as reasonably required by the Administrative Agent;

                      (vii) promptly furnish copies of all reports and notices
               with respect to any "reportable event" defined in Title IV of ERISA that the Seller or the Servicer files or that the Seller or the Servicer is required to file under ERISA with the Internal Revenue Service, the PBGC or the U.S. Department of Labor or that the Seller or the Servicer receives from the PBGC;

                      (viii) immediately after (A) becoming aware of the
               expiration, forfeiture, termination, or cancellation of, or default under, any Takeout Commitment, or (B) the receipt of any notice from, or the taking of any other action by any Approved Takeout Investor indicating an intent not to honor, or claiming a default under a Sale Agreement or Takeout Commitment that could reasonably be expected to have a Material Adverse Effect if such Takeout Commitment is not replaced with another Takeout Commitment, the Seller or Servicer shall provide telephone notice thereof confirmed in writing within one (1) Business Day, together with a detailed statement by a responsible officer of the Seller specifying the nature of the event and what action the Seller is taking or proposes to take with respect thereto;

                      (ix) promptly after the Seller obtains knowledge thereof,
               notice of any Termination Event or Potential Termination Event;

                      (x) promptly after the Servicer obtains knowledge thereof, notice of any Servicer Termination Event or of any condition or event that, with the giving of notice or lapse of time or both and unless cured or waived, would constitute a Servicer Termination Event;

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

                      (xi) promptly following the request of the Administrative
               Agent or any Funding Agent, a copy of the "HUD Audit Opinion" or "Agency Audit Opinion", as applicable; and

                      (xii) such other material information concerning the
               business, properties or financial condition of the Seller or the Servicer as the Administrative Agent or any Funding Agent may reasonably request.

               (b) Taxes and Other Liens. The Seller shall pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon it or upon its income or upon any of its property as well as all claims of any kind (including claims for labor, materials, supplies and rent) that, if unpaid, might become a Lien upon any or all of its property; provided, however, the Seller shall not be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings diligently conducted by it or on its behalf and if it shall have set up reserves therefor adequate under GAAP.

               (c) Maintenance. The Seller shall maintain its existence solely as a New York corporation and shall comply with all Governmental Requirements except to the extent the failure to so comply could not reasonably be expected to have a Material Adverse Effect. The Servicer shall maintain its corporate existence and shall comply with all Governmental Requirements except to the extent the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

               (d) Filing; Further Assurances. No later than the initial Purchase Date, the Seller shall deliver to the Administrative Agent for filing, the UCC-1 financing statements or other Lien perfection documents described in
Section 3.02 hereof, which financing statements or Lien perfection documents may be prepared and filed, to the extent effective under applicable state law, in the form of a master or bulk filing describing all Mortgage Loans which are from time to time purchased by the Purchasers hereunder. The Seller and the Servicer shall, each within three (3) Business Days after the request of the Administrative Agent, cure any defects in the execution and delivery of this Agreement or any other Principal Agreement. The Seller and the Servicer shall, each at its expense, promptly execute and deliver to the Administrative Agent, upon the Administrative Agent's reasonable request, all such other and further documents, agreements and instruments necessary to keep the Seller and the Servicer, as applicable, in compliance with the covenants and agreements of the Seller and the Servicer, respectively, in this Agreement and in the other Principal Agreements or to further evidence and more fully describe the collateral intended as security for the Notes, or to correct any omissions in this Agreement or the other Principal Agreements, or more fully to state the security for the obligations set out herein or in any of the other Principal Agreements, or to perfect, protect or preserve any Liens created (or intended to be created) pursuant to any of the other Principal Agreements, or to make any recordings, to file any notices, or obtain any consents.

               (e) Compliance with Laws. The Seller and the Servicer will each comply, in all material respects, with all acts, rules, regulations, orders, decrees and directions of any Governmental Authority applicable to the Mortgage Loans or any part thereof (including,


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

without limitation, any Agency Guidelines); provided, however, that the Seller and the Servicer may contest any act, regulation, order, decree or direction in any reasonable manner which shall not materially and adversely affect the rights of the Purchasers hereunder. The Seller and the Servicer shall each maintain all qualifications and approvals required under Agency Guidelines and all other state and federal licenses, franchises, qualifications and/or approvals necessary to perform its obligations hereunder. The Seller and the Servicer will each comply with all Requirements of Law applicable to it, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

               (f) Insurance.

                      (i) The Seller and the Servicer shall each maintain with
               financially sound and reputable insurers, insurance with respect to its properties and business against such liabilities, casualties, risks and contingencies and in such types and amounts as is customary in the case of Persons engaged in the same or similar businesses and similarly situated, including, without limitation, a fidelity bond or bonds in form and with coverage and with a company reasonably satisfactory to the Administrative Agent and with respect to such individuals or groups of individuals as the Administrative Agent may designate. Upon request of the Administrative Agent, the Seller and the Servicer shall each furnish or cause to be furnished to the Administrative Agent from time to time a summary of the insurance coverage of the Seller and the Servicer, respectively, in form and substance reasonably satisfactory to the Administrative Agent and if requested shall furnish the Administrative Agent with copies of the applicable policies.

                      (ii) With respect to the Mortgages (i) the Servicer shall
               cause the improvements on the land covered by each Mortgage to be kept continuously insured at all times by responsible insurance companies against fire and extended coverage hazards under policies, binders, letters, or certificates of insurance, with a standard mortgagee clause in favor of the original mortgagee and its successors and assigns or, in the case of a MERS Designated Mortgage Loan, the beneficial owner of such mortgage loan, and
               (ii) the Servicer shall cause each such policy to be in an amount equal to the lesser of the maximum insurable value of the improvements or the original principal amount of the Mortgage, without reduction by reason of any co-insurance, reduced rate contribution, or similar clause of the policies or binders.

               (g) Accounts and Records. The Seller and the Servicer shall each keep books of record and account in which full, true and correct entries will be made of all material dealings or transactions in relation to its business and activities, in accordance with GAAP. The Seller and the Servicer shall each maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate all records pertaining to the performance of the Seller's obligations under the Sale Agreements and Takeout Commitments and other agreements made with reference to any Mortgage Loans in the event of the destruction of the originals of such records) and keep and maintain all documents, books, records, computer tapes and other information necessary or advisable for the performance by the Seller and the Servicer


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of its obligations hereunder. The Servicer will, at its own cost and expense, retain the Loan Management System as a master record of the Mortgage Loans.

               (h) Periodic Visits. The Seller and the Servicer shall permit any officer, employee or agent of the Administrative Agent (including an independent certified public accountant selected by the Administrative Agent) to visit (each such visit, a "Periodic Visit") and inspect any of its properties, examine its books of record and accounts, documents (including without limitation computer tapes and disks), telecopies and extracts from the foregoing, and discuss its affairs, finances and accounts with its officers, accountants, and auditors, and to review the business of originating the Mortgage Loans, the sale of the Mortgage Loans by the Seller, and the servicing of the Mortgage Loans by the Servicer, including the Servicer's collections systems, all during reasonable business hours upon reasonable prior notice and as often as the Administrative Agent may desire and no more than twice a year unless a Termination Event has occurred and is continuing. The Seller agrees to pay the reasonable costs of reviews and inspections performed pursuant to this Section 6.05(h), including the costs and expenses charged by the certified public accountant in preparing and delivering to the Administrative Agent with respect to the certified public accountant's review on a scope and in a form reasonably acceptable to the Administrative Agent and each Funding Agent (such report, a "Report of Visit"); provided that if a Report of Visit is prepared and delivered to the Administrative Agent pursuant to another mortgage loan purchase or financing facility with the Seller, such Report of Visit will satisfy the obligation to deliver a Report of Visit hereunder. A Report of Visit shall be delivered at least once per calendar year. Notwithstanding the foregoing, the Seller agrees to pay the reasonable costs and expenses charged by a certified public accountant in connection with a collateral audit for agreed upon procedures conducted at the direction of the Administrative Agent (i) within three (3) months after the date hereof and (ii) thereafter no more frequently than once each twelve (12) month period beginning on May 1 of each year during the term of this Agreement.

               (i) Notice of Certain Events. The Seller and the Servicer shall each promptly notify the Administrative Agent in writing upon (a) the receipt of any notice from, or the taking of any other material action by, the holder of any of its promissory notes, debentures or other evidences of Indebtedness with respect to a claimed default, together with a detailed statement by a responsible officer of the Seller or the Servicer, as the case may be, specifying the notice given or other material action taken by such holder and the nature of the claimed default and what action the Seller or the Servicer is taking or proposes to take with respect thereto, but only if such alleged default or event of default (if it were true) would also be a Termination Event or a Potential Termination Event under this Agreement; (b) the commencement of, or any determination in, any legal, judicial or regulatory proceedings that, if adversely determined, could also be a Termination Event or a Potential Termination Event under this Agreement; (c) any dispute between the Seller or the Servicer, as the case may be, and any Governmental Authority or any other Person that, if adversely determined, could have a Material Adverse Effect; (d) any adverse change in the business or financial condition of the Seller or the Servicer, including, without limitation, the Seller's or the Servicer's insolvency, that could reasonably be expected to have a Material Adverse Effect;
(e) any other event or condition known to it that could reasonably be expected to have a Material Adverse Effect; (f) the receipt of any notice from, and or the taking of any action by any Governmental Authority indicating an intent to

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

cancel the Seller's or the Servicer's right to be either a seller or servicer of such Governmental Authority's insured or guaranteed Mortgage Loans; (g) the receipt of any notice of any final judgment or order for payment of money applicable to the Servicer that could reasonably be expected to have a Material Adverse Effect, or the receipt of any notice of any final judgment or order for payment of money applicable to the Seller and (h) any downgrade in the senior long-term unsecured debt rating of any Approved Takeout Investor to below BBB+ or Baa1 by Standard & Poor's or Moody's respectively. Upon receipt of any notice under this Section 6.05(i), the Administration Agent shall provide a copy of such notice to each of the Funding Agents.

               (j) Performance of Certain Obligations. The Seller and the Servicer shall each perform and observe each of the provisions of each Mortgage Loan, Sale Agreement, Takeout Commitment and Trade Assignment on its part to be performed or observed and will cause all things to be done that are necessary to have each Mortgage Loan comply with the requirements of such Sale Agreement, Takeout Commitment and Trade Assignment.

               (k) Credit and Collection Policy. Each of the Seller and the Servicer will comply in all material respects with its Credit and Collection Policy with respect to the Mortgage Loans.

               (l) Compliance with Material Agreements. The Seller and the Servicer shall each comply in all material respects with all agreements, indentures, mortgages or documents (including, with respect to the Seller, the Articles of Organization) binding on it or materially affecting its property or business in all cases where the failure to so comply could reasonably be expected to result in a Material Adverse Effect.

               (m) Operations and Properties. The Seller and the Servicer shall each act prudently and in accordance with customary industry standards in managing and operating its property and shall continue to underwrite, hedge and sell mortgage loans in the same diligent manner it has applied in the past.

               (n) Environmental Compliance. The Seller and the Servicer shall each use and operate all of its facilities and properties in compliance with all environmental laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance therewith, and handle all hazardous materials in compliance with all applicable environmental laws.

               (o) Special Affirmative Covenants Concerning Collateral. The Seller shall at all times warrant and defend the right, title and interest of the Purchasers and the Administrative Agent in and to the Collateral against the claims and demands of all Persons whomsoever. In addition, the Servicer shall, no less than on an annual basis, review financial statements, compliance with financial parameters, FNMA and FHLMC approvals (if applicable), and state licenses of all Persons from whom the Sellers acquire Mortgage Loans.

               (p) Treatment as a Sale. The Seller will account for the transactions contemplated by this Agreement as sales as defined by GAAP and for federal income tax purposes.

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               (q) Servicer Reporting. The Servicer will deliver to the Funding
Agents and the Administrative Agent:

                      (i) on each Remittance Date, a Monthly Statement for the
               immediately preceding month;

                      (ii) on each Business Day on which any Mortgage Loans
               constitute Wet Loans, a report showing the percentage of the Mortgage Loans which constitute Wet Loans as of such day; and

                      (iii) on each Business Day, a Daily Report.

               SECTION 6.06. Negative Covenants. The Seller and the Servicer shall each at all times comply with the covenants applicable to it contained in this Section 6.06, from the date hereof until the later of the Termination Date and the date all of the Obligations are indefeasibly paid in full:

               (a) Limitations on Mergers and Acquisitions. It shall not (i) merge or consolidate with or into any corporation or other entity unless it is the surviving entity of any such merger or consolidation or it has obtained the Administrative Agent's prior written consent or (ii) liquidate or dissolve.

               (b) Fiscal Year. Neither the Seller nor the Servicer shall change its fiscal year other than to conform with changes that may be made to the Performance Guarantors' fiscal year and then only after notice to the Administrative Agent and after whatever amendments are made to this Agreement as may be reasonably required by the Administrative Agent and the Funding Agents, in order that the reporting criteria for the Termination Events contained in
Section 8.01 (z) through (dd) remain substantially unchanged.

               (c) Actions with Respect to Collateral.

                      (i) Neither the Seller nor the Servicer shall compromise,
               extend, release, or adjust payments on any Collateral, accept a conveyance of mortgaged property in full or partial satisfaction of any Mortgage debt or release any Mortgage securing or underlying any Collateral, except as permitted by the related Approved Takeout Investor or as contemplated in the servicing guidelines distributed thereby and only if such action would not result in a Termination Event or a Potential Termination Event.

                      (ii) The Seller shall not agree to the amendment or
               termination of any Sale Agreement or Takeout Commitment in which the Administrative Agent has an interest or to substitution of a Takeout Commitment for a Takeout Commitment in which the Administrative Agent has a security interest hereunder, if such amendment, termination or substitution may be expected (as determined by the Administrative Agent in its sole discretion) to have a Material Adverse Effect or to result in a Termination Event or a Potential Termination Event.

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                      (iii) The Seller shall not transfer, sell, assign or
               deliver any Collateral sold to the Administrative Agent to any Person other than the Administrative Agent, except pursuant to a Takeout Commitment.

                      (iv) The Seller shall not grant, create, incur, permit or
               suffer to exist any Lien upon any Collateral except for (i) Liens granted to the Administrative Agent hereunder, and (ii) Liens granted to other Persons with respect to Takeout Commitments, so long as the amounts owing to all such Persons and the Administrative Agent hereunder shall not exceed the principal amount of all Takeout Commitments.

               (d) Employee Benefit Plans. Neither the Seller nor the Servicer may permit any of the events or circumstances described in Section 6.01(p) to exist or occur.

               (e) Change of Principal Office. Neither the Seller nor the Servicer shall move its principal office, executive office or principal place of business from the address set forth in Section 6.02(e) without 30-days' prior written notice to the Administrative Agent. The Seller shall not change its name, identity or place of organization or corporate structure, or add a new jurisdiction of organization without 30 days' prior written notice to the Administrative Agent.

               (f) Deposits to Collection Account. Neither the Seller nor the Servicer shall deposit or otherwise credit, or cause or permit to be so deposited or credited, to the Collection Account, cash or cash proceeds other than proceeds of the Collateral.

               (g) Takeout Commitments. Neither the Seller nor the Servicer shall perform any action or fail to take any action which would permit the related Approved Takeout Investor to refuse to purchase any Mortgage Loan under the terms of the Takeout Commitment or any related document or agreement.

               (h) Principal Agreements. The Seller will perform all of its obligations under each Principal Agreement to which it is a party and will enforce each Principal Agreement to which it is a party in accordance with its terms in all respects.

               SECTION 6.07. Other Credit Agreements. Each party hereto agrees:

               (a) if the any of the financial covenants or related definitions set forth in the Credit Agreement which correspond to the Termination Events set forth in Section 8.01(z) through (dd) are amended after the date hereof and SG, in its capacity as a lender under the Credit Agreement, has agreed to such amendment in writing, then the parties hereto shall amend Section 8.01 or the related definitions, as applicable, to conform to the related financial covenants set forth in the Credit Agreement;

               (b) if any of Sections 5.1(n), 6.1, 6.18, 7.2, 8.1(d), 8.1(e), or
8.1(q) of the Loan Agreement are amended after the date hereof and SG, in its capacity as a Managing Agent under the Loan Agreement, has agreed to such amendment in writing, then the parties hereto shall amend, respectively, Sections 6.01(l), 6.05(a)(i) through (vii), 6.05(n), 6.06(b), 8.01(b), (g) or
(m), as applicable, to conform to the related provision set forth in the Loan Agreement; and

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

               (c) If at any time prior to the effectiveness of any amendment to this Agreement which the parties have agreed to make pursuant to paragraph (a) or (b) above, a Termination Event shall occur which would not have occurred if such amendment had been effective, such Termination Event is hereby waived by the Administrative Agent, each Funding Agent and each Purchaser until such amendment is effective.

                                  ARTICLE VII
                   INDEMNIFICATION; EXPENSES; RELATED MATTERS

               SECTION 7.01. Indemnities. (a) Without limiting any other rights which the Administrative Agent, the Funding Agents, or the Purchasers may have hereunder or under applicable law, the Seller hereby agrees to indemnify the Purchasers, the Administrative Agent, the Funding Agents, the Program Support Providers and any of their successors and permitted assigns and any of their respective directors, officers, employees and agents (collectively, the "Indemnified Parties") from and against any and all Losses awarded against or incurred by any of them (excluding, however, (i) Losses to the extent resulting from gross negligence, willful misconduct, bad faith or reckless disregard of any obligation or duty on the part of an Indemnified Party and (ii) Losses specifically excluded from coverage under Sections 4.03 and 7.02 hereof) to the extent caused by:

                      (i) reliance on any representation or warranty made or
               deemed made by the Seller or the Servicer or any officers of the Seller or the Servicer under or in connection with this Agreement, any Principal Agreement, any Monthly Statement, any Officer's Certificate or any other statement, certificate, information or report delivered by the Seller pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made or delivered; provided, however, that the foregoing shall exclude any representation or warranty with respect to which the sole remedy for the breach thereof is the repurchase or substitution of the Mortgage Loans which are the subject of such representation or warranty; or

                      (ii) the failure by the Seller or the Servicer to comply
               with any term, provision or covenant contained in this Agreement or any other Principal Agreement to which it is a party; or

                      (iii) any commingling of Collections with respect to the
               Mortgage Loans with funds of the Seller or the Servicer; or

                      (iv) any setoff, rescission, counterclaim, or dispute by
               or of any Approved Takeout Investor to the payment of the Anticipated Takeout Amount with respect to any Mortgage Loan (unless such setoff, rescission, counterclaim or dispute arises from the Administrative Agent's failure to deliver any Mortgage Loan against the receipt by the Administrative Agent of an amount equal to the Anticipated Takeout Amount therefor); or

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                      (v) any claim made by any Approved Takeout Investor
               against the Administrative Agent, any Funding Agent or any Purchaser in connection with any Sale Agreement, Takeout Commitment or Takeout Assignment (unless such claim arises from the Administrative Agent's failure to deliver any Mortgage Loan against the receipt by the Administrative Agent of an amount equal to the Anticipated Takeout Amount therefor).

               (b) The provisions of this Section 7.01 shall run directly to and be enforceable by an injured party subject to the limitations hereof, and the obligations of the Seller under this Section 7.01 shall survive the termination of this Agreement.

               SECTION 7.02. Indemnity for Taxes, Reserves and Expenses. (a) If after the date hereof, the adoption of any law or bank regulatory guideline or any amendment or change in the interpretation of any existing or future law or bank regulatory guideline by any Governmental Authority charged with the administration, interpretation or application thereof, or the compliance with any directive of any Governmental Authority (in the case of any bank regulatory guideline, whether or not having the force of law):

                      (i) shall subject any Indemnified Party to any tax, duty
               or other charge (other than Excluded Taxes) with respect to this Agreement, the other Principal Agreements, the ownership, maintenance or financing of any interest in the Net Investment, the Mortgage Loans or payments of amounts due hereunder, or shall change the basis of taxation of payments to any Indemnified Party of amounts payable in respect of this Agreement, the other Principal Agreements, the ownership, maintenance or financing of any interest in the Net Investment, the Mortgage Loans or payments of amounts due hereunder or its obligation to advance funds hereunder, under a Liquidity Provider Agreement or a Program Support Agreement (except for changes in the rate of general corporate, franchise, net income or other income tax imposed on such Indemnified Party by the jurisdiction in which such Indemnified Party's principal executive office is located); or

                      (ii) shall impose, modify or deem applicable any reserve,
               special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System) against assets of, deposits with or for the account of, or credit extended by, any Indemnified Party or shall impose on any Indemnified Party or on the United States market for certificates of deposit or the London interbank market any other condition affecting this Agreement, the other Principal Agreements, the ownership, maintenance or financing of any interest in the Net Investment, the Mortgage Loans or payments of amounts due hereunder or its obligation to advance funds hereunder under a Liquidity Provider Agreement or Program Support Agreement;

and the result of any of the foregoing is to increase the cost to such Indemnified Party with respect to this Agreement, the other Principal Agreements, the ownership, maintenance or financing of any interest in the Net Investment, the Mortgage Loans or the obligations hereunder,


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

the funding of the purchase or any increases hereunder, a Liquidity Provider Agreement or a Program Support Agreement, by an amount reasonably deemed by such Indemnified Party to be material, then, within 15 days after demand by such Indemnified Party, the Seller shall pay to such Indemnified Party such additional amount or amounts as will compensate such Indemnified Party for such increased cost or reduction.

               (b) If any Indemnified Party shall have determined that after the date hereof, (i) an Accounting Based Consolidation Event or (ii) the adoption of any applicable law or bank regulatory guideline regarding capital adequacy, or any change therein, or any change in the interpretation thereof by any Governmental Authority, or any directive regarding capital adequacy (in the case of any bank regulatory guideline, whether or not having the force of law) of any such Governmental Authority, to the extent such change is not an Accounting Based Consolidation Event, in either case, has or would have the effect of reducing the rate of return on capital of such Indemnified Party (or its parent) as a consequence of such Indemnified Party's obligations hereunder or with respect hereto a level below that which such Indemnified Party (or its parent) could have achieved but for such Accounting Based Consolidation Event, adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount reasonably deemed by such Indemnified Party to be material, then, within 15 days after demand by such Indemnified Party, the Seller shall pay to such Indemnified Party, such additional amount or amounts as will compensate such Indemnified Party (or its parent) for such reduction, such compensation to be paid in the case of any Accounting Based Consolidation Event, such compensation to be in the form of a fee payable with respect to the Yield for such Purchaser Group; provided, that the Yield for such Purchaser Group payable on the next Remittance Date is determined in accordance with clause (i) of the definition of "Applicable Rate" and to the extent that the sum of such Yield and such fee does not exceed the Yield for such Purchaser Group that would be paid on such Remittance Date if such Yield was calculated in accordance with clause (ii) or the definition of "Applicable Rate" from and after the date of the occurrence of such Accounting Based Consolidation Event.

               (c) Each Indemnified Party agrees to give notice to Seller promptly upon becoming aware of the occurrence of any event or circumstance which would give rise to a claim under this Section 7.02 (a) or (b) and in any event within 30 days after the occurrence thereof; provided that the failure to give such notice within such time period shall not affect such Indemnified Party's rights to make a demand hereunder.

               (d) The Seller shall compensate each Purchaser, upon the written request of the Related Funding Agent, for all reasonable out-of-pocket losses, costs and expenses, including, without limitation, any loss (net of reinvestment income received in the reemployment of such funds in the manner determined by such Purchaser in the exercise of its reasonable discretion), reasonable cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Purchaser (or its Liquidity Providers) to make, fund or maintain its portion of the Net Investment hereunder (or in the case of clause (ii) below, the inability of a Conduit Purchaser to repay its Commercial Paper issued in connection with such Net Investment on the related Settlement
Date), (i) if for any reason the Seller fails to sell the Mortgage Loans described in an Initial Purchase Date Notice on the Purchase Date specified therefor (other than the failure of a Purchaser to purchase if all conditions precedent to such purchase have been


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

met), (ii) if for any reason any payment of the portion of the Net Investment funded in connection with the purchase of Mortgage Loans occurs on a date other than the Settlement Date specified in the applicable Purchase Date Notice or
(iii) if at any time a Conduit Purchaser decides to fund its portion of the Net Investment pursuant to a Liquidity Provider Agreement. Any request for compensation under this Section 7.02(d) shall be accompanied by a copy of a statement from the Related Funding Agent setting forth in reasonable detail the basis for requesting compensation, and the determination of the amount thereof in such statement shall be rebuttably presumptive evidence of such amount of compensation.

               (e) Each Indemnified Party (through its respective Funding Agent) will promptly notify the Administrative Agent and/or the Seller upon learning that amounts for which it is entitled to seek reimbursement under this Section
7.02 ("Section 7.02 Costs") have begun to accrue and in any event within 30 days after the occurrence thereof; provided that the failure to give such notice within such time period shall not affect such Indemnified Party's rights to make a demand hereunder. A notice by the Administrative Agent or the applicable Indemnified Party claiming compensation under this Section 7.02 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or any applicable Indemnified Party may use any reasonable averaging and attributing methods. Each of the Indemnified Parties further agrees to take such steps as may be reasonably available to it to avoid the need for, or reduce the amount of, any such amounts that may thereafter accrue under this Section 7.02; provided, however, that the Indemnified Parties shall have no obligation to take any such step that is inconsistent with its internal policy or legal and regulatory restrictions.

               SECTION 7.03. Taxes.

               (a) Any and all payments to the Funding Agents for the benefit of the Purchasers with respect to the Net Investment shall be made, in accordance herewith, free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and any other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority on any recipient (or any assignee of such parties) (such non-excluded items being called "Taxes"), but excluding franchise taxes and taxes imposed on or measured by the recipient's net income or gross receipts (but not including any such tax in the nature of a withholding tax) by the jurisdiction under the laws of which such Purchaser is organized or has its applicable lending office or any political subdivision of any thereof ("Excluded Taxes"). If the Seller shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder with respect to any Purchaser, (i) the Seller shall pay such Purchaser within 15 days after demand therefor, an amount sufficient so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 7.03), such Purchaser receives an amount equal to the sum it would have received had no such deductions been made,
(ii) the Seller shall make such deductions and (iii) the Seller shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. The Purchasers further agree to take such steps as may be reasonably available to it to avoid the need for, or reduce the amount of, any such amounts that may thereafter accrue under this Section 7.03; provided, however, that the Purchasers shall have no obligation to take any such step that is inconsistent with its internal policy or legal and regulatory restrictions.

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

               (b) If as a result of any event or circumstances similar to those described in subsection (a) above, any Conduit Purchaser is required to compensate a Liquidity Provider or Program Support Provider in connection with borrowings under the Liquidity Provider Agreement or Program Support Agreement, respectively, by such Conduit Purchaser for the funding or maintenance of such Purchaser's Net Investment hereunder, then within ten (10) days after demand by the Funding Agent for the account of such Conduit Purchaser, the Seller shall pay such Conduit Purchaser within 15 days after demand therefor, such additional amount or amounts as may be necessary to pay such Liquidity Provider or Program Support Provider, as applicable the amounts due or to otherwise reimburse such Conduit Purchaser for amounts paid by it. Such Conduit Purchaser agrees to use its best efforts to enforce the provisions of the Liquidity Provider Agreement or Program Support Agreement, as applicable, which require each Liquidity Provider or Program Support Provider, as applicable, to take certain actions to reduce the amount of such compensation due to such Liquidity Provider or Program Support Provider.

               SECTION 7.04. Other Costs, Expenses and Related Matters.

               (a) The Seller agrees, upon receipt of a written invoice, to pay or cause to be paid, and to save the Conduit Purchasers, the Committed Purchasers, the Funding Agents and the Administrative Agent harmless against liability for the payment of, all reasonable out-of-pocket expenses (including, without limitation, attorneys', accountants' and other third parties' fees and expenses, any filing fees and expenses incurred by officers or employees of the Conduit Purchasers, Committed Purchasers, Funding Agents and/or Administrative Agent) or intangible, documentary or recording taxes incurred by or on behalf of the Conduit Purchasers, Committed Purchasers, Funding Agents and Administrative Agent (i) in connection with the negotiation, execution, delivery and preparation of this Agreement, the other Principal Agreements and any documents or instruments delivered pursuant hereto and thereto and the transactions contemplated hereby or thereby and (ii) from time to time (A) relating to any amendments, waivers or consents under this Agreement and the other Principal Agreements, (B) relating to the syndication of the facility contemplated hereby,
(C) arising in connection with any Conduit Purchaser's, any Committed Purchaser's, any Funding Agent's or the Administrative Agent's enforcement or preservation of rights, or (D) arising in connection with any audit, dispute, disagreement, litigation or preparation for litigation involving this Agreement or any of the other Principal Agreements.

               (b) In addition, the Seller shall pay any and all stamp, sales, excise and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement or the other agreements and documents to be delivered hereunder, and agrees to indemnify the Indemnified Parties against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

                                  ARTICLE VIII
                               TERMINATION EVENTS

               SECTION 8.01. Termination Events. Each of the following events shall, upon the occurrence and continuance thereof, be a "Termination Event":

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

               (a) The Seller shall fail to make any payment, transfer or deposit as required to be made hereunder, under the Fee Letter or under any other Principal Agreement when due and such failure shall remain unremedied for a period of five (5) calendar days after the due date; or

               (b) Any representation or warranty made or deemed to be made by the Seller or any Performance Guarantor or any of their respective officers under or in connection with this Agreement or any other Principal Agreement or other information or report delivered pursuant hereto or thereto shall prove to have been false, misleading or incorrect in any material respect when made; provided that any breach of a representation and warranty in Section 6.02 with respect to a Mortgage Loan as of the related Purchase Date shall not constitute a Termination Event if the Seller complies with its repurchase obligation set forth in Section 2.04(c) with respect to such Mortgage Loan; or

               (c) The Seller or any Performance Guarantor shall fail to perform or observe any other material term, covenant or agreement contained in this Agreement or any other Principal Agreement (other than as referred to in Section 8.01(a)) on its part to be performed or observed and any such failure shall remain unremedied beyond the expiration of any applicable grace or notice period expressly provided for therein; or

               (d) The Seller, Servicer or any Performance Guarantor generally shall not pay its debts as they become due or shall admit in writing its inability to pay its debts, or shall make a general assignment for the benefit of creditors; or

               (e) The Seller, Servicer or any Performance Guarantor shall (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor or liquidator of it or of all or a substantial part of its assets;
(ii) file a voluntary petition in bankruptcy, (iii) file a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any Debtor Laws, (iv) file an answer admitting the allegations of or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization, or insolvency proceeding, or (v) take action for the purpose of effecting any of the foregoing; or

               (f) An involuntary petition or complaint shall be filed against the Seller, the Servicer, or any Performance Guarantor seeking bankruptcy or reorganization of the Seller, the Servicer, or any Performance Guarantor or a receiver, custodian, trustee, intervenor or liquidator shall be appointed for all or substantially all of the assets of either the Seller, the Servicer or any Performance Guarantor; or an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition or complaint seeking reorganization of the Seller, the Servicer or any Performance Guarantor or appointing a receiver, custodian, trustee, intervenor or liquidator of the Seller, the Servicer or any Performance Guarantor or of all or substantially all of the assets of the Seller, the Servicer or any Performance Guarantor; or

               (g) (i) The Seller, the Servicer or any Performance Guarantor shall fail to make when due and payable or within any applicable grace period (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) any payment on any Indebtedness with an unpaid principal balance of over $1,500,000 with respect to the Seller or the Servicer, or



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

$10,000,000 in the case of either Performance Guarantor; or (ii) any event or condition occurs under any provision contained in any such obligation or any agreement securing or relating to such obligation (or any other breach or default under such obligation or agreement occurs) if the effect thereof is to cause or permit with the giving of notice or lapse of time or both the holder or trustee of such obligation to cause such obligation to become due prior to its stated maturity; or (iii) any such obligation becomes due (other than by regularly scheduled payments) prior to its stated maturity; or (iv) any of the foregoing occurs with respect to any one or more items of Indebtedness with an unpaid principal balance exceeding, in the aggregate, $1,500,000 with respect to the Seller or the Servicer, or $10,000,000 in the case of either Performance Guarantor; or

               (h) The Seller, Servicer or any Performance Guarantor shall fail within 30 days to timely appeal any final judgments or to pay, bond or otherwise discharge any judgments or orders for payment of money in each case in excess of $5,000,000, individually or in the aggregate; or

               (i) Any Person shall levy on, seize or attach all or any material portion of the assets of the Seller, the Servicer or any Performance Guarantor and within thirty (30) days thereafter the Seller, the Servicer or the Performance Guarantor shall not have dissolved such levy or attachment, as the case may be, and, if applicable, regained possession of such seized assets; or

               (j) The Seller or the Servicer becomes ineligible to originate, sell or service mortgage loans to FNMA, FHLMC or GNMA, or FNMA, FHLMC or GNMA shall impose any sanctions upon or terminate or revoke any rights of the Seller or the Servicer; or

               (k) If (i) any Governmental Authority cancels the Seller's right to be either a seller or servicer of such Governmental Authority's insured or guaranteed mortgage loans or mortgage-backed securities, (ii) any Approved Takeout Investor cancels for cause any servicing or underwriting agreement between the Seller and such Approved Takeout Investor that could reasonably be expected to have a Material Adverse Effect or (iii) the Seller receives notice from a Governmental Authority that such Governmental Authority intends to revoke such Seller's right to be a seller or servicer of such Governmental Authority's insured or guaranteed mortgage loans or mortgage-backed securities and such notice is not withdrawn within ten (10) days of the receipt thereof; or

               (l) Any material provision of this Agreement, or any other Principal Agreement shall for any reason cease to be in full force and effect, or be declared null and void or unenforceable in whole or in part; or the validity or enforceability of any such document shall be challenged or denied; or

               (m) A "change in control," with respect to the ownership of AHMIC shall have occurred after the date hereof (and as used in this subparagraph, the term "change in control" shall mean an acquisition by any Person, partnership or group, as defined under the Securities Exchange Act of 1934, as amended, of a direct or indirect beneficial ownership of 10% or more



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

of the then-outstanding voting stock of the Performance Guarantors); or AHMIC shall cease at any time to own directly or indirectly 100% of the stock of the Seller and the Servicer; or

               (n) Any purchase hereunder of Mortgage Loans and the other Collateral with respect thereto shall for any reason cease to constitute valid and perfected ownership of such Mortgage Loans and other Collateral in the Administrative Agent, for the benefit of the Purchasers, free and clear of any Lien; or

               (o) Any action or omission to act by the Seller which constitutes gross negligence or willful misconduct causes a Takeout Failure, such Takeout Failure shall continue unremedied after the Cure Date and such occurrence has a Material Adverse Effect; or

               (p) A Takeout Deficiency Fee exists for any Mortgage Loan and either (i) a demand has been made by the Administrative Agent pursuant to
Section 2.05 for the payment of such Takeout Deficiency Fee and it has not paid within five (5) calendar days after it is due, or (ii) such Takeout Deficiency Fee cannot be paid pursuant to the proviso of Section 2.05; or

               (q) As of the end of any calendar month, the average of the Fall-Out Rates for such month and the two preceding months exceeds 7.0%; or

               (r) The Seller fails to obtain and deliver to the Custodian, the Custodial Files, and the Administrative Agent shall determine that the continuation of such condition could be reasonably expected to have a Material Adverse Effect on the Administrative Agent or the Purchaser; or

               (s) There shall have occurred any event that could be reasonably expected to have a Material Adverse Effect on the enforceability or collectability of any significant portion of the Mortgage Loans or the Takeout Commitments or there shall have occurred any other event that could be reasonably expected to have a Material Adverse Effect on the ability of the Seller, the Servicer or the Administrative Agent to collect a significant portion of Mortgage Loans or Takeout Commitments or the ability of the Seller or the Servicer to perform hereunder or a Material Adverse Effect has occurred in the financial condition or business of the Seller or the Servicer since June 30, 2006; or

               (t) (i) Any litigation (including, without limitation, derivative actions), arbitration proceedings or governmental proceedings not disclosed in writing by the Seller to the Purchasers, the Administrative Agent and the Funding Agents prior to the date of execution and delivery of this Agreement is pending against the Seller or any Affiliate thereof, or (ii) any development not so disclosed has occurred in any litigation (including, without limitation, derivative actions), arbitration proceedings or governmental proceedings so disclosed, which, in the case of either clause (i) and/or clause (ii), in the reasonable opinion of the Required Funding Agents, could reasonably be expected to have a Material Adverse effect or impair the ability of the Seller, the Servicer or any Performance guarantor to perform its obligations under this Agreement or any other Principal Agreement; or


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

               (u) The Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any of the assets of the Seller or the Servicer and such lien shall not have been released within 30 days, or the PBGC shall, or shall indicate its intention to, file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Seller or the Servicer; or

               (v) A successor Custodian shall not have been appointed and accepted such appointment within 180 days after the retiring Custodian shall have given written notice of resignation pursuant to Section 4.4 of the Custodial Agreement; or

               (w) The Administrative Agent shall fail or cease to have a valid and perfected first priority ownership interest in the Mortgage Loans and the other Collateral for the benefit of the Purchasers; or

               (x) As of any date, the aggregate outstanding balance of all the Mortgage Loans which are Wet Loans and subject to this Agreement as of such date exceeds 10% of the Maximum Purchase Limit as of such date; or

               (y) As of any date, (i) the aggregate outstanding balance of all the Mortgage Loans subject to this Agreement as of such date and which were originated more than 90 days prior to such date exceeds 15% of the Maximum Purchase Limit as of such date; or (ii) the aggregate outstanding balance of all Mortgage Loans subject to this Agreement as of such date and which have been subject to this Agreement for more than 60 days exceeds 15% of the Maximum Purchase Limit, or (iii) any Mortgage Loan as of such date has been subject to this Agreement for more than 180 days, and in each case such failure shall remain unremedied for five (5) Business Days; or

               (z) The Tangible Net Worth of AHMIC shall be less than $685,000,000 plus 75% of the Net Cash Proceeds of any capital stock (including preferred stock) issued by AHMIC after June 30, 2005, at any time; or

               (aa) The Tangible Net Worth of AHMS shall be less than $30,000,000 at any time; or

               (bb) The Tangible Net Worth of AHM shall be less than $21,000,000 at any time; or

               (cc) AHMIC's net income shall be less than $1.00 for any period of two consecutive fiscal quarters; or

               (dd) AHMIC's ratio of its Aggregate Collateral Value to its Adjusted Consolidated Funded Debt shall be less than 1.00 to 1.00; or

               (ee) A Servicer Termination Event shall have occurred or have been deemed to have occurred; or

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

               (ff) At any time, the aggregate outstanding balance of all Mortgage Loans which have been subject to this Agreement since the date hereof and which have become Fall-Out Loans shall exceed 20% of the aggregate Purchase Prices for all purchases outstanding at such time for more than five (5) Business Days; or

               (gg) A Mortgage Loan is released to the Servicer pursuant to
Section 3.4 of the Custodial Agreement and not returned in within 14 calendar days after such release;

and in any such event, the Administrative Agent shall, at the request, or may, with the consent, of the Required Funding Agents, by notice to the Seller declare the Termination Date to have occurred, except that, in the case of any event described in subsections (d), (e) or (f) above, the Termination Date shall be deemed to have occurred automatically upon the occurrence of such event; provided, however, that if any involuntary proceeding (as described in subsection (f) above) is dismissed within sixty (60) days after its commencement, and if no other Termination Event has occurred, then following such dismissal, the program shall be reinstated as if the Termination Date had not occurred (it being understood that the Seller and the Servicer shall continue to perform all of their respective obligations hereunder during such sixty-day period and following any such Termination Date).

               SECTION 8.02. Waiver of Past Defaults. The Administrative Agent, with the prior written consent of the Funding Agents, may, on behalf of the Purchasers, waive in writing any default by the Seller, the Servicer or Successor Servicer in the performance of their respective obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived.

                                   ARTICLE IX
                    THE ADMINISTRATIVE AGENT; FUNDING AGENTS

               SECTION 9.01. Authorization and Action of Administrative Agent.

               (a) Each Conduit Purchaser and each Committed Purchaser hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Principal Agreements as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. In furtherance, and without limiting the generality, of the foregoing, each Conduit Purchaser and each Committed Purchaser hereby appoints the Administrative Agent as its agent to execute and deliver all further instruments and documents, and agrees to take all further action that the Administrative Agent may deem necessary or appropriate or that a Conduit Purchaser or a Committed Purchaser may reasonably request in order to perfect, protect or more fully evidence the interests transferred or to be transferred from time to time by the Seller hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder. With respect to actions which are incidental to the actions specifically delegated to the Administrative Agent hereunder, the Administrative Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain


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

from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Funding Agents; provided, however, the Administrative Agent shall not be required to take any action hereunder if the taking of such action, in the reasonable determination of the Administrative Agent, shall be in violation of any applicable law, rule or regulation or contrary to any provision of this Agreement or shall expose the Administrative Agent to liability hereunder or otherwise. Upon the occurrence and during the continuance of any Termination Event, the Administrative Agent shall take no action hereunder (other than ministerial actions or such actions as are specifically provided for herein) without the prior consent of the Funding Agents. In the event the Administrative Agent requests (with confirmation of receipt) a Conduit Purchaser's or a Committed Purchaser's consent pursuant to the foregoing provisions and the Administrative Agent does not receive a response to such request (either positive or negative) from such Conduit Purchaser or such Committed Purchaser within ten (10) Business Days of Conduit Purchaser's or Committed Purchaser's receipt of such request, then such Conduit Purchaser or such Committed Purchaser (and its percentage interest hereunder) shall be disregarded in determining whether the Administrative Agent shall have obtained sufficient consent hereunder.

               (b) The Administrative Agent shall exercise such rights and powers vested in it by this Agreement and the other Principal Agreements, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

               SECTION 9.02. Administrative Agent's Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to any Person for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement or any of the other Principal Agreements, except for its or their own gross negligence or willful misconduct. Without limiting the foregoing, the Administrative Agent: (i) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Conduit Purchaser or any Committed Purchaser and shall not be responsible to any Conduit Purchaser or any Committed Purchaser for any statements, warranties or representations made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Principal Agreements on the part of the Seller or Servicer or to inspect the property (including the books and records) of the Seller or Servicer; (iv) shall not be responsible to any Conduit Purchaser or any Committed Purchaser for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any of the other Principal Agreements or any other instrument or document furnished pursuant hereto or thereto; and (v) shall incur no liability under or in respect of this Agreement or any of the other Principal Agreements by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telex) believed by it to be genuine and signed or sent by the proper party or parties.

               SECTION 9.03. Credit Decision. Each Conduit Purchaser and each Committed Purchaser acknowledges that it has, independently and without reliance upon the


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Administrative Agent, any of the Administrative Agent's Affiliates, any Funding
Agent, any other Committed Purchaser or any other Conduit Purchaser and based upon such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and the other Principal Agreements to which it is a party and, if it so determines, to accept the transfer of any interest in the assets purchased hereunder. Each Conduit Purchaser and each Committed Purchaser also acknowledges that it will, independently and without reliance upon the Administrative Agent, any of the Administrative Agent's Affiliates, any Funding Agent, any other Committed Purchaser or any other Conduit Purchaser and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement and the other Principal Agreements to which it is a party.

               SECTION 9.04. Indemnification of the Administrative Agent. Each Committed Purchaser agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Seller), ratably in accordance with its respective Purchaser Group's Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as such) in any way relating to or arising out of this Agreement and any of the other Principal Agreements or such action taken or omitted by the Administrative Agent hereunder or thereunder, provided that such Committed Purchaser shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Committed Purchaser agrees to reimburse the Administrative Agent, ratably in accordance with its respective Purchaser Group's Pro Rata Share, promptly upon demand for any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Principal Agreements, to the extent that such expenses are incurred in the interests of or otherwise in respect of the Conduit Purchasers or the Committed Purchasers hereunder and/or thereunder and to the extent that the Administrative Agent is not reimbursed for such expenses by the Seller in accordance with Section 7.04.

               SECTION 9.05. Successor Administrative Agent. The Administrative Agent may resign at any time, effective upon the appointment and acceptance of a successor Administrative Agent as provided below, by giving written notice thereof to each Funding Agent, each Conduit Purchaser, each Committed Purchaser, the Seller and the Servicer. Upon any such resignation, the Funding Agents shall appoint a successor Administrative Agent. Each Conduit Purchaser and each Committed Purchaser agrees that it shall not unreasonably withhold or delay its approval of the appointment of a successor Administrative Agent. If no such successor Administrative Agent shall have been so appointed, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent's giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Conduit Purchasers and the Committed Purchasers, appoint a successor Administrative Agent with the prior consent of the Funding Agents (which such consent will not be unreasonably withheld) which such successor Administrative Agent shall be either (i) a commercial bank organized under the laws


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of the United States or of any state thereof and having a combined capital and surplus of at least $50,000,000 or (ii) an Affiliate of such a bank. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article IX shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. The successor Administrative Agent shall promptly notify the Seller and Servicer of its appointment hereunder.

               SECTION 9.06. Payments by the Administrative Agent. Unless specifically allocated to a Conduit Purchaser or a Committed Purchaser pursuant to the terms of this Agreement, all amounts received by the Administrative Agent, if any, on behalf of the Conduit Purchasers or Committed Purchasers shall be paid by the Administrative Agent to the applicable Funding Agent (at the account specified in writing to Administrative Agent) in accordance with the related Purchaser Group's Pro Rata Share on the Business Day received by the Administrative Agent, unless such amounts are received after 12:00 noon (New York time) on such Business Day, in which case the Administrative Agent shall use its reasonable efforts to pay such amounts to such Funding Agent, on behalf of the related Purchaser, on such Business Day, but, in any event, shall pay such amounts to such Funding Agent, on behalf of the related Purchaser, not later than 11:00 a.m. (New York time) on the following Business Day.

               SECTION 9.07. Authorization and Action of Funding Agent.

               (a) Each Conduit Purchaser and each Committed Purchaser of each Purchaser Group hereby appoints and authorizes the Funding Agent with respect to such Purchaser Group to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Principal Agreements as are delegated to the Funding Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. In furtherance, and without limiting the generality, of the foregoing, each Conduit Purchaser and each Committed Purchaser hereby appoints the related Funding Agent as its agent to execute and deliver all further instruments and documents, and agrees to take all further action that the related Funding Agent may deem necessary or appropriate or that a Conduit Purchaser or a Committed Purchaser may reasonably request in order to perfect, protect or more fully evidence the interests transferred or to be transferred from time to time by the Seller hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove. The Conduit Purchasers and Committed Purchasers may direct the related Funding Agent (i) to direct the Administrative Agent to take any action which is incidental to the actions specifically delegated to the Administrative Agent hereunder and (ii) not to take or to cease taking any action which is incidental to the actions specifically delegated to the Administrative Agent hereunder. With respect to actions which are incidental to the actions specifically delegated to a Funding Agent hereunder, a Funding Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the related Conduit Purchaser and Committed


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

Purchaser; provided, however, that no Funding Agent shall be required to take any action hereunder if the taking of such action, in the reasonable determination of such Funding Agent, shall be in violation of any applicable law, rule or regulation or contrary to any provision of this Agreement or shall expose such Funding Agent to liability hereunder or otherwise. Upon the occurrence and during the continuance of any Termination Event, the Funding Agent shall take no action hereunder (other than ministerial actions or such actions as are specifically provided for herein) without the prior consent of the related Conduit Purchaser and Committed Purchaser. The Funding Agent shall not, without the prior written consent of the related Conduit Purchaser (if any interest is held by a Conduit Purchaser at such time) and Committed Purchaser, agree to (i) amend, modify or waive any provision of this Agreement in any way which would (A) reduce or impair Collections or the payment of fees payable hereunder to the Conduit Purchasers or Committed Purchasers or delay the scheduled dates for payment of such amounts, (B) modify any provisions of this Agreement relating to the timing of payments required to be made by the Seller or the Servicer or the application of the proceeds of such payments, and (C) permit the appointment of any Person (other than the Administrative Agent) as Successor Servicer. In addition, each Funding Agent agrees that it shall not agree to any amendment of this Agreement not specifically described in the two preceding sentences without the consent of the related Conduit Purchaser and Committed Purchaser. In the event the Funding Agent requests a Person's consent pursuant to the foregoing provisions and the Funding Agent does not receive a response to such request (either positive or negative) from such Person within ten (10) Business Days of such Person's receipt of such request, then such Person (and its percentage interest hereunder) shall be disregarded in determining whether the Funding Agent shall have obtained sufficient consent hereunder.

               (b) The Funding Agent shall exercise such rights and powers vested in it by this Agreement and the other Principal Agreements, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

               SECTION 9.08. Funding Agent's Reliance, Etc. Neither any Funding Agent nor any of its directors, officers, agents or employees shall be liable to any Person for any action taken or omitted to be taken by it or them as Funding Agent under or in connection with this Agreement or any of the other Principal Agreements, except for its or their own gross negligence or willful misconduct. Without limiting the foregoing, the Funding Agent: (i) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Conduit Purchaser or any Committed Purchaser and shall not be responsible to any Conduit Purchaser or any Committed Purchaser for any statements, warranties or representations made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Principal Agreements on the part of the Seller or the Servicer or to inspect the property (including the books and records) of the Seller or the Servicer; (iv) shall not be responsible to any Conduit Purchaser or any Committed Purchaser for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the Net Investment or any other instrument or document furnished pursuant hereto or thereto; and (v)


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

shall incur no liability under or in respect of this Agreement or any of the other Principal Agreements by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telex) believed by it to be genuine and signed or sent by the proper party or parties.

               SECTION 9.09. Credit Decision. Each Conduit Purchaser and each Committed Purchaser acknowledges that it has, independently and without reliance upon the Funding Agent, any of the Funding Agent's Affiliates, any other Committed Purchaser or any other Conduit Purchaser and based upon such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and the other Principal Agreements to which it is a party and, if it so determines, to accept the transfer of any interest in the assets purchased hereunder. Each Conduit Purchaser and each Committed Purchaser also acknowledges that it will, independently and without reliance upon the Funding Agent, any of the Funding Agent's Affiliates, any other Committed Purchaser or any other Conduit Purchaser and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement and the other Principal Agreements to which it is a party.

               SECTION 9.10. Indemnification of the Funding Agent. Each Committed Purchaser agrees to indemnify the related Funding Agent (to the extent not reimbursed by the Seller), ratably in accordance with its respective pro rata share of its portion of the related Purchaser Group Limit, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Funding Agent (in its capacity as such) in any way relating to or arising out of this Agreement and any of the other Principal Agreements or such action taken or omitted by the Funding Agent hereunder or thereunder, provided that such Committed Purchaser shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Funding Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Committed Purchaser agrees to reimburse the Funding Agent, ratably in accordance with its respective pro rata share of its portion of the related Purchaser Group Limit, promptly upon demand for any out-of-pocket expenses (including counsel fees) incurred by the Funding Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Principal Agreements, to the extent that such expenses are incurred in the interests of or otherwise in respect of the Conduit Purchasers or the Committed Purchasers hereunder and/or thereunder and to the extent that the Funding Agent is not reimbursed for such expenses by the Seller.

               SECTION 9.11. Successor Funding Agent. A Funding Agent may resign at any time, effective upon the appointment and acceptance of a successor Funding Agent as provided below, by giving written notice thereof to the Administrative Agent, each Conduit Purchaser, each Committed Purchaser, the Seller and the Servicer. Upon any such resignation, the members of the related Purchaser Group acting jointly shall appoint a successor Funding Agent. Each Conduit Purchaser and each Committed Purchaser agrees that it shall not unreasonably withhold or delay its approval of the appointment of a successor Funding Agent. If


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

no such successor Funding Agent shall have been so appointed, and shall have accepted such appointment, within thirty (30) days after the retiring Funding Agent's giving of notice of resignation, then the retiring Funding Agent may, on behalf of the Conduit Purchasers and the Committed Purchasers, appoint a successor Funding Agent which shall be either (i) a commercial bank organized under the laws of the United States or of any state thereof and having a combined capital and surplus of at least $50,000,000 or (ii) an Affiliate of such a bank. Upon the acceptance of any appointment as Funding Agent hereunder by a successor Funding Agent, such successor Funding Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Funding Agent, and the retiring Funding Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Funding Agent's resignation hereunder as Funding Agent, the provisions of this Article VII shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Funding Agent under this Agreement. The successor Funding Agent shall promptly notify the Seller and the Servicer of its appointment hereunder.

               SECTION 9.12. Payments by a Funding Agent. Unless specifically allocated to a Conduit Purchaser or a Committed Purchaser pursuant to the terms of this Agreement, all amounts received by a Funding Agent on behalf of the related Conduit Purchaser or Committed Purchaser shall be paid by such Funding Agent to such Conduit Purchaser or Committed Purchaser, as applicable (at the account specified in writing to such Funding Agent) in accordance with such Purchaser's pro rata share of such amount received on the Business Day received by such Funding Agent, unless such amounts are received after 12:00 noon (New York time) on such Business Day, in which case such Funding Agent shall use its reasonable efforts to pay such amounts, on such Business Day, but, in any event, shall pay such amounts not later than 11:00 a.m. (New York time) the following Business Day.

                                   ARTICLE X
                         ASSIGNMENTS AND PARTICIPATIONS

               SECTION 10.01. Assignments; Additional Purchaser Groups.

               (a) Each Conduit Purchaser may, from time to time, with prior or concurrent notice to the Seller and the Servicer, in one transaction or a series of transactions, assign to an Eligible Assignee all or a portion of the related Purchaser Group's Pro Rata Share of the Net Investment and such Conduit Purchaser's rights and obligations under this Agreement and any other Principal Agreements to which it is a party. Upon and to the extent of such assignment by a Conduit Purchaser to an Eligible Assignee, (i) such Eligible Assignee shall be the owner of the assigned portion of the related Purchaser Group's Pro Rata Share of the Net Investment, (ii) the related Funding Agent for such Conduit Purchaser will act as the Funding Agent for such Eligible Assignee, with all corresponding rights and powers, express or implied, granted to the related Funding Agent hereunder or under the other Principal Agreements, (iii) such Eligible Assignee and its Liquidity Providers and Program Support Providers and other related parties shall have the benefit of all the rights and protections provided to such Conduit Purchaser and its Liquidity Providers and Program Support Providers and other related parties, respectively, herein and in the other Principal Agreements (including, without limitation, any limitation on recourse against such Conduit Purchaser or related parties, any agreement not to file or join in the filing of


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

a petition to commence an insolvency proceeding against such Conduit Purchaser, and the right to assign to another Eligible Assignee as provided in this paragraph), (iv) such Eligible Assignee shall assume such Conduit Purchaser's right to fund the assigned portion of the related Purchaser Group's Pro Rata Share of any Purchase Prices requested by the Seller subsequent to the date of such assignment and all other rights and obligations, if any, of such Conduit Purchaser under and in connection with this Agreement or any other Principal Agreements, and such Conduit Purchaser shall be released from such obligations, in each case to the extent of such assignment, and the obligations of such Conduit Purchaser and Eligible Assignee shall be several and not joint, (v) all distributions in respect of the related Purchaser Group's Pro Rata Share of the Net Investment shall be made to the applicable Funding Agent, on behalf of such Conduit Purchaser and such Eligible Assignee on a pro rata basis according to their respective interests, (vi) if applicable, the definition of the term "Applicable Rate" with respect to the portion of the related Purchaser Group's Pro Rata Share of the Net Investment funded with Commercial Paper issued by such Conduit Purchaser from time to time shall be determined in the manner set forth in the definition of "CP Rate" applicable to such Conduit Purchaser on the basis of the interest rate or discount applicable to Commercial Paper issued by such Eligible Assignee (rather than such Conduit Purchaser), (vii) the defined terms and other terms and provisions of this Agreement and the other Principal Agreements shall be interpreted in accordance with the foregoing, and (viii) if requested by the applicable Funding Agent, the parties will execute and deliver such further agreements and documents and take such other actions as such Funding Agent may reasonably request to evidence and give effect to the foregoing. No assignment by a Conduit Purchaser to an Eligible Assignee of all or any portion of the related Purchaser Group's Pro Rata Share of the Net Investment shall in any way diminish the related Committed Purchaser's obligation under Section 10.01(a) to fund any Purchase Price not funded by such Conduit Purchaser or Eligible Assignee.

               (b) Each Committed Purchaser may assign all or a portion of its interests in the Net Investment and its rights and obligations hereunder to any Eligible Assignee. In the case of an assignment by a Committed Purchaser (or assignee thereof) to another Person, the assignor shall deliver to the assignee(s) an Assignment and Assumption Agreement, duly executed, assigning to the assignee a pro rata interest in the Net Investment and the assignor's rights and obligations hereunder. Any assignor hereunder shall promptly execute and deliver all further instruments and documents required hereby, and take all further action, that the assignee may reasonably request, in order to protect or more fully evidence the assignee's right, title and interest in and to such interest and to enable the Administrative Agent, on behalf of such assignee, to exercise or enforce any rights hereunder and under the other Principal Agreements to which such assignor is or, immediately prior to such assignment, was a party. Upon any assignment hereunder, (i) the assignee shall have all of the rights and obligations of the assignor hereunder and under the other Principal Agreements to which such assignor is or, immediately prior to such assignment, was a party with respect to such interest for all purposes of this Agreement and such other Principal Agreements (it being understood that the Committed Purchasers (or assignees thereof), as assignees, shall be obligated to fund Purchase Prices under Section 2.01 in accordance with the terms thereof, notwithstanding that the Conduit Purchasers were not so obligated), and (ii) the assignor shall relinquish its rights with respect to such interest for all purposes of this Agreement and under the other Principal Agreements to which such

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

assignor is or, immediately prior to such assignment, was a party. No such assignment shall be effective unless a fully executed copy of the related Assignment and Assumption Agreement shall be delivered to the Administrative Agent and the Seller. All out-of-pocket costs and legal expenses of the Administrative Agent, the assignor and the assignee incurred in connection with any assignment hereunder shall be borne as agreed among the Seller, such assignor and such assignee.

               (c) By executing and delivering an Assignment and Assumption Agreement, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Assumption Agreement, the assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, the other Principal Agreements or any other instrument or document furnished pursuant hereto or thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the other Principal Agreements, the Mortgage Loans or any such other instrument or document; (ii) the assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Seller or the Servicer or the performance or observance by the Seller or the Servicer of any of their respective obligations under this Agreement, the other Principal Agreements or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and such other instruments, documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption Agreement and to purchase such interest; (iv) such assignee will, independently and without reliance upon the Administrative Agent or any of its Affiliates, the Funding Agents or any of their Affiliates, the assignor or any other Purchaser and based on such agreements, documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Principal Agreements; (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement, the other Principal Agreements and any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto and to enforce its respective rights and interests in and under this Agreement, the other Principal Agreements and the assets purchased hereunder;
(vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Principal Agreements are required to be performed by it as such assignee; and
(vii) such assignee agrees that it will not institute against any Conduit Purchaser any proceeding of the type referred to in Section 11.15 prior to the date which is one year and one day after the payment in full of all Commercial Paper issued by any Conduit Purchaser.

               (d) Upon the Seller's request, an additional Purchaser Group may be added to this Agreement at any time by the execution and delivery of a Joinder Agreement by the members of such proposed additional Purchaser Group, the Seller, the Servicer and the Administrative Agent, which execution and delivery shall not be unreasonably refused by such parties. Upon the effective date of such Joinder Agreement, (i) each Person specified therein as a "Conduit Purchaser" shall become a party hereto as a Conduit Purchaser, entitled to the rights and subject


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

to the obligations of a Conduit Purchaser hereunder, (ii) each Person specified therein as a "Committed Purchaser" shall become a party hereto as a Committed Purchaser, entitled to the rights and subject to the obligations of a Committed Purchaser hereunder, (iii) each Person specified therein as a "Funding Agent" shall become a party hereto as a Funding Agent, entitled to the rights and subject to the obligations of a Funding Agent hereunder, (iv) the Maximum Purchase Limit shall be increased by an amount equal to the aggregate Commitments of the Committed Purchasers party to such Joinder Agreement, and (v) appropriate assignments shall be executed among the Purchaser Groups such that, after giving effect to the addition of the new Purchaser Group, each Purchaser Group shall have funded its Pro Rata Share of the Net Investment. On or prior to the effective date of such Joinder Agreement, the Seller, the new Conduit Purchaser and the new Funding Agent shall enter into a fee letter with the Administrative Agent, the Servicer and the Seller for purposes of setting forth the fees payable to the members of such Purchaser Group in connection with this Agreement, which fee letter shall be considered a "Fee Letter" for all purposes of this Agreement.

               SECTION 10.02. Participations.

               (a) Any Purchaser may sell participations to one or more Persons in or to all or a portion of its rights and obligations hereunder; provided, however, that (i) such Purchaser's obligations under this Agreement (including, without limitation, any Committed Purchaser's commitment to fund its portion of any Purchase Price hereunder) shall remain unchanged, (ii) such Purchaser shall remain solely responsible to the Seller, the other Purchasers and the Administrative Agent for the performance of such obligations, (iii) the Funding Agent of such Purchaser shall act for the benefit of the members of the related Purchaser Group for all purposes as set forth in this Agreement, and (iv) the Seller, Administrative Agent and the other Purchasers shall continue to deal solely and directly with such Purchaser (or the related Funding Agent) in connection with such Purchaser's rights and obligations under this Agreement.

               (b) Notwithstanding anything contained herein, no participant shall be entitled to any payments under Section 7.02 and 7.03 in excess of any amounts which would be payable to the Purchaser from which such participant acquired its interest herein.

               SECTION 10.03. Replacement of a Purchaser Group. In the event a Conduit Purchaser elects (i) to not fund its Pro Rata Share of a Purchase Price,
(ii) to not fund its portion of the Net Investment by issuing Commercial Paper or (iii) to assign its interest in the Net Investment to its related Committed Purchaser, the Seller shall have the right to replace the related Purchaser Group by requiring each member of such Purchaser Group to assign all of its respective rights and obligations hereunder to the respective corresponding members of a replacement Purchaser Group (which shall include a Conduit Purchaser, Committed Purchaser and Funding Agent) pursuant to an assignment made in accordance with Section 10.01 hereof and the next sentence of this Section 10.03, by giving thirty (30) days' prior written notice to the Administrative Agent and the related Funding Agent specifying the date on which such assignment shall occur; provided, however, that the Conduit Purchaser of such replacement Purchaser Group (i) shall be a special purpose entity which issues promissory notes in the commercial paper market to fund investments in and/or loans secured by receivables and other cash flow assets, (ii) shall appoint a Funding Agent and (iii) is approved by the Administrative


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

Agent and each of the Funding Agents (other than the Funding Agent for such Conduit Purchaser) which such approval shall not be unreasonably withheld. In the event of any replacement of a Purchaser Group pursuant to this Section 10.03, each of the members of such Purchaser Group agrees to assign, pursuant to an Assignment and Assumption Agreement, all of its respective rights and obligations hereunder to the respective corresponding members of the replacement Purchaser Group upon payment by the replacement Purchaser Group to the Funding Agent of such Purchaser Group in immediately available funds of such Purchaser Group's Pro Rata Share of the Net Investment, all accrued and unpaid Yield due to such Purchaser Group and all other amounts then due to such Purchaser Group under the Principal Agreements.

                                   ARTICLE XI
                                  MISCELLANEOUS

               SECTION 11.01. Termination of Agreement; Survival. This Agreement shall terminate on the date following the date set forth in clause (iii) of the definition of Termination Date (as extended pursuant to Section 2.08) upon which all amounts due to the Purchasers, Funding Agents, the Administrative Agent and the other Indemnified Parties under this Agreement and the other Principal Agreements have been paid in full unless terminated earlier in accordance with the terms of this Agreement; provided, however, that (x) the rights and remedies of the Administrative Agent, any Purchaser or any Funding Agent with respect to any representation and warranty made or deemed to be made by the Seller or the Servicer pursuant to this Agreement or other instrument delivered pursuant hereto and (y) the indemnification and payment provisions of Article VII, shall be continuing and shall survive any termination of this Agreement. The provisions of this Section 11.01 shall survive any termination or cancellation of this Agreement.

               SECTION 11.02. Protection of Right, Title and Interest to Purchased Assets.

               (a) The Seller shall cause all financing statements and continuation statements (upon the request of the Administrative Agent) and any other necessary documents covering the Purchasers' right, title and interest to the Mortgage Loans and the other Collateral and its security interest in such Mortgage Loans and other Collateral to be promptly recorded, registered and filed, and at all times to be kept recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect the right, title and interest of the Purchasers hereunder to such Mortgage Loans and other Collateral. The Seller shall deliver to the Administrative Agent a financing statement recording chart containing the filing information with respect to any documents recorded, registered or filed as provided above, as soon as available following such recording, registration or filing. The Seller and the Servicer shall cooperate fully in connection with the obligations set forth above and will execute any and all documents reasonably required to fulfill the intent of this Section 11.02(a).

               (b) The Servicer will give the Administrative Agent prompt written notice of any relocation of any office from which it services the Mortgage Loans purchased hereunder or keeps records concerning such Mortgage Loans or of its principal executive office and whether, as a result of such relocation, the applicable provisions of the relevant UCC would require the filing of any amendment of any previously filed financing or continuation statement or of any new


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financing statement and shall file such financing statements or amendments as may be necessary to continue the perfection of the Purchasers' security interest in the Mortgage Loans and other Collateral and the proceeds thereof. The Servicer will at all times maintain each office from which it services such Mortgage Loans and its principal executive office within the United States of America.

               SECTION 11.03. Waivers; Cumulative Remedies; Amendments.

               (a) No failure to exercise or delay in exercising, on the part of the Administrative Agent, any Funding Agent or any Purchaser, any right, remedy power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege hereunder preclude any other further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided shall be cumulative and nonexclusive of any rights, remedies, powers or privileges provided by law.

               (b) Except as provided below, no amendment or modification of any provision of this Agreement shall be effective without the written agreement of the Seller, the Servicer and the Required Funding Agents and no termination or waiver of any provision of this Agreement or consent to any departure therefrom by the Seller or the Servicer shall be effective without the written concurrence of the Required Funding Agents. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Notwithstanding the foregoing, the written consent of each of the Funding Agents shall be required for any amendment, modification, waiver or release (i) reducing the Net Investment, or any Yield thereon, for any Interest Period, or the amount of any fees payable hereunder or under the terms of the Fee Letter,
(ii) postponing any date for any payment of Net Investment, Yield or fees payable hereunder or under the terms of the Fee Letter, (iii) modifying the provisions of this Section 11.03(b), (iv) amending or waiving the Termination Events set forth in Sections 8.01(a), (b) and (e), (v) except as expressly contemplated in this Agreement, releasing the Purchasers' interest in the Mortgage Loans, (vi) changing any of the following definitions: "Required Funding Agents," "Purchase Price," "Concentration Limits," "Approved Takeout Investor," "Eligible Institution," "Eligible Mortgage Loan," "Fall-Out Rate," or "Completion Fee," and (vii) increasing the Commitment of any Purchaser in its Purchaser Group. A condition precedent to any material amendment or any amendment which requires the consent of each of the Funding Agents as described above shall be the receipt by the applicable Funding Agent of written confirmation from each of Standard & Poor's, Moody's and Fitch that the rating of the Commercial Paper of each Conduit Purchaser which is rated by such rating agency shall not be withdrawn or downgraded as a result of such amendment.

               SECTION 11.04. Governing Law; Submission to Jurisdiction; Integration.

               (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH PARTY HERETO HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK FOR


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PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT
OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING IN THIS SECTION 11.04 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY PURCHASER OR ANY FUNDING AGENT TO BRING ANY ACTION OR PROCEEDING AGAINST THE SELLER, THE SERVICER OR THEIR RESPECTIVE PROPERTY IN THE COURTS OF OTHER JURISDICTIONS.

               (b) EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE AMONG ANY OF THEM ARISING OUT OF, CONNECTED WITH, RELATING TO OR INCIDENTAL TO THE RELATIONSHIP BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR THE OTHER PRINCIPAL AGREEMENTS.

               (c) This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire Agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

               (d) The Seller and the Servicer each hereby appoint Mr. Alan Horn, General Counsel of the Seller and the Servicer, at the address of the Seller and the Servicer set forth on Schedule B as the authorized agent upon whom process may be served in any action arising out of or based upon this Agreement, the other Principal Agreements to which such Person is a party or the transactions contemplated hereby or thereby that may be instituted in the United States District Court for the Southern District of New York and of any New York state court sitting in The City of New York by the Administrative Agent, any Purchasers, any Funding Agent or any assignee of any of them.

               SECTION 11.05. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.

               SECTION 11.06. Headings. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning or interpretation of any provisions hereof.

               SECTION 11.07. Notices. Every demand, notice, and communication under this Agreement shall be in writing (which shall include electronic delivery where contemplated by this Agreement), and shall be deemed to have been duly given, made and received (i) one (1) Business Day after it is delivered against receipt of registered or certified mail or upon actual



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receipt of registered or certified mail, postage prepaid, return receipt requested; (ii) when delivered by courier with appropriate evidence of receipt; or (iii) one (1) Business Day after it is transmitted via facsimile transmission with appropriate evidence of receipt at the addresses of the recipient set forth in Schedule B hereto. Any party may alter the address to which communications are to be sent by giving notice of such change of address in conformity with the provisions of this Section 11.07 for giving notice and by otherwise complying with any applicable terms of this Agreement.

               SECTION 11.08. Successors and Assigns.

               (a) This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither the Seller nor the Servicer may assign any of its rights or delegate any of its duties hereunder or under any of the other Principal Agreements to which it is a party without the prior written consent of the Administrative Agent and Funding Agents. The Administrative Agent and the Funding Agents hereby consent to the Servicer's delegation of the duties set forth on Schedule E. Notwithstanding any delegation by the Servicer, (i) the Servicer shall be and remain primarily liable to the Administrative Agent, the Funding Agents and the Purchasers for the full and prompt performance of all duties and responsibilities of the Servicer hereunder and (ii) the Administrative Agent, the Funding Agents and the Purchasers shall be entitled to deal exclusively with the Servicer in matters relating to the discharge by the Servicer of its duties and responsibilities hereunder.

               (b) Each of the Seller and the Servicer hereby agrees and consents to the assignment by each Conduit Purchaser from time to time of all or any part of its rights under, interest in and title to this Agreement and the Net Investment to any Liquidity Provider or Program Support Provider for such Conduit Purchaser. In addition, each of the Seller and the Servicer hereby consents to the assignment by (i) each Conduit Purchaser of all of its rights under, interest in and title to its Pro Rata Share of the Net Investment to the related Committed Purchaser in the event such Conduit Purchaser determines not to fund any Purchase Price hereunder and (ii) any Conduit Purchaser of all or a portion of its rights under, interest in and title to its Pro Rata Share of the Net Investment to an Eligible Assignee as set forth in Section 10.01(a) hereof.

               SECTION 11.09. Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or rights of the Administrative Agent, Funding Agents and/or Purchasers thereof.

               SECTION 11.10. Further Assurances. The Seller and the Servicer each agrees to do and perform from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by the Administrative Agent or Funding Agents more fully to effect the purposes of this Agreement in a manner consistent with this Agreement, including, without limitation, the execution of any financing statements or continuation


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

statements or other documents or instruments relating to the assets purchased hereunder for filing under the provisions of the UCC or other relevant laws of any applicable jurisdiction.

               SECTION 11.11. Confidentiality.

               (a) The Seller and the Servicer each hereby agrees to maintain the confidentiality of this Agreement, the Fee Letter, the Agent Fee Letter, and all other related documents and drafts thereof in communications with third parties (other than the Seller's and the Servicer's respective employees, accountants, auditors, shareholders or counsel); provided, however, that this Agreement may be disclosed to third parties to the extent such disclosure is (i) required in order to comply with any applicable law, order, regulation or ruling, (ii) required in response to any summons or subpoena or in connection with any litigation, or (iii) related to the structure and tax aspects (as such terms are used in Internal Revenue Code Sections 6011, 6111 and 6112 and the regulations promulgated thereunder) of the transactions contemplated by this Agreement and all other related documents, in the case of this clause (iii), together with all materials of any kind (including opinions or other tax analyses) that are related to such structure and tax aspects.

               (b) The Administrative Agent and each Managing Agent and each Purchaser agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors who have a reason to use such Information in connection with the administration of the Principal Agreements (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and agree to use the Information solely for purposes of such administration),
(ii) to the extent requested by any regulatory authority, (iii) pursuant to any laws, rules, directions, requests, orders or regulations of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law), or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies under the Principal Agreements or any suit, action or proceeding relating to the Principal Agreements or the enforcement of rights under the Principal Agreements, (vi) to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under the Principal Agreements, (vii) to any rating agency, commercial paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to any Conduit Purchaser or any entity organized for the purpose of purchasing, or making loans secured by, financial assets for which any Managing Agent acts as the administrative agent and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, (viii) with the consent of both the Seller and the Servicer or (ix) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section or
(2) becomes available to the Administrative Agent, any Managing Agent or any Purchaser on a non-confidential basis from a source other than the Seller, the Servicer or any of their Affiliates. For the purposes of this Section, "Information" means this Agreement, the Fee Letter, the Agent Fee Letter and all other related documents and drafts thereof, and all information received from any Performance Guarantor, the Seller or the Servicer relating to any of such Persons or their business, other than any such information that is available to the Administrative Agent, any Managing Agent or any Purchaser


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

on a non-confidential basis prior to disclosure by such Performance Guarantor, the Seller or the Servicer.

               SECTION 11.12. Setoff. The Seller and the Servicer each hereby irrevocably and unconditionally waives all right to setoff that it may have under contract (including this Agreement), applicable law or otherwise with respect to any funds or monies of the Purchasers at any time held by or in the possession of the Seller or the Servicer.

               SECTION 11.13. Merger and Integration. Except as specifically stated otherwise herein, this Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and all other prior understandings, written or oral are superseded by this Agreement. This Agreement may not be modified, amended, waived or supplemented except as provided herein.

               SECTION 11.14. Certificates and Opinions of Counsel.

               (a) Any certificate delivered hereunder may be based, insofar as it relates to legal matters, upon an Opinion of Counsel, unless the Person delivering such certificate knows, or in the exercise of reasonable care should know, that such opinion with respect to the matters upon which such certificate may be based as aforesaid is erroneous. Any Opinion of Counsel or certificate delivered hereunder may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of the Servicer, or the Seller, as the case may be, stating that the information with respect to such factual matters is in the possession of the Servicer or the Seller, as the case may be, unless such counsel or the Person delivering such certificate knows, or in the exercise of reasonable care should know, that such certificate, opinion or representations with respect to such matters are erroneous. Any Opinion of Counsel delivered hereunder may contain exceptions and qualifications satisfactory to the Administrative Agent and the Funding Agents.

               (b) Any Opinion of Counsel or certificate delivered hereunder may be based, insofar as it relates to accounting matters, upon a certificate or opinion of or representations by a nationally recognized public accounting firm, unless such counsel or the Person delivering such certificate, as the case may be, knows that the certificate or opinions or representations with respect to the accounting matters upon which the certificate or opinion may be based as aforesaid are erroneous, or in the exercise of reasonable care should know that the same are erroneous.

               (c) Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments hereunder, they may, but need not, be consolidated and form one instrument.

               SECTION 11.15. Non-Petition Covenant. Each party hereto hereby covenants and agrees that so long as any Conduit Purchaser has any outstanding indebtedness for borrowed money and for one year and one day thereafter, neither it nor any Affiliate thereof will file any involuntary petition or otherwise institute against, or join with or knowingly or intentionally encourage or cooperate with, any other Person or entity in instituting against, such Conduit Purchaser, any bankruptcy, reorganization, arrangement, insolvency or liquidation


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proceeding, or other proceeding under any federal or state bankruptcy or similar law. The provisions of this Section 11.15 shall survive the termination of this Agreement

               SECTION 11.16. Limited Recourse.

               (a) Each Conduit Purchaser shall be required to make payment of the amounts required to be paid pursuant hereto only if such Conduit Purchaser has Excess Funds (as defined below). If such Conduit Purchaser does not have Excess Funds, the excess of the amount due hereunder over the amount paid shall not constitute a "Claim" (as defined in Section 101(5) of the Federal Bankruptcy
Code) against such Conduit Purchaser until such time as such Conduit Purchaser has Excess Funds. If such Conduit Purchaser does not have sufficient Excess Funds to make any payment due hereunder, then such Conduit Purchaser may pay a lesser amount and make additional payments that in the aggregate equal the amount of deficiency as soon as possible thereafter. The term "Excess Funds" shall mean the excess of (a) the aggregate projected value of such Conduit Purchaser's assets and other property (including cash and cash equivalents), over (b) the sum of (i) the sum of all scheduled payments of principal, interest and other amounts payable on publicly or privately placed indebtedness of such Conduit Purchaser for borrowed money, plus (ii) the sum of all other liabilities, indebtedness and other obligations of such Conduit Purchaser for borrowed money or owed to any credit or liquidity provider, together with all unpaid interest then accrued thereon, plus (iii) all taxes payable by such Conduit Purchaser to the Internal Revenue Service, plus (iv) all other indebtedness, liabilities and obligations of such Conduit Purchaser then due and payable, but the amount of any liability, indebtedness or obligation of such Conduit Purchaser shall not exceed the projected value of the assets to which recourse for such liability, indebtedness or obligation is limited. Excess Funds shall be calculated once each Business Day.

               (b) No claim may be made by the Seller, the Servicer or any other Person against any Purchaser, any Funding Agent, the Administrative Agent or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each of the Seller and the Servicer hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

               (c) The provisions of this Section 11.16 shall survive the termination of this Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


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


               IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                       AMERICAN HOME MORTGAGE CORP.,
                                       as Seller


                                       By:   /s/ Alan B. Horn
                                           --------------------------------
                                           Name: Alan B. Horn
                                           Title: Executive Vice President,
                                                  General Counsel & Secretary


                                       AMERICAN HOME MORTGAGE SERVICING,
                                       INC.,
                                       as Servicer


                                       By:    /s/ Alan B. Horn
                                           --------------------------------
                                           Name: Alan B. Horn
                                           Title: Executive Vice President,
                                                  General Counsel & Secretary



                                Signature Page to
                    Mortgage Loan Purchase and Sale Agreement

                                       SOCIETE GENERALE, as Administrative Agent


                                       By:    /s/ James F. Ahern
                                          --------------------------------
                                          Name: James F. Ahern
                                          Title: Managing Director

                                       BARTON CAPITAL LLC, as a Conduit
                                       Purchaser and as a Committed Purchaser


                                       By:  /s/ Doris J. Hearn
                                          --------------------------------
                                          Name: Doris J. Hearn
                                          Title: Vice President

                                       SOCIETE GENERALE,
                                       as a Funding Agent


                                       By:   /s/ James F. Ahern
                                          --------------------------------
                                          Name: James F. Ahern
                                          Title: Managing Director









                                Signature Page to
                    Mortgage Loan Purchase and Sale Agreement

                                   SCHEDULE A

                                Purchaser Groups

Conduit               Related               Related                 Purchaser
Purchaser             Funding Agent         Committed Purchaser     Group Limit
---------             -------------         -------------------     -----------
Barton Capital        Societe Generale      Barton Capital          $500,000,000
Corporation                                 Corporation